                                                                     EXHIBIT 2.2

                      IN THE UNITED STATES BANKRUPTCY COURT
                      FOR THE EASTERN DISTRICT OF LOUISIANA

In re:                                     CASE NO. 01-10086
                                           SECTION "A"
JCC HOLDING COMPANY,

                                           Chapter 11 Reorganization

                         Debtor.

                            Jointly Administered with

JAZZ CASINO COMPANY, L.L.C.                CASE NO. 01-10087
JCC CANAL DEVELOPMENT, L.L.C.              CASE NO. 01-10088
JCC FULTON DEVELOPMENT, L.L.C.             CASE NO. 01-10089
JCC DEVELOPMENT COMPANY, L.L.C.            CASE NO. 01-10090

           DEBTORS' JOINT DISCLOSURE STATEMENT AS OF FEBRUARY 8, 2001

                      IN THE UNITED STATES BANKRUPTCY COURT
                      FOR THE EASTERN DISTRICT OF LOUISIANA

In re:                                     CASE NO. 01-10086
                                           SECTION "A"
JCC HOLDING COMPANY,

                                           Chapter 11 Reorganization

                         Debtor.

                            Jointly Administered with

JAZZ CASINO COMPANY, L.L.C.                CASE NO. 01-10087
JCC CANAL DEVELOPMENT, L.L.C.              CASE NO. 01-10088
JCC FULTON DEVELOPMENT, L.L.C.             CASE NO. 01-10089
JCC DEVELOPMENT COMPANY, L.L.C.            CASE NO. 01-10090

           DEBTORS' JOINT DISCLOSURE STATEMENT AS OF FEBRUARY 8, 2001




                                          JENNER & BLOCK, LLC
                                          One IBM Plaza
                                          Chicago, Illinois  0611
                                          Telephone:(312) 222-9350
                                          Facsimile: (312) 840-7353

                                          HELLER, DRAPER, HAYDEN, PATRICK
                                          & HORN, L.L.C.
                                          650 Poydras Street, Suite 2500
                                          New Orleans, Louisiana  70130
                                          Telephone: (504) 568-1888
                                          Facsimile:  (504) 522-0949

                                          Attorneys for the Debtors

                                TABLE OF CONTENTS

I.    INTRODUCTION AND SUMMARY ........................................... 1

      A.    Classification of Claims ..................................... 3
      B.    Voting Procedure ............................................ 19
      C.    Disclaimers and Endorsements ................................ 22

II.   GENERAL INFORMATION ............................................... 22

      A.    Description of the Casino ................................... 22
      B.    Harrah's Jazz Company ....................................... 23
      C.    HJC Plan .................................................... 24
      D.    JCC Development ............................................. 27
      E.    JCC Canal ................................................... 28
      F.    JCC Fulton .................................................. 29
      G.    Description of the Manager and Management Agreement ......... 29
      H.    Material Contracts .......................................... 31
                1.      Casino Operating Contract ....................... 31
                2.      RDC Lease ....................................... 32
                3.      General Development Agreement ................... 33
                4.      Completion Guarantees ........................... 34
                5.      Completion Loan Agreement ....................... 34
                6.      Slot Lease ...................................... 35
                7.      Title Insurance ................................. 35
                8.      Audubon Contract ................................ 35
                9.      Other Leases .................................... 35
      I.    Employees and Employee Benefits ............................. 36
                1.      Jazz Casino 401(k) Plan ......................... 36
                2.      Long-Term Incentive Plan ........................ 36
                3.      Non-Employee Director Stock Option Plan ......... 37
                4.      Deferred Compensation Plans ..................... 37
                5.      Other Employee Benefits ......................... 37
      J.    Regulation .................................................. 38

III.  RESULTS OF OPERATIONS AND POST-OPENING EVENTS ..................... 43

      A.    Casino Construction ......................................... 43
      B.    Casino Operating Results .................................... 44
      C.    Liquidity, Deferrals and Forbearance Agreements ............. 45
                1.      General.......................................... 45
                2.      Forbearance Agreement............................ 46
                3.      Modifications to Bank Credit Agreement........... 46
                4.      Capital Expenditures ............................ 48
      D.    Post-Opening Events ......................................... 48

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
                1.  Retention of Financial Consultants .................................... 48
                2.  Creation of Casino Tax Advisory Committee ............................. 48
                3.  JCC and Jefferies Report to the Casino Committee  ..................... 49
                4.  Trading of JCC Holding Stock Halted ................................... 49
                5.  Casino Committee's Report to the Mayor ................................ 49

IV.   EVENTS DURING THE CHAPTER 11 CASES .................................................. 50

      A.    Filing of the Chapter 11 Petitions ............................................ 50
      B.    Retention of Professionals by the Debtors ..................................... 50
      C.    Appointment of the Noteholders Committee ...................................... 51
      D.    Debtor In Possession Financing and Use of Cash Collateral ..................... 53
      E.    Debtors' Exclusive Right to File Plan(s) ...................................... 54
      F.    Bar Date ...................................................................... 54
      G.    Initial Bankruptcy Court Orders ............................................... 54
      H.    Extensions of Time to Assume or Reject Leases ................................. 54
      I.    Schedules and Statements ...................................................... 55
      J.    Negotiations With Parties in Interest ......................................... 55

V.       THE PLAN OF REORGANIZATION ....................................................... 56

      A.    Classification and Treatment of Claims and Equity Interests ................... 56
                1.  Administrative Expense Claims ......................................... 56
                2.  Priority Tax Claims ................................................... 57
                3.  Class A1 - Other Priority Claims Against Jazz Casino
                    (Unimpaired) .......................................................... 57
                4.  Class A2 - Other Secured Claims Against Jazz Casino
                    (Impaired) ............................................................ 57
                5.  Class A3 - HET Minimum Payment Guarantee Claim
                    Against Jazz Casino (Impaired) ........................................ 58
                6.  Class A4 - Tranche A-1 and Tranche A-3 Term Loan
                    Claims (Impaired) ..................................................... 58
                7.  Class A5 - Tranche A-2 Term Loan Claims Against Jazz
                    Casino (Impaired)  .................................................... 58
                8.  Class A6 - Revolving Loan Claims Against Jazz Casino
                    (Impaired) ............................................................ 59
                9.  Class A7 - Tranche B-1 Term Loan Claims Against Jazz
                    Casino (Impaired)  .................................................... 59
                10. Class A8 - Tranche B-2 Term Loan and Slot Lease Claims
                    Against Jazz Casino (Impaired) ........................................ 59
                11. Class A9 - Senior Subordinated Noteholder Claims Against
                    Jazz Casino (Impaired)  ............................................... 60
                12. Class A10 - Unsecured Casino OperationRelated Claims
                    Against Jazz Casino (Unimpaired) ...................................... 60
                13. Class A11 - Extinguished HET Claims (Impaired) ........................ 61


                14. Class A12 - Other Unsecured Claims (Impaired) ......................... 61
                15. Class A13 - Subordinated Claims Against Jazz Casino
                    (Impaired) ............................................................ 61
                16. Class A14 - Contingent Note Claims (Impaired) ......................... 62
                17. Class A15 - Subsidiary Equity Interests ............................... 62
                18. Class B1 - Other Priority Claims Against JCC Holding
                    (Impaired) ............................................................ 62
                19. Class B2 - Other Secured Claims Against JCC Holding
                    (Impaired) ............................................................ 62
                20. Class B3 - HET Minimum Payment Guarantee Claim
                    Against JCC Holding (Impaired) ........................................ 63
                21. Class B4 - Tranche A-1 and Tranche A-3 Term Loan
                    Claims Against JCC Holding (Impaired) ................................. 63
                22. Class B5 - Tranche A-2 Term Loan Claims Against JCC
                    Holding (Impaired)  ................................................... 63
                23. Class B6 - Revolving Loan Claim Against JCC Holding
                    (Impaired)  ........................................................... 63
                24. Class B7 - Tranche B-1 Term Loan Claims Against JCC
                    Holding (Impaired)  ................................................... 63
                25. Class B8 - Tranche B-2 Term Loan and Slot Lease Claims
                    Against JCC Holding (Impaired) ........................................ 64
                26. Class B9 - Senior Subordinated Note Claims Against JCC
                    Holding (Impaired)  ................................................... 64
                27. Class B10 - Contingent Note Claims Against JCC Holding
                    (Impaired) ............................................................ 64
                28. Class B11 - Unsecured Claims Against JCC Holding
                    (Impaired) ............................................................ 64
                29. Class B12 - Subordinated Claims Against JCC Holding
                    (Impaired) ............................................................ 65
                30. Class B13 - JCC Holding Equity Interests (Impaired) ..................  65
                31. Class C1 - Other Priority Claims Against JCC Canal
                    (Impaired) ...........................................................  65
                32. Class C2 - Other Secured Claims Against JCC Canal
                    (Impaired) ...........................................................  65
                33. Class C3 - HET Minimum Payment Guarantee Claim Against
                    JCC Canal (Impaired) .................................................  66
                34. Class C4 - Tranche A-1 and Tranche A-3 Term Loan Claims
                    Against JCC Canal (Impaired) .........................................  66
                35. Class C5 - Tranche A-2 Term Loan Claims Against
                    JCC Canal (Impaired) .................................................  66
                36. Class C6 - Revolving Loan Claim Against JCC Canal
                    (Impaired) ...........................................................  66
                37. Class C7 - Tranche B-1 Term Loan Claims Against JCC Canal
                    (Impaired) ...........................................................  67
                38. Class C8 - Tranche B-2 Term Loan and Slot Lease Claims


                     Against JCC Canal (Impaired) ......................................... 67
                39.  Class C9 - Senior Subordinated Note Claims Against
                     JCC Canal (Impaired) ................................................. 67
                40.  Class C10 - Contingent Note Claims Against JCC Canal
                     (Impaired) ........................................................... 67
                41.  Class C11 - Unsecured Claims Against JCC Canal  (Impaired) ........... 67
                42.  Class C12 - Subordinated Claims Against JCC Canal (Impaired) ......... 68
                43.  Class D1 - Other Priority Claims Against JCC Development
                     (Impaired) ........................................................... 68
                44.  Class D2 - Other Secured Claims Against JCC Development
                     (Impaired) ........................................................... 68
                45.  Class D3 - HET Minimum Payment Guarantee Claim Against
                     JCC Development (Impaired) ........................................... 69
                46.  Class D4 - Tranche A-1 and Tranche A-3 Term Loan Claims
                     Against JCC Development (Impaired) ................................... 69
                47.  Class D5 - Tranche A-2 Term Loan Claims Against
                     JCC Development (Impaired) ........................................... 69
                48.  Class D6 - Revolving Loan Claim Against JCC
                     Development (Impaired) ............................................... 69
                49.  Class D7 - Tranche B-1 Term Loan Claims Against JCC
                     Development (Impaired) ............................................... 69
                50.  Class D8 - Tranche B-2 Term Loan and Slot Lease Claims
                     Against JCC Development (Impaired) ................................... 70
                51.  Class D9 - Senior Subordinated Note Claims Against JCC
                     Development  (Impaired) .............................................. 70
                52.  Class D10 - Contingent Note Claims Against JCC
                     Development (Impaired) ............................................... 70
                53.  Class D11 - Unsecured Claims Against JCC Development
                     (Impaired) ........................................................... 70
                54.  Class D12 - Subordinated Claims Against JCC Development
                     (Impaired) ........................................................... 71
                55.  Class E1 - Other Priority Claims Against JCC Fulton
                     (Impaired) ........................................................... 71
                56.  Class E2 - Other Secured Claims Against JCC Fulton
                     (Impaired) ........................................................... 71
                57.  Class E3 - HET Minimum Payment Guarantee Claim Against
                     JCC Fulton (Impaired) ................................................ 72
                58.  Class E4 - Tranche A-1 and Tranche A-3 Term Loan Claims
                     Against JCC Fulton (Impaired) ........................................ 72
                59.  Class E5 - Tranche A-2 Term Loan Claims Against JCC Fulton
                     (Impaired) ........................................................... 72
                60.  Class E6 - Revolving Loan Claim Against JCC Fulton
                     (Impaired) ........................................................... 72
                61.  Class E7 - Tranche B-1 Term Loan Claims Against JCC Fulton
                     (Impaired) ........................................................... 72

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

            62.  Class E8 - Tranche B-2 Term Loan and Slot Lease Claims
                 Against  JCC Fulton (Impaired) ................................ 73
            63.  Class E9 - Senior Subordinated Note Claims Against JCC
                 Fulton (Impaired) ............................................. 73
            64.  Class E10 - Contingent Note Claims Against JCC Fulton
                 (Impaired) .................................................... 73
            65.  Class E11 - Unsecured Claims Against JCC Fulton (Impaired) .... 73
            66.  Class E12 - Subordinated Claims Against JCC Fulton
                 (Impaired) .................................................... 73
      B.    Extinguishment of Subordination Rights.............................. 74
      C.    Settlement of Certain Claims ....................................... 74
      D.    Executory Contracts and Unexpired Leases  .......................... 75
      E.    Insurance .......................................................... 75

VI.   MEANS FOR IMPLEMENTATION AND EXECUTION OF THE PLAN ....................... 76
      A.    General Implementation Matters ..................................... 76
            1.   Effective Date Transactions ................................... 76
                 (i)     Cash Distributions .................................... 76
                 (ii)    New Common Stock ...................................... 76
                 (iii)   Distribution to Creditors ............................. 76
                 (iv)    Cancellation of Indentures, Notes and Debentures ...... 76
                 (v)     Cancellation of Bank Credit Agreement ................. 76
                 (vi)    Cancellation of Intercreditor Agreement ............... 77
                 (vii)   Cancellation of Equity Interests ...................... 77
                 (viii)  Amended Agreements .................................... 77
      B.    Corporate Governance ............................................... 77
            1.   Amended Charter and Bylaws .................................... 77
            2.   Registration and Listing of New Common Stock .................. 77
      C.    Plan Documents ..................................................... 77
      D.    Distributions ...................................................... 78
            1.   Distributions Generally ....................................... 78
            2.   Services of Senior Subordinated Note Indenture Trustee ........ 78
            3.   Distributions to be Made to Noteholders as of Effective Date .. 78
            4.   Cancellation and Surrender of Existing Securities and
                 Agreements .................................................... 78
            5.   Distributions of Cash ......................................... 78
            6.   Timing of Distributions ....................................... 79
            7.   Hart-Scott-Rodino Compliance .................................. 79
            8.   Minimum Distributions; No Duplicative Distributions;
                 No Interest ................................................... 79
            9.   Fractional Distributions ...................................... 79
            10.  Delivery of Distributions ..................................... 79
            11.  Fees and Expenses of Disbursing Agents ........................ 80
            12.  Time Bar to Cash Payments ..................................... 80
      E.    Procedure for Resolving Disputed Claims ............................ 80

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

            1.   Objection Deadline ............................................ 80
            2.   Authority to Oppose Claims .................................... 80
            3.   No Distributions Pending Allowance ............................ 80
            4.   Determination by Bankruptcy Court ............................. 80
            5.   Treatment of Disputed Claims .................................. 81
      F.    Effect of Confirmation of Plan  .................................... 81
            1.   Revesting of Assets ........................................... 81
            2.   Discharge of Debtors .......................................... 81
            3.   Exculpations .................................................. 82
      G.    Conditions Precedent to Confirmation and Effective Date ............ 82
            1.   Effective Date ................................................ 82
            2.   Condition Precedent to Confirmation of the Plan ............... 82
            3.   Conditions Precedent to Effective Date ........................ 83
            4.   Waiver of Conditions .......................................... 84
            5.   Effect of Failure of Conditions ............................... 84
            6.   Status of Satisfaction of Conditions .......................... 84
      H.    Miscellaneous Provisions ........................................... 84
            1.   Retention of Jurisdiction ..................................... 84
            2.   Exemption from Transfer Taxes ................................. 84
            3.   Post-Confirmation Date Fees and Expenses of Professional
                 Persons ....................................................... 84
            4.   Noteholders Committee ......................................... 85
            5.   Payment of Statutory Fees ..................................... 85
            6.   Amendment or Modification of the Plan; Severability ........... 85
            7.   Revocation or Withdrawal of the Plan .......................... 85

VII.  CONFIRMATION AND CONSUMMATION PROCEDURE .................................. 85

      A.    Solicitation of Votes .............................................. 85
      B.    The Confirmation Hearing ........................................... 86
      C.    Confirmation ....................................................... 88
            1.   Unfair Discrimination and Fair and Equitable Tests ............ 88
            2.   Feasibility ................................................... 89
            3.   Best Interests Test ........................................... 90
      D.    Consummation ....................................................... 91
            1.   New Revolving Credit Facility ................................. 91
            2.   Second Amended and Renegotiated Casino Operating Contract ..... 92
            3.   New HET/JCC Agreement  ........................................ 93
            4.   Amended Management Agreement .................................. 93
            5.   Amended RDC Lease ............................................. 95
            6.   New Notes ..................................................... 95
            7.   Board of Directors and Management ............................. 95
      E.    Identity, Affiliations, and Nature of Certain Compensation ......... 96

VIII. RISK DISCLOSURES ......................................................... 97

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

      A.    Overall Risks to Recovery by Holders of Claims ...................................... 97
      B.    Uncertainty Regarding State and City Approvals ...................................... 98
      C.    The Political Environment in Louisiana Could Adversely Affect the  Debtors'
            Ability to Operate the Casino or Develop their Other Properties...................... 98
      D.    Gaming Laws and Regulations Could Adversely Affect the Casino's Operations.98
      E.    Conflicts of Interest............................................................... 100
      F.    Financial Forecast.................................................................. 100
      G.    The Casino is Subject to Limits on Providing Lodging,  Food Services,
            Entertainment and Retail Operations That Could Impact Its Ability to Operate
            Profitably.......................................................................... 101
      H.    Competition......................................................................... 101
            1.   Mississippi ................................................................... 101
            2.   Louisiana ..................................................................... 102
            3.   National and International Competition ........................................ 102
            4.   Other Venues .................................................................. 103
            5.   Other Forms of Legal Wagering ................................................. 103
      I.    Repurchase of Securities Relating to Gaming Matters ................................ 103
      J.    Absence of Public Trading Market ................................................... 104
      K.    Uncertainty Regarding Objections to Claims  ........................................ 104
      L.    Dockside Riverboat and Land-Based Gaming ........................................... 104
      M.    The Debtors' Operations Depend on Gaming Operations in a
            Single Market ...................................................................... 105
      N.    The Debtors May Not be Able to Develop Certain of their Properties ................. 106
      O.    Jazz Casino May Not be Able to Satisfy Certain of Its Obligations if
            the Casino is Subject to Additional Taxes .......................................... 106
      P.    Jazz Casino May Not be Able to Comply with Minority Hiring Requirements and Could be Liable for Damage Awards From Potential Lawsuits
            Related to these Requirements ..................................................... 107

IX.   CERTAIN FEDERAL INCOME TAX CONSEQUENCES ................................................. 108

      A.    Tax Consequences to the Debtors ................................................... 108
            1.   Cancellation of Indebtedness ................................................. 108
            2.   Section 382 Limitation ....................................................... 108
            3.   COD Rules Applied to Plan .................................................... 109
            4.   Section 382 Limitation Applied to the Plan ................................... 109
      B.    Tax Consequences to Certain Holders of Claims and Interests ....................... 110
            1.   Holders of Old Common Stock .................................................. 110
            2.   Holders of Contingent Notes .................................................. 110
            3.   Holders of Senior Subordinated Notes  ........................................ 110
      C.    Information Reporting and Backup Withholding ...................................... 111

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

X.    ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN ............................... 111

XI.   CONCLUSION AND RECOMMENDATION ........................................................... 112

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


I.       INTRODUCTION AND SUMMARY

         THE DESCRIPTION OF THE PLAN SET FORTH BELOW CONSTITUTES A SUMMARY ONLY. CREDITORS, HOLDERS OF EQUITY INTERESTS AND OTHER PARTIES IN INTEREST ARE URGED TO REVIEW THE MORE DETAILED DESCRIPTION OF THE PLAN CONTAINED IN THE BALANCE OF THIS DISCLOSURE STATEMENT, AS WELL AS THE PLAN ITSELF.

         JCC Holding Company, a Delaware corporation and debtor in possession ("JCC Holding"), Jazz Casino Company, L.L.C., a Louisiana limited liability company and debtor in possession ("Jazz Casino"), JCC Canal Development, L.L.C., a Louisiana limited liability company and debtor in possession ("JCC Canal"), JCC Fulton Development, L.L.C., a Louisiana limited liability company and debtor in possession ("JCC Fulton"), and JCC Development Company, L.L.C., a Louisiana limited liability company and debtor in possession ("JCC Development" and, together with JCC Holding, Jazz Casino, JCC Canal and JCC Fulton, the "Debtors"), submit this Joint Disclosure Statement (the "Disclosure Statement") pursuant to Section 1125 of title 11 of the United States Code (the "Bankruptcy Code") to holders of Claims against and Equity Interests in the Debtors. The Disclosure Statement is submitted in connection with (i) the solicitation of acceptances or rejections of the Debtors' Joint Plan of Reorganization as of February 8, 2001 (the "Plan") filed by the Debtors with the United States Bankruptcy Court for the Eastern District of Louisiana (the "Bankruptcy Court") and (ii) the hearing to consider approval of the Plan (the "Confirmation Hearing") scheduled for the date set forth in the accompanying notice. A copy of the Plan accompanies this Disclosure Statement. Unless otherwise defined herein, all capitalized terms contained herein have the meanings ascribed to them in the Plan.

         The primary purposes of the Plan are to:

         o provide for the continued operation of a first-class gaming facility with substantial revenue-generating potential, and thereby provide jobs and income for the people of the City of New Orleans ("City") and the State of Louisiana ("State");

         o restructure the Debtors' capital structure based upon the revised annual minimum payments proposed to be made to the Louisiana Gaming Control Board ("LGCB") pursuant to an amendment to the Amended and Renegotiated Casino Operating Contract dated as of October 30, 1998 (as so amended as contemplated under the Plan, the "Second Amended and Renegotiated Casino Operating Contract"), and to provide a minimum payment guarantee of those payments; and

         o de-leverage the Debtors by converting a significant portion of their secured debt into New Common Stock, thereby enhancing the viability of the Debtors in both the short and long term.

         The Plan contemplates that the State will fix Jazz Casino's annual minimum payment obligations to the LGCB at $50 million commencing April 1, 2001, and $60 million each year thereafter. It also contemplates that Harrah's Entertainment, Inc. ("HET") and Harrah's Operating Company, Inc. ("HOCI") will provide a new minimum payment guaranty to the LGCB (the "New Minimum Payment Guaranty"), which guarantee will secure Jazz Casino's annual minimum payment obligation to the LGCB pursuant to a new HET/JCC Agreement among HET, HOCI and JCC (the "New HET/JCC Agreement"). In exchange for providing a New Minimum Payment Guaranty, HET and HOCI (and any substitute guarantor) will receive from Jazz Casino an annual guarantee fee. The obligations under the New HET/JCC Agreement will be secured by, among other things, a first lien on substantially all the assets of the Debtors (except the Second Amended and Renegotiated Casino Operating Contract and the Gross Revenue Share Payments). The Plan further also contemplates a reduction of at least $5 million in the amounts required to be paid under Jazz Casino's agreements with the City and RDC.

         Upon consummation of the Plan, the outstanding Common Stock of JCC Holding will consist of 12,386,200 shares of new common stock ("New Common Stock"). Under the Plan, in consideration of, among other things, HET's consent to the cancellation and extinguishment of all claims against the Debtors arising under the Revolving Credit Facility, the Tranche A-2 Term Loan, the Tranche B-2 Term Loan, the Slot Lease, the HET Junior Subordinated Credit Facility, the Completion Loan Guarantee, and the JCC Development Loan, it and its affiliates' agreement to waive all claims relating to existing defaults under the Management Agreement, the Administrative Services Agreement, the Forbearance Agreement, the Warrant Agreement, and any other pre-petition Claims against the Debtors, and HOCI's agreement to contribute the Slot Machines to JCC Holding, HET will receive 6,069,238 shares (49%) of the New Common Stock of JCC Holding; holders of Claims arising under the Tranche B-1 of the Bank Credit Facilities will receive 1,734,068 shares (14%) of the New Common Stock of JCC Holding; and holders of Claims arising under the Senior Subordinated Notes will receive 4,582,894 shares (37%) of the New Common Stock of JCC Holding.

         In addition, Jazz Casino will issue term notes (the "New Notes") in the aggregate amount of $124.5 million, which will mature 7 years from their issuance and bear interest at The London Interbank Offered Rate ("LIBOR") plus 275 basis points. The holders of Claims arising under Tranches A-1, A-3 and B-1 of the Bank Credit Facilities will receive $54.94 million in New Notes; HET and its affiliates, as holders of Claims arising under the HET/JCC Agreement, Tranche A-2 of the Bank Credit Facilities, the Revolving Credit Facility, and Tranche B-2 of the Bank Credit Facilities, will receive $51.64 million in New Notes; and holder of Claims arising under the Senior Subordinated Notes will receive $17.94 million in New Notes.

         Under the Plan, all holders of Casino Operation-Related Unsecured Claims (as described below) will be paid, in cash, the full amount of their Claims.

         Jazz Casino will have up to $35 million available for working capital purposes under a new revolving line of credit (the "New Revolving Credit Facility"), to be provided by HET or a third party lender. The obligations under the New Revolving Credit Facility will be secured by substantially all of the Debtors' assets (except the Second Amended and Renegotiated Casino Operating Contract, the Casino's bankroll and the Gross Revenue Share Payments). The New

Revolving Credit Facility will be secured on a second lien priority basis, junior only to a lien securing certain obligations of Jazz Casino under the New HET/JCC Agreement pursuant to which HET will agree to provide a Minimum Payment Guarantee. The New Notes will be secured by junior liens on the same assets.

                  Harrah's New Orleans Management Company ("Manager") will continue to manage the Casino pursuant to an amended management agreement (the "Amended Management Agreement"). Under the Amended Management Agreement, Jazz Casino will have the right to terminate the Amended Management Agreement if the Casino fails to achieve Adjusted EBITDAM (explained below) of not less than 85% for 2001, 84% for 2002, and 83% for 2003 and thereafter, of the Adjusted EBITDAM forecast by the Manager. The amount of the management fee currently paid to Manager will be adjusted under the Amended Management Agreement, and certain fees now charged to the Casino by the Manager and its affiliates will be eliminated.

                  Creditors should review the remainder of this Disclosure Statement and the Plan for a more detailed overview of the transactions contemplated by the Plan.

         A.       Classification of Claims.

                  In accordance with the provisions of the Bankruptcy Code, Claims against, and Equity Interests in, the Debtors are divided into classes in the Plan. The classification of Claims and Equity Interests and their treatment under the Plan may be summarized as follows:



              CLASS DESCRIPTION                   TREATMENT UNDER THE PLAN
              -----------------                   ------------------------
ADMINISTRATIVE CLAIMS (UNCLASSIFIED)              Each holder of an Allowed Administrative
                                                  Expense Claim against a Debtor will receive
Costs of the bankruptcy proceedings and           (i) the amount of such holder's Allowed Claim
expenses of operating the Debtors' businesses     in cash on, or as soon as practicable after,
as specified in Section 503(b) of the             the later of the Effective Date and the day
Bankruptcy Code.                                  on which such Claim becomes an Allowed Claim
                                                  (but in no event later than the tenth
                                                  Business Day after the later of those two
                                                  dates), or (ii) such other treatment as may
                                                  be agreed upon in writing by the applicable
                                                  Debtor and such holder; provided, however,
                                                  that an Administrative Expense Claim
                                                  representing a liability incurred in the
                                                  ordinary course of business of a Debtor may
                                                  be paid in the ordinary course of business by
                                                  such Debtor, and provided further, that the
                                                  payment of an Allowed Administrative Expense
                                                  Claim representing a right to payment under
                                                  Sections 365(b)(l)(A), 365(b)(l)(B), or
                                                  Section 365(d)(3) of the Bankruptcy Code may
                                                  be made in one or more cash payments over a
                                                  period of time as is determined to be
                                                  appropriate by the Bankruptcy Court.


              CLASS DESCRIPTION                              TREATMENT UNDER THE PLAN
              -----------------                              ------------------------
PRIORITY TAX CLAIMS (Unclassified)                Except to the extent that the holder of an
                                                  Allowed Priority Tax Claim agrees to a
Allowed Claims entitled to priority under         different treatment, each holder of an
Sections 502(i) and 507(a)(8) of the              Allowed Priority Tax Claim, at the sole
Bankruptcy Code.                                  option of the applicable Debtor, will receive
                                                  (i) cash in an amount equal to such Allowed
                                                  Priority Tax Claim on the later of the
                                                  Effective Date and the date such Priority Tax
                                                  Claim becomes an Allowed Priority Tax Claim,
                                                  or as soon thereafter as is practicable, or
                                                  (ii) equal quarterly cash payments in an
                                                  aggregate amount equal to such Allowed
                                                  Priority Tax Claim, together with interest at
                                                  a fixed annual rate to be determined by the
                                                  Bankruptcy Court or otherwise agreed to by
                                                  the applicable Debtor and such holder, over a
                                                  period through the sixth anniversary of the
                                                  date of assessment of such Allowed Priority
                                                  Tax Claim, or upon such other terms
                                                  determined by the Bankruptcy Court to provide
                                                  the holder of such Allowed Priority Tax Claim
                                                  deferred cash payments having a value, as of
                                                  the Effective Date, equal to the amount of
                                                  such Allowed Priority Tax Claim.


CLASS A1: OTHER PRIORITY CLAIMS                   Impaired: Each holder of an Allowed Class A1
                                                  Claim will receive cash in an amount equal to
Class A1 consists of all Allowed Other            such Allowed Claim on the later of the
Priority Claims against Jazz Casino.              Effective Date and the date such Claim
                                                  becomes an Allowed Claim, or as soon as
                                                  practicable thereafter.


              CLASS DESCRIPTION                              TREATMENT UNDER THE PLAN
              -----------------                              ------------------------
CLASS A2: OTHER SECURED CLAIMS AGAINST JAZZ       Impaired: Notwithstanding any contractual
CASINO                                            provision or applicable law that entitles the
                                                  holder of an Allowed Claim in Class A2 to
Class A2 consists of all Allowed Secured          demand or receive payment of such Claim prior
Claims against Jazz Casino other than the         to the stated maturity of such Claim from and
Secured Claims specified in Classes A3            after the occurrence of a default, and except
through A9, A11 and A13 through A14.              as provided in the immediately following two
                                                  sentences, each Allowed Class A2 Claim will
                                                  be reinstated and rendered unimpaired in
                                                  accordance with Section 1124(2) of the
                                                  Bankruptcy Code. Jazz Casino may, in its
                                                  discretion, assign, abandon or surrender any
                                                  property securing any Secured Claim in Class
                                                  A2 to the holder of such Secured Claim, which
                                                  will result in impaired treatment under the
                                                  Bankruptcy Code. The Court will determine the
                                                  value of any such property so assigned,
                                                  abandoned or surrendered, and any deficiency
                                                  claim resulting therefrom will be treated as
                                                  a Class A10 or A12 Claim, as applicable.


CLASS A3: HET MINIMUM PAYMENT GUARANTEE CLAIM     Impaired: The holder of the Allowed Class A3
AGAINST JAZZ CASINO                               Claim shall receive (i) New Notes in the
                                                  principal amount of $49,707.79 and 5,032.47
Class A3 consists of all claims of HET and        shares of New Common Stock for each $100,000
its affiliates arising under the HET/JCC          of its Allowed Class A3 Claim up to $61.6
Agreement.                                        million, and (ii) cash in an amount equal to
                                                  its Allowed Class A3 Claim in excess of $61.6
                                                  million. The foregoing distribution is deemed
                                                  to include all distributions to which the
                                                  holder of a Class A3 Claim would be entitled
                                                  to receive on account of its Class A3 Claim
                                                  under any other Class of Claims specified in
                                                  the Plan.


CLASS A4: TRANCHE A-1 AND A-3 CLAIMS AGAINST      Impaired: The holders of Class A4 Claims
JAZZ CASINO                                       shall receive (i) New Notes in the principal
                                                  amount of $41,880,000 and (ii) cash in an
Class A4 consists of all Allowed Claims           amount equal to attorneys' fees and other
arising under Tranche A-1 and A-3 of the Bank     out-of-pocket expenses payable under the Bank
Credit Facilities.                                Credit Agreement, including Section 16.01
                                                  thereof (to be distributed to the respective
                                                  holders of such Claims). The foregoing
                                                  distribution is deemed to include all
                                                  distributions to which a holder of a Class A4
                                                  Claim would be entitled to receive on account
                                                  of its Class A4 Claim under any other Class
                                                  of Claims specified in the Plan.




              CLASS DESCRIPTION                              TREATMENT UNDER THE PLAN
              -----------------                              ------------------------
CLASS A5: TRANCHE A-2 CLAIMS AGAINST              Impaired: The holder of the Class A5 Claim
JAZZ CASINO                                       shall receive New Notes in the principal
                                                  amount of $21,020,000 in satisfaction of all
Class A5 consists of all Allowed Claims           Class A5 Claims. The foregoing distribution
arising under Tranche A-2 of the Bank Credit      is deemed to include all distributions to
Facilities.                                       which the holder of the Class A5 Claim would
                                                  be entitled to receive on account of its
                                                  Class A5 Claim under any other Class of
                                                  Claims specified in the Plan.


CLASS A6: REVOLVING LOAN CLAIMS AGAINST JAZZ      Impaired: The holder of the Class A6 Claim
CASINO                                            shall receive 2,500,000 shares of New Common
                                                  Stock in satisfaction of all Revolving Loan
Class A6 consists of all Allowed Claims           Claims. The foregoing distribution is deemed
arising under the Revolving Credit Facility.      to include all distributions to which a
                                                  holder of a Class A6 Claim would be entitled
                                                  to receive on account of any Revolving Loan
                                                  Claims under any other Class of Claims
                                                  specified in the Plan.


CLASS A7: TRANCHE B-1 TERM LOAN CLAIMS            Impaired: Holders of Class A7 Claims shall
AGAINST JAZZ CASINO                               receive (i) New Notes in the principal amount
                                                  of $13,060,000 and (ii) 1,734,068 shares of
Class A7 consists of all Allowed Claims           New Common Stock. The foregoing distribution
arising under Tranche B-1 of the Bank Credit      is deemed to include all distributions to
Facilities.                                       which a holder of a Class A7 Claim would be
                                                  entitled to receive on account of its Class
                                                  A7 Claim under any other Class of Claims
                                                  specified in the Plan.


CLASS A8: TRANCHE B-2 TERM LOAN AND SLOT          Impaired: The holders of Class A8 Claims
LEASE CLAIMS AGAINST JAZZ CASINO                  shall receive 469,238 shares of New Common
                                                  Stock in satisfaction of all Slot Lease
Class A8 consists of all Tranche B-2 Term         Claims and nothing on account of the Tranche
Loan and Slot Lease Claims.                       B-2 Claims. The foregoing distribution is
                                                  deemed to include all distributions to which
                                                  a holder of Class A8 Claims would be entitled
                                                  to receive on account of its Class A8 Claims
                                                  under any other Class of Claims specified in
                                                  the Plan.


CLASS A9: SENIOR SUBORDINATED NOTE CLAIMS         Impaired: Each record holder of an Allowed
AGAINST JAZZ CASINO                               Class A9 Claim will receive (i) New Notes in
                                                  the principal amount of $84.90 and (ii)
Class A9 consists of all Allowed Claims of        21.6885 shares of New Common Stock for each
holders of Jazz Casino Senior Subordinated        $1,000 of principal amount of Senior
Notes with Contingent Payments due 2009.          Subordinated Notes held by such holder on the
                                                  Effective Date. The foregoing distribution is
                                                  deemed to include all distributions to which
                                                  a holder of a Class A9 Claim would be
                                                  entitled to receive on account of its Class
                                                  A9 Claim under any other Class of Claims
                                                  specified in the Plan.



           CLASS DESCRIPTION                            TREATMENT UNDER THE PLAN
           -----------------                            ------------------------
CLASS A10: UNSECURED CASINO                     Unimpaired: Notwithstanding any contractual
OPERATION-RELATED CLAIMS AGAINST JAZZ           provision or applicable law that entitles the
CASINO                                          holder of an Allowed Claim in Class A10 to
                                                demand or receive payment of such Claim prior
                                                to the stated maturity of such Claim from and
Class A10 consists of all Allowed Casino        after the occurrence of a default, each
Operation-Related Unsecured Claims (as          Allowed Class A10 Claim will be reinstated
described herein).                              and paid cash in an amount equal to the
                                                Allowed amount of such Claim, plus such
                                                additional amounts (if any) as are necessary
                                                to render such Claim unimpaired.


CLASS A11: EXTINGUISHED HET CLAIMS              Impaired: Holders of Extinguished HET Claims
                                                will not receive any distributions on account
Class A11 consists of all Extinguished          of such Claims. On the Effective Date, all
HET Claims against any of the Debtors.          Extinguished HET Claims will be canceled and
                                                discharged. Each holder of a Class A11 Claim
                                                is conclusively presumed to have rejected the
                                                Plan as a holder of a Class A11 Claim and is
                                                not entitled to vote to accept or reject the
                                                Plan.

CLASS A12: OTHER UNSECURED CLAIMS               Impaired: Holders of Other Unsecured Claims
AGAINST JAZZ CASINO                             will not receive any distributions on account
                                                of such Claims. On the Effective Date, all
Class A12 consists of all Unsecured             Other Unsecured Claims will be canceled and
Claims against Jazz Casino other than           discharged. Each holder of a Class A12 Claim
Class A10 Unsecured Casino                      is conclusively presumed to have rejected the
Operation-Related Claims.                       Plan as a holder of a Class A12 Claim and is
                                                not entitled to vote to accept or reject the
                                                Plan.


CLASS A13: SUBORDINATED CLAIMS AGAINST          Impaired: Holders of Subordinated Claims
JAZZ CASINO                                     against Jazz Casino will not receive any
                                                distributions on account of such Claims. On
Class A13 consists of all Subordinated          the Effective Date, all Subordinated Claims
Claims against Jazz Casino.                     will be canceled and discharged. Each holder
                                                of a Class A13 Claim is conclusively presumed
                                                to have rejected the Plan as a holder of a
                                                Class A13 Claim and is not entitled to vote
                                                to accept or reject the Plan.

CLASS A14: CONTINGENT NOTE CLAIMS               Impaired: Holders of Contingent Note Claims
                                                against Jazz Casino will not receive any
Class A14 consists of all Claims arising        distributions on account of such Claims. On
under the Contingent Notes.                     the Effective Date, all Contingent Notes will
                                                be canceled and all Claims arising thereunder
                                                discharged. Each holder of a Class A14 Claim
                                                is conclusively presumed to have rejected the
                                                Plan as a holder of a Class A14 Claim and is
                                                not entitled to vote to accept or reject the
                                                Plan.



              CLASS DESCRIPTION                           TREATMENT UNDER THE PLAN
              -----------------                           ------------------------
CLASS A15: SUBSIDIARY EQUITY INTERESTS          Unimpaired: As of the Effective Date, all
                                                Subsidiary Equity Interests shall be deemed
Class A15 consists of all Equity Interests in   transferred to the holders of Claims in
Jazz Casino, JCC Development, JCC Canal and     Classes A2 through A9 on account of their
JCC Fulton.                                     Claims, and thereafter automatically
                                                contributed to JCC Holding by such holders of
                                                Claims. On and after the Effective Date, JCC
                                                Holding shall continue to hold the Subsidiary
                                                Equity Interests, which equity interests
                                                shall be evidenced by the existing capital
                                                stock and/or membership interests held by JCC
                                                Holding in the Subsidiaries.

CLASS B1: OTHER PRIORITY CLAIMS AGAINST JCC     Impaired: Each holder of an Allowed Class B1
HOLDING                                         Claim will receive cash in an amount equal to
                                                such Allowed Claim on the later of the
Class B1 consists of all Allowed Other          Effective Date and the date such Claim
Priority Claims against JCC Holding.            becomes an Allowed Claim, or as soon as
                                                practicable thereafter.

CLASS B2: OTHER SECURED CLAIMS AGAINST JCC      Impaired: Notwithstanding any contractual
HOLDING                                         provision or applicable law that entitles the
                                                holder of an Allowed Claim in Class B2 to
Class B2 consists of all Allowed Secured        demand or receive payment of such Claim prior
Claims against JCC Holding other than the       to the stated maturity of such Claim from and
Secured Claims specified in Classes B3          after the occurrence of a default, and except
through B9.                                     as provided in the immediately following two
                                                sentences, each Allowed Class B2 Claim will
                                                be reinstated and rendered unimpaired in
                                                accordance with Section 1124(2) of the
                                                Bankruptcy Code. JCC Holding may, in its
                                                discretion, assign, abandon or surrender any
                                                property securing any Secured Claim in Class
                                                B2 to the holder of such Secured Claim, which
                                                will result in impaired treatment under the
                                                Bankruptcy Code. The Court will determine the
                                                value of any such property so assigned,
                                                abandoned or surrendered, and any deficiency
                                                claim resulting therefrom will be treated as
                                                a Class B10 Claim.

CLASS B3: HET MINIMUM PAYMENT GUARANTEE CLAIM   Impaired: Each holder of an Allowed Class B3
AGAINST JCC HOLDING                             Claim will be deemed to have received on
                                                account of its Claim, in full satisfaction
Class B3 consists of all claims against JCC     thereof, the distribution and/or other
Holding arising under the HET/JCC Agreement,    treatment such holder receives as a holder of
including all Claims arising under any JCC      a Class A3 Claim under the Plan, and no other
Holding guarantee thereof.                      distribution will be provided to such holder
                                                on account of its Class B3 Claims.



         CLASS DESCRIPTION                                 TREATMENT UNDER THE PLAN
         -----------------                                 ------------------------
CLASS B4: TRANCHE A-1 AND TRANCHE A-3 TERM      Impaired: Each holder of an Allowed Class B4
LOAN CLAIMS AGAINST JCC HOLDING                 Claim will be deemed to have received on
                                                Claim will be deemed to have received on
Class B4 consists of all Allowed Claims         account of its Claim, in full satisfaction
against JCC Holding arising under Tranche A-1   thereof, the distribution and/or other
and Tranche A-3 of the Bank Credit              treatment such holder receives as a holder of
Facilities, including all Claims arising        a Class A4 Claim under the Plan, and no other
under any JCC Holding guarantee thereof.        distribution will be provided to such holder
                                                on account of its Class B4 Claims.

CLASS B5: TRANCHE A-2 TERM LOAN CLAIMS          Impaired: Each holder of an Allowed Class B5
AGAINST JCC HOLDING                             Claim will be deemed to have received on
                                                account of its Claim, in full satisfaction
                                                thereof, the distribution and/or other
Class B5 consists of all Allowed Claims         treatment such holder receives as a holder of
against JCC Holding arising under Tranche A-2   a Class A5 Claim under the Plan, and no other
of the Bank Credit Facilities, including all    distribution will be provided to such holder
Claims arising under any JCC Holding            on account of its Class B5 Claims.
guarantee thereof.

CLASS B6: REVOLVING LOAN CLAIM AGAINST JCC      Impaired: Each holder of an Allowed Class B6
HOLDING                                         Claim will be deemed to have received on
                                                account of its Claim, in full satisfaction
                                                thereof, the distribution and/or other
Class B6 consists of all Allowed Claims         treatment such holder receives as a holder of
against JCC Holding arising under the           a Class A6 Claim under the Plan, and no other
Revolving Credit Facility, including all        distribution will be provided to such holder
Claims arising under any JCC Holding            on account of its Class B6 Claims.
guarantee thereof.

CLASS B7: TRANCHE B-1 TERM LOAN AGAINST JCC     Impaired: Each holder of an Allowed Class B7
HOLDING                                         Claim will be deemed to have received on
                                                account of its Claim, in full satisfaction
                                                thereof, the distribution and/or other
Class B7 consists of all Allowed Claims         treatment such holder receives as a holder of
against JCC Holding arising under Tranche B-1   a Class A7 Claim under the Plan, and no other
of the Bank Credit Facilities, including all    distribution will be provided to such holder
Claims arising under any JCC Holding            on account of its Class B7 Claims.
guarantee thereof.

CLASS B8: TRANCHE B-2 TERM LOAN AND SLOT        Impaired: Each holder of an Allowed Class B8
LEASE CLAIM AGAINST JCC HOLDING                 Claim will be deemed to have received on
                                                account of its Claim, in full satisfaction
                                                thereof, the distribution and/or other
Class B8 consists of all Tranche B-2 Term       treatment such holder receives as a holder of
Loan and Slot Lease Claims against JCC          a Class A8 Claim under the Plan, and no other
Holding.                                        distribution will be provided to such holder
                                                on account of its Class B8 Claims.


         CLASS DESCRIPTION                                 TREATMENT UNDER THE PLAN
         -----------------                                 ------------------------
CLASS B9: SENIOR SUBORDINATED NOTE CLAIMS       Impaired: Each holder of an Allowed Class B9
AGAINST JCC HOLDING                             Claim will be deemed to have received on
                                                account of its Claim, in full satisfaction
Class B9 consists of all Claims against JCC     thereof, the distribution and/or other
Holding arising under the Senior Subordinated   treatment such holder receives as a holder of
Notes.                                          a Class A9 Claim under the Plan, and no other
                                                distribution will be provided to such holder
                                                on account of its Class B9 Claims.


CLASS B10: CONTINGENT NOTE CLAIMS AGAINST JCC   Impaired: Holders of Unsecured Claims against
HOLDING                                         JCC Holding will not receive any
                                                distributions on account of such Claims. On
Class B10 consists of all Claims against JCC    the Effective Date, all Unsecured Claims will
Holding arising under the Contingent Notes      be canceled and discharged. Each holder of a
                                                Class B10 Claim is conclusively presumed to
                                                have rejected the Plan as a holder of a Class
                                                B10 Claim and is not entitled to vote to
                                                accept or reject the Plan.

CLASS B11: UNSECURED CLAIMS AGAINST JCC         Impaired: Holders of Unsecured Claims against
HOLDING                                         JCC Holding will not receive any
                                                distributions on account of such Claims. On
Class B11 consists of all Unsecured Claims      the Effective Date, all Unsecured Claims will
against JCC Holding.                            be canceled and discharged. Each holder of a
                                                Class B11 Claim is conclusively presumed to
                                                have rejected the Plan as a holder of a Class
                                                B11 Claim and is not entitled to vote to
                                                accept or reject the Plan.

CLASS B12: SUBORDINATED CLAIMS AGAINST JCC      Impaired: Holders of Subordinated Claims
HOLDING                                         against JCC Holding will not receive any
                                                distributions on account of such Claims. On
Class B12 consists of all Subordinated Claims   the Effective Date, all Subordinated Claims
against JCC Holding.                            will be canceled and discharged. Each holder
                                                of a Class B12 Claim is conclusively presumed
                                                to have rejected the Plan as a holder of a
                                                Class B12 Claim and is not entitled to vote
                                                to accept or reject the Plan.


CLASS B13: EQUITY INTERESTS IN JCC HOLDING      Impaired: Holders of JCC Holding Equity
                                                Interests will not receive any distributions
Class B13 consists of all of the Class A        on account of such interests. On the
Common Stock and Class B Common Stock of JCC    Effective Date, all Equity Interests in JCC
Holding, together with all options and          Holding, including all options and warrants
warrants issued with respect thereto            issued with respect thereto, will be canceled
(including the Warrant and any stock            and discharged. Each holder of a Class B13
options).                                       Equity Interest is conclusively presumed to
                                                have rejected the Plan as a holder of a Class
                                                B13 Equity Interest and is not entitled to
                                                vote to accept or reject the Plan.

                                      -10-


         CLASS DESCRIPTION                                 TREATMENT UNDER THE PLAN
         -----------------                                 ------------------------
CLASS C1: OTHER PRIORITY CLAIMS AGAINST JCC     Impaired:  Each holder of an Allowed Class C1
CANAL                                           Claim will receive cash in an amount equal to such
                                                Allowed Claim on the later of the Effective Date and
Class C1 consists of all Allowed Other          the date such Claim becomes an Allowed Claim, or
Priority Claims against JCC Canal.              as soon as practicable thereafter.


CLASS C2: OTHER SECURED CLAIMS AGAINST JCC      Impaired: Notwithstanding any contractual
CANAL                                           provision or applicable law that entitles the
                                                holder of an Allowed Claim in Class C2 to
Class C2 consists of all Allowed Secured        demand or receive payment of such Claim prior
Claims against JCC Canal other than the         to the stated maturity of such Claim from and
Secured Claims specified in Classes C3          after the occurrence of a default, and except
through C10.                                    as provided in the immediately following two
                                                sentences, each Allowed Class C2 Claim will
                                                be reinstated and rendered unimpaired in
                                                accordance with Section 1124(2) of the
                                                Bankruptcy Code. JCC Canal may, in its
                                                discretion, assign, abandon or surrender any
                                                property securing any Secured Claim in Class
                                                C2 to the holder of such Secured Claim, which
                                                will result in impaired treatment under the
                                                Bankruptcy Code. The Court will determine the
                                                value of any such property so assigned,
                                                abandoned or surrendered, and any deficiency
                                                claim resulting therefrom will be treated as
                                                a Class C11 Claim.


CLASS C3: HET MINIMUM PAYMENT GUARANTEE CLAIM   Impaired: Each holder of an Allowed Class C3
AGAINST JCC CANAL                               Claim will be deemed to have received on
                                                account of its Claim, in full satisfaction
Class C3 consists of all Claims against JCC     thereof, the distribution and/or other
Canal arising under the HET/JCC Agreement,      treatment such holder receives as a holder of
including all Claims arising under any JCC      a Class A3 Claim under the Plan, and no other
Canal guarantee thereof.                        distribution will be provided to such holder
                                                on account of its Class C3 Claims.

CLASS C4: TRANCHE A-1 AND TRANCHE A- 3 TERM     Impaired: Each holder of an Allowed Class C4
LOAN CLAIMS AGAINST JCC CANAL                   Claim will be deemed to have received on account of
                                                its Claim, in full satisfaction thereof, the distribution
Class C4 consists of all Allowed Claims         and/or other treatment such holder receives as a
against JCC Canal arising under Tranche A-1     holder of a Class A4 Claim under the Plan, and no
and Tranche A-3 of the Bank Credit              other distribution will be provided to such holder on
Facilities, including all Claims arising        account of its Class C4 Claims.
under any JCC Canal guarantee thereof.


         CLASS DESCRIPTION                                 TREATMENT UNDER THE PLAN
         -----------------                                 ------------------------
CLASS C5: TRANCHE A-2 TERM LOAN CLAIMS          Impaired: Each holder of an Allowed Class C5
AGAINST JCC CANAL                               Claim will be deemed to have received on
                                                account of its Claim, in full satisfaction
Class C5 consists of all Allowed Claims         thereof, the distribution and/or other
against JCC Canal arising under Tranche A-2     treatment such holder receives as a holder of
of the Bank Credit Facilities, including all    a Class A5 Claim under the Plan, and no other
Claims arising under any JCC Canal guarantee    distribution will be provided to such holder
thereof.                                        on account of its Class C5 Claims.

CLASS C6: REVOLVING LOAN CLAIM AGAINST JCC      Impaired: Each holder of an Allowed Class C6
CANAL                                           Claim will be deemed to have received on
                                                account of its Claim, in full satisfaction
Class C6 consists of all Allowed Claims         thereof, the distribution and/or other
against JCC Canal arising under the Revolving   treatment such holder receives as a holder of
Credit Facility, including all Claims arising   a Class A6 Claim under the Plan, and no other
under any JCC Canal guarantee thereof.          distribution will be provided to such holder
                                                on account of its Class C6 Claims.


CLASS C7: TRANCHE B-1 TERM LOAN CLAIMS          Impaired: Each holder of an Allowed Class C7
AGAINST JCC CANAL                               Claim will be deemed to have received on
                                                account of its Claim, in full satisfaction
Class C7 consists of all Allowed Claims         thereof, the distribution and/or other
against JCC Canal arising under Tranche B-1     treatment such holder receives as a holder of
of the Bank Credit Facilities, including all    a Class A7 Claim under the Plan, and no other
Claims arising under any JCC Canal guarantee    distribution will be provided to such holder
thereof.                                        on account of its Class C7 Claims.


CLASS C8: TRANCHE B-2 TERM LOAN AND SLOT        Impaired: Each holder of an Allowed Class C8
LEASE CLAIMS AGAINST JCC CANAL                  Claim will be deemed to have received on
                                                account of its Claim, in full satisfaction
Class C8 consists of all Tranche B-2 Term       thereof, the distribution and/or other
Loan and Slot Lease Claims against JCC Canal.   treatment such holder receives as a holder of
                                                a Class A8 Claim under the Plan, and no other
                                                distribution will be provided to such holder
                                                on account of its Class C8 Claims.


CLASS C9: SENIOR SUBORDINATED NOTE CLAIMS       Impaired: Each holder of an Allowed Class C9
Against JCC Canal                               Claim will be deemed to have received on
                                                account of its Claim, in full satisfaction
Class C9 consists of all Claims against JCC     thereof, the distribution and/or other
Canal arising under the Senior Subordinated     treatment such holder receives as a holder of
Notes.                                          a Class A9 Claim under the Plan, and no other
                                                distribution will be provided to such holder
                                                on account of its Class C9 Claims.


         CLASS DESCRIPTION                                 TREATMENT UNDER THE PLAN
         -----------------                                 ------------------------

CLASS C10: CONTINGENT NOTE CLAIMS AGAINST JCC   Impaired: Holders of Contingent Note Claims
CANAL                                           against JCC Canal will not receive any
                                                distributions on account of such Claims. On
Class C10 consists of all Claims against JCC    the Effective Date, all Contingent Notes will
Canal arising under the Contingent Notes.       be canceled and all Claims arising thereunder
                                                discharged. Each holder of a Class C10 Claim
                                                is conclusively presumed to have rejected the
                                                Plan as a holder of a Class C10 Claim and is
                                                not entitled to vote to accept or reject the
                                                Plan


CLASS C11: UNSECURED CLAIMS AGAINST JCC CANAL   Impaired: Holders of Contingent Note Claims
                                                against JCC Canal will not receive any
Class C11 consists of all Unsecured Claims      distributions on account of such Claims. On
against JCC Canal.                              the Effective Date, all Contingent Notes will
                                                be canceled and all Claims arising thereunder
                                                discharged. Each holder of a Class C11 Claim
                                                is conclusively presumed to have rejected the
                                                Plan as a holder of a Class C11 Claim and is
                                                not entitled to vote to accept or reject the
                                                Plan

CLASS C12: SUBORDINATED CLAIMS AGAINST JCC      Impaired: Holders of Subordinated Claims
CANAL                                           against JCC Canal will not receive any
                                                distributions on account of such Claims. On
                                                the Effective Date, all Subordinated Claims
Class C12 consists of all of Subordinated       will be canceled and discharged. Each holder
Claims against JCC Canal.                       of a Class C12 Claim is conclusively presumed
                                                to have rejected the Plan as a holder of a
                                                Class C12 Claim and is not entitled to vote
                                                to accept or reject the Plan.


CLASS D1: OTHER PRIORITY CLAIMS AGAINST JCC     Impaired: Each holder of an Allowed Class D1
DEVELOPMENT                                     Claim will receive cash in an amount equal to
                                                such Allowed Claim on the later of the
Class D1 consists of all Allowed Other          Effective Date and the date such Claim
Priority Claims against JCC Development.        becomes an Allowed Claim, or as soon as
                                                practicable thereafter.


              CLASS DESCRIPTION                          TREATMENT UNDER THE PLAN
              -----------------                          ------------------------
CLASS D2: OTHER SECURED CLAIMS AGAINST JCC      Impaired: Notwithstanding any contractual
DEVELOPMENT                                     provision or applicable law that entitles the
                                                holder of an Allowed Claim in Class D2 to
Class D2 consists of all Allowed Secured        demand or receive payment of such Claim prior
Claims against JCC Development other than the   to the stated maturity of such Claim from and
Secured Claims specified in Classes D3          after the occurrence of a default, and except
through D10.                                    as provided in the immediately following two
                                                sentences, each Allowed Class D2 Claim will
                                                be reinstated and rendered unimpaired in
                                                accordance with Section 1124(2) of the
                                                Bankruptcy Code. JCC Development may, in its
                                                discretion, assign, abandon or surrender any
                                                property securing any Secured Claim in Class
                                                D2 to the holder of such Secured Claim, which
                                                will result in impaired treatment under the
                                                Bankruptcy Code. The Court will determine the
                                                value of any such property so assigned,
                                                abandoned or surrendered, and any deficiency
                                                claim resulting therefrom will be treated as
                                                a Class D11 Claim.


CLASS D3: HET MINIMUM PAYMENT GUARANTEE CLAIM   Impaired: Each holder of an Allowed Class D3
AGAINST JCC DEVELOPMENT                         Claim will be deemed to have received on
                                                account of its Claim, in full satisfaction
Class D3 consists of all claims against JCC     thereof, the distribution and/or other
Development arising under the HET/JCC           treatment such holder receives as a holder of
Agreement, including all Claims arising under   a Class A3 Claim under the Plan, and no other
any JCC Development guarantee thereof.          distribution will be provided to such holder
                                                on account of its Class D3 Claims.


CLASS D4: TRANCHE A-1 AND TRANCHE A-3 TERM      Impaired: Each holder of an Allowed Class D4
LOAN CLAIMS AGAINST JCC DEVELOPMENT             Claim will be deemed to have received on
                                                account of its Claim, in full satisfaction
Class D4 consists of all Allowed Claims         thereof, the distribution and/or other
against JCC Development rising under Tranche    treatment such holder receives as a holder of
A-1 and Tranche A-3 of the Bank Credit          a Class A4 Claim under the Plan, and no other
Facilities, including all Claims arising        distribution will be provided to such holder
under any JCC Development guarantee thereof.    on account of its Class D4 Claims.


         CLASS DESCRIPTION                                         TREATMENT UNDER THE PLAN
         -----------------                                         ------------------------
CLASS D5: TRANCHE A-2 TERM LOAN CLAIMS                  Impaired: Each holder of an Allowed Class D5
AGAINST JCC DEVELOPMENT                                 Claim will be deemed to have received on
                                                        account of its Claim, in full satisfaction
Class D5 consists of all Allowed Claims                 thereof, the distribution and/or other
against JCC Development arising under Tranche           treatment such holder receives as a holder of
A-2 of the Bank Credit Facilities, including            a Class A5 Claim under the Plan, and no other
all Claims arising under any JCC Development            distribution will be provided to such holder
guarantee thereof.                                      on account of its Class D5 Claims.


CLASS D6: REVOLVING LOAN CLAIM AGAINST JCC              Impaired: Each holder of an Allowed Class D6
DEVELOPMENT                                             Claim will be deemed to have received on
                                                        account of its Claim, in full satisfaction
Class D6 consists of all Allowed Claims                 thereof, the distribution and/or other
against JCC Development arising under the               treatment such holder receives as a holder of
Revolving Credit Facility, including all                a Class A6 Claim under the Plan, and no other
Claims arising under any JCC Development                distribution will be provided to such holder
guarantee thereof.                                      on account of its Class D6 Claims.


CLASS D7: TRANCHE B-1 TERM LOAN CLAIMS                  Impaired: Each holder of an Allowed Class D7
AGAINST JCC DEVELOPMENT                                 Claim will be deemed to have received on
                                                        account of its Claim, in full satisfaction
Class D7 consists of all Allowed Claims                 thereof, the distribution and/or other
against JCC Development arising under Tranche           treatment such holder receives as a holder of
B-1 of the Bank Credit Facilities, including            a Class A7 Claim under the Plan, and no other
all Claims arising under any JCC Development            distribution will be provided to such holder
guarantee thereof.                                      on account of its Class D7 Claims.


CLASS D8: TRANCHE B-2 TERM LOAN AND SLOT                Impaired: Each holder of an Allowed Class D8
LEASE CLAIMS AGAINST JCC DEVELOPMENT                    Claim will be deemed to have received on
                                                        account of its Claim, in full satisfaction
Class D8 consists of all Tranche B-2 Term               thereof, the distribution and/or other
Loan and Slot Lease Claims against JCC                  treatment such holder receives as a holder of
Development.                                            a Class A8 Claim under the Plan, and no other
                                                        distribution will be provided to such holder
                                                        on account of its Class D8 Claims.


CLASS D9: SENIOR SUBORDINATED NOTE CLAIMS               Impaired: Each holder of an Allowed Class D9
AGAINST JCC DEVELOPMENT                                 Claim will be deemed to have received on
                                                        account of its Claim, in full satisfaction
Class D9 consists of all Claims against JCC             thereof, the distribution and/or other
Development arising under the Senior                    treatment such holder receives as a holder of
Subordinated Notes.                                     a Class A9 Claim under the Plan, and no other
                                                        distribution will be provided to such holder
                                                        on account of its Class D9 Claims.


         CLASS DESCRIPTION                                         TREATMENT UNDER THE PLAN
         -----------------                                         ------------------------
CLASS D10: CONTINGENT NOTE CLAIMS AGAINST JCC           Impaired: Holders of Contingent Note Claims
DEVELOPMENT                                             against JCC Development will not receive any
                                                        distributions on account of such Claims. On
Class D10 consists of all Claims against JCC            the Effective Date, all Contingent Notes will
Development arising under the Contingent                be canceled and all Claims arising thereunder
Notes.                                                  discharged. Each holder of a Class D10 Claim
                                                        is conclusively presumed to have rejected the
                                                        Plan as a holder of a Class D10 Claim and is
                                                        not entitled to vote to accept or reject the
                                                        Plan.


CLASS D11: UNSECURED CLAIMS AGAINST JCC                 Impaired: Holders of Unsecured Claims against
DEVELOPMENT                                             JCC Development will not receive any
                                                        distributions on account of such Claims. On
Class D11 consists of all Unsecured Claims              the Effective Date, all Unsecured Claims will
against JCC Development.                                be canceled and discharged. Each holder of a
                                                        Class D11 Claim is conclusively presumed to
                                                        have rejected the Plan as a holder of a Class
                                                        D11 Claim and is not entitled to vote to
                                                        accept or reject the Plan.


CLASS D12: SUBORDINATED CLAIMS AGAINST JCC              Impaired: Holders of Subordinated Claims
DEVELOPMENT                                             against JCC Development will not receive any
                                                        distributions on account of such Claims. On
Class D12 consists of all of Subordinated               the Effective Date, all Subordinated Claims
Claims against JCC Development.                         will be canceled and discharged. Each holder
                                                        of a Class D12 Claim is conclusively presumed
                                                        to have rejected the Plan as a holder of a
                                                        Class D12 Claim and is not entitled to vote
                                                        to accept or reject the Plan.


CLASS E1: OTHER PRIORITY CLAIMS AGAINST JCC             Impaired: Each holder of an Allowed Class E1
FULTON                                                  Claim will receive cash in an amount equal to
                                                        such Allowed Claim on the later of the
Class E1 consists of all Allowed Other                  Effective Date and the date such Claim
Priority Claims against JCC Fulton.                     becomes an Allowed Claim, or as soon as
                                                        practicable thereafter.


         CLASS DESCRIPTION                                         TREATMENT UNDER THE PLAN
         -----------------                                         ------------------------
CLASS E2: OTHER SECURED CLAIMS AGAINST JCC              Impaired: Notwithstanding any contractual
FULTON                                                  provision or applicable law that entitles the
                                                        holder of an Allowed Claim in Class E2 to
                                                        demand or receive payment of such Claim prior
Class E2 consists of all Allowed Secured                to the stated maturity of such Claim from and
Claims against JCC Fulton other than the                after the occurrence of a default, and except
Secured Claims specified in Classes E3                  as provided in the immediately following two
through E10.                                            sentences, each Allowed Class E2 Claim will
                                                        be reinstated and rendered unimpaired in
                                                        accordance with Section 1124(2) of the
                                                        Bankruptcy Code. JCC Fulton may, in its
                                                        discretion, assign, abandon or surrender any
                                                        property securing any Secured Claim in Class
                                                        E2 to the holder of such Secured Claim, which
                                                        will result in impaired treatment under the
                                                        Bankruptcy Code. The Court will determine the
                                                        value of any such property so assigned,
                                                        abandoned or surrendered, and any deficiency
                                                        claim resulting therefrom will be treated as
                                                        a Class E11 Claim.


CLASS E3: HET MINIMUM PAYMENT GUARANTEE CLAIM           Impaired: Each holder of an Allowed Class E3
AGAINST JCC FULTON                                      Claim will be deemed to have received on
                                                        account of its Claim, in full satisfaction
                                                        thereof, the distribution and/or other
Class E3 consists of all claims against JCC             treatment such holder receives as a holder of
Fulton arising under the HET/JCC Agreement,             a Class A3 Claim under the Plan, and no other
including all Claims arising under any JCC              distribution will be provided to such holder
Fulton guarantee thereof.                               on account of its Class E3 Claims.


CLASS E4: TRANCHE A-1 AND TRANCHE A-3 TERM              Impaired: Each holder of an Allowed Class E4
LOAN CLAIMS AGAINST JCC FULTON                          Claim will be deemed to have received on
                                                        account of its Claim, in full satisfaction
                                                        thereof, the distribution and/or other
Class E4 consists of all Allowed Claims                 treatment such holder receives as a holder of
against JCC Fulton arising under Tranche A-1            a Class A4 Claim under the Plan, and no other
and Tranche A-3 of the Bank Credit                      distribution will be provided to such holder
Facilities, including all Claims arising                on account of its Class E4 Claims.
under any JCC Fulton guarantee thereof.

CLASS E5: TRANCHE A-2 TERM LOAN CLAIMS                  Impaired: Each holder of an Allowed Class E5
AGAINST JCC FULTON                                      Claim will be deemed to have received on
                                                        account of its Claim, in full satisfaction
                                                        thereof, the distribution and/or other
Class E5 consists of all Allowed Claims                 treatment such holder receives as a holder of
against JCC Fulton arising under Tranche A of           a Class A5 Claim under the Plan, and no other
the Bank Credit Facilities, including all               distribution will be provided to such holder
Claims arising under any JCC Fulton guarantee           on account of its Class E5 Claims.
thereof.


         CLASS DESCRIPTION                                         TREATMENT UNDER THE PLAN
         -----------------                                         ------------------------
CLASS E6: REVOLVING LOAN CLAIM AGAINST JCC              Impaired: Each holder of an Allowed Class E6
FULTON                                                  Claim will be deemed to have received on
                                                        account of its Claim, in full satisfaction
Class E6 consists of all Allowed Claims                 thereof, the distribution and/or other
against JCC Fulton arising under the                    treatment such holder receives as a holder of
Revolving Credit Facility, including all                a Class A6 Claim under the Plan, and no other
Claims arising under any JCC Fulton guarantee           distribution will be provided to such holder
thereof.                                                on account of its Class E6 Claims.


CLASS E7: TRANCHE B-1 TERM LOAN CLAIMS                  Impaired: Each holder of an Allowed Class E7
AGAINST JCC FULTON                                      Claim will be deemed to have received on
                                                        account of its Claim, in full satisfaction
Class E7 consists of all Allowed Claims                 thereof, the distribution and/or other
against JCC Fulton arising under Tranche B-1            treatment such holder receives as a holder of
of the Bank Credit Facilities, including all            a Class A7 Claim under the Plan, and no other
Claims arising under any JCC Fulton guarantee           distribution will be provided to such holder
thereof.                                                on account of its Class E7 Claims.


CLASS E8: TRANCHE B-2 TERM LOAN AND SLOT                Impaired: Each holder of an Allowed Class E8
LEASE CLAIMS AGAINST JCC FULTON                         Claim will be deemed to have received on
                                                        account of its Claim, in full satisfaction
Class E8 consists of all Tranche B-2 Term               thereof, the distribution and/or other
Loan and Slot Lease Claims against JCC                  treatment such holder receives as a holder of
Fulton.                                                 a Class A8 Claim under the Plan, and no other
                                                        distribution will be provided to such holder
                                                        on account of its Class E8 Claims.


CLASS E9: SENIOR SUBORDINATED NOTE CLAIMS               Impaired: Each holder of an Allowed Class E9
AGAINST JCC FULTON                                      Claim will be deemed to have received on
                                                        account of its Claim, in full satisfaction
Class E9 consists of all Claims against JCC             thereof, the distribution and/or other
Fulton arising under the Senior Subordinated            treatment such holder receives as a holder of
Notes.                                                  a Class A9 Claim under the Plan, and no other
                                                        distribution will be provided to such holder
                                                        on account of its Class E9 Claims.


CLASS E10: CONTINGENT NOTE CLAIMS AGAINST JCC           Impaired: Holders of Contingent Note Claims
FULTON                                                  against JCC Fulton will not receive any
                                                        distributions on account of such Claims. On
Class E10 consists of all Claims against JCC            the Effective Date, all Contingent Notes will
Fulton arising under the Contingent Notes.              be canceled and all Claims arising thereunder
                                                        discharged. Each holder of a Class E10 Claim
                                                        is conclusively presumed to have rejected the
                                                        Plan as a holder of a Class E10 Claim and is
                                                        not entitled to vote to accept or reject the
                                                        Plan.


         CLASS DESCRIPTION                                         TREATMENT UNDER THE PLAN
         -----------------                                         ------------------------

CLASS E11: UNSECURED CLAIMS AGAINST JCC                 Impaired: Holders of Unsecured Claims against
FULTON                                                  JCC Fulton will not receive any distributions
                                                        on account of such Claims. On the Effective
Class E11 consists of all Unsecured Claims              Date, all Unsecured Claims will be canceled
against JCC Fulton.                                     and discharged. Each holder of a Class E11
                                                        Claim is conclusively presumed to have
                                                        rejected the Plan as a holder of a Class E11
                                                        Claim and is not entitled to vote to accept
                                                        or reject the Plan.


CLASS E12: SUBORDINATED CLAIMS AGAINST JCC              Impaired: Holders of Subordinated Claims
FULTON                                                  against JCC Fulton will not receive any
                                                        distributions on account of such Claims. On
Class E12 consists of all of Subordinated               the Effective Date, all Subordinated Claims
Claims against JCC Fulton.                              will be canceled and discharged. Each holder
                                                        of a Class E12 Claim is conclusively presumed
                                                        to have rejected the Plan as a holder of a
                                                        Class E12 Claim and is not entitled to vote
                                                        to accept or reject the Plan.


                  For a more complete description of the treatment of Claims under the Plan, please see Section V below.

         B.       Voting Procedure.

                  Attached as Exhibits to this Disclosure Statement are copies of the following:

                  o The Plan and the exhibits thereto (Exhibit A);

                  o Projected Financial Information (Exhibit B); and

                  o Debtors' Liquidation Analysis (Exhibit C).

In addition, a ballot for the acceptance or rejection of the Plan is enclosed with the Disclosure Statement submitted to the holders of Claims that are entitled to vote to accept or reject the Plan.

                  After notice and a hearing, the Bankruptcy Court approved this Disclosure Statement as containing adequate information of a kind and in sufficient detail to enable hypothetical, reasonable investors typical of the Debtors' creditors to make an informed judgment whether to accept or reject (including whether to change their acceptance or rejection of) the Plan. APPROVAL OF THIS DISCLOSURE STATEMENT DOES NOT, HOWEVER, CONSTITUTE A DETERMINATION BY THE BANKRUPTCY COURT AS TO THE FAIRNESS OR MERITS OF THE PLAN. ALL CREDITORS THAT ARE ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN SHOULD READ THIS DISCLOSURE STATEMENT AND THE PLAN IN THEIR ENTIRETY BEFORE VOTING ON THE PLAN.

            THE DEBTORS URGE CREDITORS TO VOTE IN FAVOR OF THE PLAN.

                      THE OFFICIAL COMMITTEE OF HOLDERS OF
                  SENIOR SUBORDINATED NOTES SUPPORTS THE PLAN.

                  Pursuant to the provisions of the Bankruptcy Code, only holders of allowed claims or equity interests in classes of claims or equity interests that are impaired under the terms and provisions of a Chapter 11 plan and are to receive distributions thereunder are entitled to vote to accept or reject the plan. Classes of claims or equity interests in which the holders of claims or interests will not receive or retain any property under a Chapter 11 plan are deemed to have rejected the plan and are not entitled to vote to accept or reject the plan. Classes of claims or equity interests in which the holders of claims or interests are unimpaired under a Chapter 11 plan are deemed to have accepted the plan and also are not entitled to vote to accept or reject the plan.

                  Class A10 is unimpaired under the Plan, and therefore is not entitled to vote on the Plan. Classes A1 through A9, B1 through B9, C1 through C9, D1 through D9, and E1 through E9 of the Plan are impaired and, to the extent such Claims are Allowed Claims, the holders of such Claims will receive distributions under the Plan. Thus, holders of Claims in those Classes are entitled to vote to accept or reject the Plan. Classes A11, A12, A13, B14, B10, B11, B12, B13, C10, C11, C12, D10, D11, D12, E10, E11 and E12 do not receive any distributions under the Plan, and the holders of those Claims and Equity Interests are conclusively presumed to have rejected the Plan. Therefore, the Debtors are soliciting acceptances only from holders of Claims in Classes A1 through A9, B1 through B9, C1 through C9, D1 through D9, and E1 through E9. See
Section V.A., "The Plan of Reorganization - Classification and Treatment of Claims and Equity Interests."

                  The Bankruptcy Code defines "acceptance" of a plan by a class of claims as acceptance by creditors in that class that hold at least two-thirds in dollar amount and more than one-half in number of the Claims that cast ballots for acceptance or rejection of the plan. For a complete description of the requirements for confirmation of the Plan, see Section VII, "Confirmation and Consummation Procedure."

                  If a Class of Claims or Equity Interests rejects the Plan or is deemed to reject the Plan, the Debtors have the right to request confirmation of the Plan pursuant to Section 1129(b) of the Bankruptcy Code. Section 1129(b) permits the confirmation of a plan notwithstanding the nonacceptance of such plan by one or more impaired classes of claims or equity interests. Under that section, a plan may be confirmed by a bankruptcy court if it does not "discriminate unfairly" and is "fair and equitable" with respect to each nonaccepting class. For a more detailed description of the requirements for confirmation of a nonconsensual plan, see Section VII.C.1, "Confirmation and Consummation Procedure - Confirmation - Unfair Discrimination and Fair and Equitable Tests."

                  With respect to those Classes of Claims and Equity Interests that are deemed to have rejected the Plan, the Proponents intend to request confirmation of the Plan pursuant to Section 1129(b) of the Bankruptcy Code. If one or more of the Classes entitled to vote on the Plan votes to reject the Plan, the Proponents reserve the right to request confirmation of the Plan over the rejection of the Plan by such Class or Classes. The determination as to whether to seek confirmation of the Plan under such circumstances will be announced before or at the Confirmation Hearing.

                  After carefully reviewing this Disclosure Statement, including the Exhibits, each holder of an Allowed Claim in Classes A1, A2, A3, A4, A5, A6, A7, A8, A9, B1, B2, B3, B4, B5, B6, B7, B8, B9, C1, C2, C3, C4, C5, C6, C7, C8,
C9, D1, D2, D3, D4, D5, D6, D7, D8, D9, E1, E2, E3, E4, E5, E6, E7, E8 and E9
should vote whether to accept or reject this Plan. A ballot for voting on the Plan accompanies this Disclosure Statement. If you hold a Claim in more than one Class and you are entitled to vote Claims in more than one Class, you will receive a ballot or ballots which will permit you to vote in all appropriate Classes of Claims. Please vote and return your ballot(s) to the "Balloting Agent" as follows:

              Balloting Agent for In re JCC Holding Company, et al.
                            Deloitte & Touche L.L.P.
                                  P.O. Box 3070
                            Memphis, Tennessee 38103

The indenture trustee for the Senior Subordinated Notes (the "Senior Subordinated Notes Indenture Trustee") is not permitted to vote on behalf of the holders of Senior Subordinated Notes and, consequently, each holder of Senior Subordinated Notes (a "Noteholder") desiring to vote on the Plan must submit its own ballot in accordance with the instructions accompanying this Disclosure Statement. Noteholders should not return their Senior Subordinated Notes with their ballots.

                  TO BE COUNTED, YOUR BALLOT INDICATING ACCEPTANCE OR REJECTION OF THE PLAN MUST BE RECEIVED NO LATER THAN THE TIME AND DATE SET FORTH IN THE ACCOMPANYING NOTICE.

                  If you are a creditor entitled to vote on the Plan and you did not receive a ballot, received a damaged ballot or lost your ballot, or if you have any questions concerning the procedures for voting on the Plan, please call Jeffrey L. Gansberg (of Jenner & Block, LLC, counsel to the Debtors) at (312) 840-8662.

                  Pursuant to Section 1128 of the Bankruptcy Code, the Confirmation Hearing will be held on the date and at the time set forth in the accompanying notice before the Honorable Thomas M. Brahney, III, United States Bankruptcy Judge, at the United States Bankruptcy Court, 501 Magazine Street, 709 Hale Boggs Building, New Orleans, Louisiana. The Bankruptcy Court has directed that objections, if any, to confirmation of the Plan be served and filed so that they are received on or before the time and date set forth in the accompanying notice, in the manner described below in Section VII.B, "Confirmation and Consummation Procedure - The Confirmation Hearing." The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for the announcement of the adjournment date made at the Confirmation Hearing or at any subsequent adjourned Confirmation Hearing.

         C.       Disclaimers and Endorsements.

                  This Disclosure Statement contains information supplementary to the Plan and is not intended to take the place of the Plan. Creditors are urged to study the Plan carefully to determine the Plan's impact on their claims or interests. The information contained in this Disclosure Statement has not been subject to a certified audit.

                  Nothing contained in this Disclosure Statement or the Plan shall be deemed an admission which can be used against the Debtors in any pending or future litigation.

                  Certain of the statements and assertions in this Disclosure Statement may be subject to dispute by parties in interest.

                  This Disclosure Statement has not been approved or disapproved by the Securities and Exchange Commission ("SEC") nor has the SEC passed upon the accuracy or adequacy of the statements contained herein.

II.      GENERAL INFORMATION

         A.       Description of the Casino.

                  Jazz Casino operates a land-based casino (the "Casino") in downtown New Orleans, Louisiana at the foot of Canal and Poydras Streets on the site of New Orleans' former Rivergate Convention Center ("Rivergate"), adjacent to the City's French Quarter. Pursuant to the Casino Operating Contract (as hereinafter defined), Jazz Casino has the exclusive right to operate a land-based casino in Orleans Parish.

                  The Casino, which opened on October 28, 1999, contains 196,000 square feet on its first floor, 100,000 square feet of which consists of gaming space in five theme areas named The Jazz Court, The Mardi Gras Court, The Smuggler's Court, The Court of the Mansion and The Court of Good Fortune. The remaining space is used for a food service area with a 250 seat buffet, casino support facilities, and multi-function, special event and meeting-room space. The second floor of the Casino building, which is subleased by Jazz Casino to JCC Development, has not yet been developed. Parking for approximately 400 cars and approximately 145,000 square feet of back-of-house and support areas are provided in the basement levels of the Casino building under the main gaming floor. Across Poydras Street and connected to the Casino by an underground tunnel are two parking facilities that together contain approximately 1,550 parking spaces.

                  The Casino contains approximately 2,677 slot machines and 129 table games, including live poker, blackjack, craps, roulette and baccarat. The gaming activities that may be conducted at the Casino, subject to the rule-making authority of the LGCB, include any banking or percentage game that is played with cards, dice or any electronic, electrical or mechanical device or machine for money, property or any thing of value. The Casino, however, may not offer lotteries, bingo, wagering on dog or horse races, sports betting or wagering on any type of sports contest or event. The Casino is open 24 hours per day, every day of the year and can extend credit, with no loss or wagering limits.

         B.       Harrah's Jazz Company.

                  Harrah's Jazz Company ("HJC") was a Louisiana general partnership comprised of (i) Harrah's New Orleans Investment Company ("HNOIC"), an indirect, wholly-owned subsidiary of HET, (ii) New Orleans/Louisiana Development Corporation, and (iii) Grand Palais Casino, Inc. (collectively, the "Partners"). HJC was formed on November 29, 1993 for the purposes of developing, owning and operating the Casino. HJC thereafter entered into an exclusive contract with the Louisiana Economic Development and Gaming Corporation, the predecessor to the LGCB, to develop and operate the sole land-based casino currently permitted by law in Orleans Parish, Louisiana and entered into a long-term lease for the Rivergate site with the City and the Rivergate Development Corporation, a Louisiana public benefit corporation ("RDC"), which is the site in New Orleans designated by law for the Casino's location. HJC, the RDC and City also entered into a general development agreement governing the design, development and construction of the Casino and related facilities, and an open access program and open access plans adopted thereunder regarding hiring goals and programs. Pursuant to a management agreement, HJC engaged the Manager, an affiliate of HET, to manage a temporary casino (the "Basin Street Casino") to be operated by HJC in the City's Municipal Auditorium until the Casino at the Rivergate site was completed, and the Casino. Under that agreement, the Manager employed the employees of the Basin Street Casino, as agent for HJC.

                  On November 16, 1994, HJC closed a series of transactions to finance the development of the Casino, including (i) a $170 million equity contribution by the Partners which consisted of cash, fixed assets and project development expenses incurred by the Partners, (ii) the sale to the public of $435 million in 14 1/4% first mortgage notes (the "14 1/4% Notes") issued by HJC and its subsidiary, Harrah's Jazz Finance Corp. ("HJFC"), and (iii) bank credit facilities providing for loans of up to $175 million. In addition to the equity contribution, the bank credit facilities, and the offering of the first mortgage notes, the Partners anticipated that approximately $72 million in cash would be available from cash flow generated by the operations of the Basin Street Casino.

                  In January 1995, HJC began construction of the Casino. The Casino was scheduled to open early in the second quarter of 1996 and was to contain approximately 200,000 square feet of gaming space with at least 5,500 slot machines and approximately 200 table games. At the same time, HJC also began renovating the New Orleans Municipal Auditorium adjacent to the north end of the French Quarter for use as the Basin Street Casino until the Casino opened at the Rivergate site.

                  On May 1, 1995, the Basin Street Casino opened with approximately 76,000 square feet of net gaming space, 3,046 slot machines and approximately 85 table games. The Basin Street Casino was open 24 hours a day, seven days a week, except for approximately 65 hours from May 9 to May 11, 1995, when HJC was forced to close the Basin Street Casino because of a flood in the New Orleans area.

                  HJC had originally projected that the Basin Street Casino would have gross gaming revenues of approximately $395 million per year, or an average of approximately $33 million a month. Instead, gross gaming revenues from the Basin Street Casino for the months of May through October, 1995, were $11.2 million, $13.2 million, $14.8 million, $13.3 million, $12.0 million and $14.4 million, respectively, and the Basin Street Casino suffered net losses of $15.2 million, $14.0 million, $14.2 million, $13.5 million, $12.3 million and $12.0 million, respectively, during each of those six months.

                  By November 1995, all of the Partners' equity contributions and substantially all of the proceeds from the offering of the 14 1/4% Notes had been depleted. HJC had spent approximately $607 million on the construction of the Casino and renovation of the Basin Street Casino, the purchase of equipment and operating systems, the payment of interest on the 14 1/4% Notes and the bank credit facilities, and the payment of rent and compensation to the City and the State. Construction of the Casino was approximately 60% complete and, as a result of design modifications and project cost overruns, including the addition of hard cost contingencies, the approved project budget for the Casino and the Basin Street Casino had increased from the original amount of $815 million to $823.5 million; however, the actual cost of constructing the Casino as originally designed would likely have exceeded that amount. In addition, as set forth above, the Basin Street Casino had suffered significant operating losses in every month of operation.

                  On November 21, 1995, the agent for the lender under HJC's bank credit facilities declared a default under the bank credit facilities, accelerated the maturity of and terminated the bank loans, and withdrew $157 million of cash on deposit in a cash collateral account. On that date, HJC determined to close the Basin Street Casino and suspended construction of the Casino. Thereafter, on November 22, 1995, HJC and HJFC filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code. On December 22, 1995, HNOIC filed a voluntary bankruptcy petition for relief under Chapter 11 of the Bankruptcy Code.

         C.       HJC Plan.

                  On October 13, 1998, the Bankruptcy Court confirmed a third amended plan of reorganization for HJC, HJFC and HNOIC (the "HJC Plan"). The transactions contemplated thereunder were consummated on October 30, 1998, and construction of the Casino resumed shortly thereafter.

                  Under the HJC Plan, all of the assets of HJC vested in Jazz Casino, except for the real property located at 3 Canal Place, adjacent to the Canal Place Shopping Center ("3 Canal Place"), and two city blocks of historical buildings, located on Fulton and Poydras Streets adjacent to the Casino's parking facilities ("Fulton Street Properties"). Those properties vested in JCC Canal (f/k/a CP Development, L.L.C.) and JCC Fulton (f/k/a FP Development, L.L.C.), respectively.

                  On October 30, 1998, under the HJC Plan, HJC's exclusive right to develop and operate the Casino revested in HJC and was assigned to Jazz Casino in accordance with applicable law and the Amended and Renegotiated Casino Operating Contract dated October 30, 1998 among HJC, Jazz Casino and the State, by and through the LGCB (the "Casino Operating Contract"). Under

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

the Casino Operating Contract, Jazz Casino is required to pay to the LGCB on an annual basis an amount equal to the greater of (1) $100 million and (2) specified percentages of the Casino's gross gaming revenue in such fiscal year. Jazz Casino must make that payment to the LGCB in daily increments equal to approximately $274,000, with an end of year settlement if the Casino's gross gaming revenues exceed certain amounts. The Casino Operating Contract is described in more detail in Section II.H.1 below.

                  On October 30, 1998, Jazz Casino also entered into an agreement with HET and HOCI (the "HET/JCC Agreement"), pursuant to which HET and HOCI agreed to provide a guaranty for the benefit of the LGCB of the $100 million annual minimum payment due under the Casino Operating Contract for the first year of operation and, subject to certain conditions, on an annual basis through March 31, 2004. In consideration for that guaranty, HET and HOCI became entitled under the HET/JCC Agreement to receive a $6 million per year guaranty fee for the years ending March 31, 2000 and 2001 and a $5 million per year guaranty fee for the years ending March 31, 2002, 2003 and 2004, all payable quarterly. However, in the years that HET and HOCI provide the minimum payment guaranty for less than a full year, they are entitled to a pro rata fee based on an annual fee of $6 million.

                  In addition, pursuant to the terms of the HJC Plan, on October 30, 1998, Jazz Casino succeeded to HJC's interests in the ground lease for the Rivergate site in New Orleans designated by law for the Casino's location, as modified by an Amended and Restated Lease Agreement dated October 29, 1998, among Jazz Casino, the RDC, as landlord, and the City, as intervenor (the "RDC Lease"). Beginning on October 29, 1998, the RDC Lease has a term of 30 years with three consecutive 10-year renewal options, and is described in more detail in Section II.H.2 below. Jazz Casino also succeeded to HJC's interests in the general development agreement that set forth the obligations of the parties and the procedures to be followed relating to the design, development and construction of the Casino and certain related facilities, as modified by an Amended General Development Agreement dated October 29, 1998 by and among Jazz Casino and the RDC and the City, as intervenor ("GDA").

                  Under the HJC Plan, holders of HJC's 14 1/4% Notes acquired 5,197,377 shares of JCC Holding's Class A Common Stock (approximately 93.7% of the issued and outstanding Class A Common Stock and approximately 52.0% of all issued and outstanding Common Stock of JCC Holding). Each holder of 14 1/4% Notes also received its pro rata share of (1) $187.5 million in aggregate principal amount of Jazz Casino senior subordinated notes with contingent payments due 2009 paying fixed interest (either in cash or in kind) semi-annually at a rate of 5.867% per annum increasing over the first three years to a rate of 6.214% per annum in the fourth and fifth years, and increasing to 8% per annum after the first five years, and which generally require contingent payments semi-annually limited to 75% of earnings before interest, taxes, depreciation and amortization ("EBITDA") of Jazz Casino over $65 million and under $85 million, calculated on an annual basis (the "Senior Subordinated Notes"); and (2) Jazz Casino senior subordinated contingent notes due 2009, which require contingent payments limited to 75% of EBITDA over $85 million and under approximately $109.4 million, calculated on an annual basis (the "Contingent Notes" and, together with the Senior Subordinated Notes, the "Notes"). The Notes are secured by liens on substantially all assets of the Debtors (except the Casino Operating Contract, the Casino's bankroll and the Gross

Revenue Share Payments), junior to the liens securing certain obligations of Jazz Casino under the HET/JCC Agreement, the A Term Loan, and the Working Capital Facility, and pari passu with the liens securing the B Term Loan, and are guaranteed by each of the Debtors.

                  Harrah's Crescent City Investment Company ("Harrah's Crescent City") a Nevada corporation and an indirect wholly-owned subsidiary of HET, acquired all of the shares of JCC Holding's Class B Common Stock in consideration for, among other things, an equity investment of $15 million in JCC Holding and the conversion to equity and contribution to JCC Holding on October 30, 1998 of $60 million in debtor-in-possession financing that had been provided to HJC by HET or its affiliates during HJC's Chapter 11 reorganization. Pursuant to a warrant agreement between JCC Holding and Harrah's Crescent City dated October 30, 1998, Harrah's Crescent City also received a warrant (the "Warrant") entitling it to purchase additional shares of unclassified Common Stock such that, upon exercise of the Warrant in its entirety, HET and its subsidiaries would own, in the aggregate, 50% of the then outstanding shares of JCC Holding unclassified Common Stock, subject to certain adjustments. The Warrant is exercisable at any time after the Transition Date (explained below) until October 28, 2005, in whole or in part, at a price of $15.00 per share. HET and its subsidiaries are not permitted to exercise the Warrant with respect to that number of shares that would cause HET and its subsidiaries to own more than 50% of the JCC Holding's Common Stock.

                  The outstanding capital stock of JCC Holding consists of shares of Class A Common Stock and Class B Common Stock. Prior to the Transition Date, HET and certain of its affiliates ("Harrah's Entities") own in excess of ninety (90%) percent of the Class B Common Stock. With certain exceptions, each share of Class A and Class B Common Stock has identical rights and privileges, and as to all matters submitted to a vote of the common stockholders, is entitled to one vote for each share of Class A and Class B Common Stock held. Except as otherwise required by law, the holders of the shares of Class A and Class B Common Stock generally vote together as one class on all matters submitted to a vote of the stockholders.

                  Prior to the Transition Date, the maximum number of authorized directors on JCC Holding's Board of Directors is six, three of which are designated as Class A directors and are elected by the holders of the Class A Common Stock, and three of which are designated as Class B directors and are elected by the holders of the Class B Common Stock. As the beneficial owner through Harrah's Crescent City of virtually all of the issued and outstanding shares of Class B Common Stock, HET, through Harrah's Crescent City, has the power to elect all of the Class B directors.

                  On the Transition Date, each share of Class A Common Stock and each share of Class B Common Stock was to automatically convert into one share of unclassified Common Stock. Accordingly, on and after the Transition Date, directors were to be elected by the holders of shares of unclassified Common Stock. Generally, "Transition Date" means the date upon which the earliest of the following events occurs: (1) October 28, 2002, (2) the end of two consecutive 12-month periods in which contingent payments under each of Jazz Casino's Notes equals or exceeds $15 million, or (3) the end of a 30-day period during which the average combined aggregate market value of the Class A Common Stock and Notes issued to former holders of HJC 14 1/4% notes equals or exceeds $435 million.

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

                  In connection with consummation of the HJC Plan and resumption of the construction of the Casino:

                  (a) Jazz Casino entered into a credit agreement dated as of October 29, 1998 (the "Bank Credit Facilities") among Jazz Casino, as borrower, JCC Holding, as guarantor and a syndicate of lenders led by Bankers Trust Company ("BTCo."), pursuant to which Jazz Casino obtained (i) $211.5 million in secured term loans in two tranches to finance construction of the Casino:
Tranche A in the aggregate amount of $60 million, consisting of three sub-tranches (the "Tranche A Term Loan"), and Tranche B in the aggregate amount of $161.5 million, consisting of two sub-tranches (the "Tranche B Term Loan"and, together with the Tranche A Term Loan, the "Term Loans"), and (ii) up to $25 million for working capital purposes under a secured revolving line of credit (the "Revolving Credit Facility");

                  (b) HET and HOCI provided a payment guarantee or "put" in favor of the bank lenders of up to $166.5 million in principal amount of the loans and/or stated amount of letters of credit of Jazz Casino provided under the Bank Credit Facilities, namely Tranche A-2 of Tranche A Term Loan ($20 million), Tranche B-2 of Tranche B Term Loan ($121.5 million) and the Revolving Credit Facility ($25 million) (the "HET Bank Credit Facilities Guarantee");

                  (c) Jazz Casino entered into a secured junior subordinated credit facility dated as of October 30, 1998 with HET and HOCI pursuant to which HET and HOCI loaned Jazz Casino $22.5 million of subordinated indebtedness (the "HET Junior Subordinated Credit Facility"); and

                  (d) Jazz Casino issued to BTCo., Bank One, Salomon Smith Barney Inc., Donaldson, Lufkin & Jenrette Securities Corporation and BT Alex. Brown Incorporated, approximately $27.3 million aggregate principal amount of unsecured 8% convertible junior subordinated debentures due 2010 (the "Convertible Junior Subordinated Debentures").

                  Also in connection with the consummation of the HJC Plan, a number of additional agreements were entered into relating to construction and operation of the Casino, including the Management Agreement, the Completion Guarantees, and the Completion Loan Agreement, each of which is described in more detail in Sections G and H below.

         D.       JCC Development.

                  Concurrent with construction of the Casino's gaming facilities, approximately 130,000 square feet of multipurpose non-gaming entertainment space on the second floor of the Casino was constructed to the point at which the shell of the second floor structure is complete. Jazz Casino has subleased the second floor to JCC Development pursuant to the terms of a sublease between Jazz Casino and JCC Development dated October 29, 1998 (the "Second Floor Sublease"). The term of the Second Floor Sublease commenced in September 1999. Unless the Second Floor Sublease is sooner terminated by its terms, the sublease will terminate on the earlier of the date of its expiration or the date of termination of the RDC Lease.

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

                  On February 22, 2000, Jazz Casino and JCC Development presented to the City a preliminary master plan governing the use of the second floor of the Casino. A final master plan, which must be approved by the City, the RDC and the LGCB, would be required to establish, in addition to a variety of uses, (1) leasing guidelines regarding rent, termination rights and termination fees, tenant improvements and concessions, permissible uses and brokerage fees, (2) an initial capital improvement budget, and (3) an initial operating budget for the first year of operations on the second floor. The process of developing a master plan for final approval is expected to take several months and currently has no deadline for approval. The LGCB has approval rights over the master plan and the authority to approve all subleases and uses of the second floor. There is currently no scheduled date for commencing the build-out of the second floor, and JCC Development has not obtained the funding necessary to complete the build-out of the second floor of the Casino beyond the shell construction.

                  JCC Development has expended approximately $1.65 million through December 31, 2000 towards developing a master plan for the build out and leasing of the second floor of the Casino for non-gaming uses and for construction-related work that needed to take place on the second floor of the Casino prior to opening the Casino in order to prevent disruption to the Casino's gaming operations. JCC Development has arranged to borrow up to $2 million from a subsidiary of HET to fund those items (the "JCC Development Loan"). Borrowings under that loan bear interest at 9% per year, and, at JCC Development's option, may be paid in cash or in kind. Principal and interest under that loan must be paid out of the permanent financing ultimately obtained for the completion of the second floor of the Casino. As of December 31, 2000, JCC Development has borrowed $1.65 million under the JCC Development Loan.

                  Jazz Casino is entitled to convert any portion of the second floor to gaming use, subject to the approval of the LGCB and the provisions of the Casino Operating Contract. If, however, that conversion reduces the sublease revenue payable to the RDC pursuant to the Second Floor Sublease, Jazz Casino is required, under certain circumstances and for certain periods of time, to compensate the RDC for the reduction.

         E.       JCC Canal.

                  Under the HJC Plan, title to the real property owned by HJC at 3 Canal Place vested in JCC Canal. Thereafter, JCC Canal entered into an Air Rights Agreement affecting the rights of a third party to erect a structure over Clary Street, adjoining 3 Canal Place. The Debtors currently use the 3 Canal Place property for employee parking. JCC Canal has no material assets other than the 3 Canal Place property.

                  On February 14, 2000, JCC Fulton entered into a contract to sell the 3 Canal Place property to Wyndham International, a hotel developer, for $6.5 million. It was anticipated that JCC Canal (the owner of the property) would transfer the 3 Canal Place property to JCC Fulton in exchange for a membership interest in JCC Fulton. As a condition to that sale, Wyndham International must begin construction of a 300 room hotel on the property within two years of closing. If Wyndham International does not meet that condition, JCC Fulton has an option to repurchase the property for $6.5 million plus interest on the purchase price equal to 7.0%. Because the sale of the

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

3 Canal Place property would violate certain of the covenants in the Bank Credit Facilities, the Debtors must obtain certain waivers and consents from the Banks (among others) for JCC Canal to transfer the property to JCC Fulton and for JCC Fulton to sell the property to Wyndham International. Although the Debtors still anticipate selling the property, the existing sale contract with Wyndham International is contingent upon obtaining certain third party approvals and Wyndham International completing its due diligence, the date for completion of which has been extended to June 2001.

         F.       JCC Fulton.

                  Under the HJC Plan, title to the Fulton Street Properties was transferred to JCC Fulton. Those properties do not presently generate any material revenues. However, the Debtors intend to develop the Fulton Street Properties, possibly with the assistance of a third party developer, for entertainment uses that would support and would complement the Casino. JCC Fulton has not obtained financing to fund the development of that property. The Fulton Street Properties, which presently contain approximately 48,300 square feet of usable office space, are being used by the Debtors for the Casino's recruiting offices and for other purposes ancillary to the operation of the Casino until such time as the properties are developed.

         G.       Description of the Manager and Management Agreement.

                  On October 29, 1998, Jazz Casino and the Manager entered into the Management Agreement, pursuant to which Jazz Casino engaged the Manager to manage the operations of the Casino. The Manager is an indirect wholly-owned subsidiary of HET, and was formed in May 1993 for the purpose of acting as the manager of the Basin Street Casino and Casino for HJC.

                  Under the Management Agreement, the Manager is responsible for and has authority over, among other things: hiring, supervising and establishing labor policies with respect to employees working in the Casino; gaming and entertainment policies and operations including security and internal control procedures; advertising, marketing and promoting the Casino; providing Casino-level accounting and budgeting services in connection with the operation of the Casino; maintaining, renovating and improving the Casino; performing certain system services generally performed at casinos owned or managed by HET or its affiliates; and performing certain other functions identified by Jazz Casino and agreed to by the Manager.

                  During the term of the Management Agreement, which runs for a period of twenty years with the option for up to four consecutive ten year extensions, Jazz Casino is required to fund the cost of operating the Casino and is responsible for, among other things: approving budgets presented by the Manager; maintaining Jazz Casino's leasehold interest in the Casino's premises, free from encumbrances other than those set forth as exceptions in the title policy covering the Casino's premises; obtaining and maintaining all licenses and permits required to own and operate the Casino and handling governmental affairs; developing, leasing and financing the second floor of the Casino; complying with certain minority, women and disadvantaged persons hiring requirements; paying indebtedness encumbering the Casino; handling community and public relations, excluding advertising, marketing and promotions; establishing and administering employee benefit plans and other employee benefit matters; determining, based on the Manager's recommendations, which entity

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

will provide the Casino certain administrative services; assisting the Manager with respect to any matters delegated to the Manager if requested in writing by the Manager and agreed to by Jazz Casino; and handling all corporate, administrative and other business activities of the Casino and any other matters not expressly delegated to the Manager under the Management Agreement.

                  Under the Management Agreement, the Manager is to receive an annual payment equal to 3.0% of the gross revenues of the Casino (the "Base Management Fee") and 7.0% of EBITDA of the Casino above (i) $40 million for the six month period ending on the date which is six months after the opening of the Casino and each anniversary of such date, and (ii) $75 million for the twelve month period ending on the date which is twelve months after the opening of the Casino and each anniversary of such date, less the Incentive Fee paid to the Manager for the prior six months (the "Incentive Management Fee" and, together with the Base Management Fees, the "Management Fees"); provided, however, that the Manager is to refund to Jazz Casino all fees paid by Jazz Casino under clause (i) above if EBITDA does not exceed $75 million for the 12-month period ending on the date which is 12 months after the opening of the Casino and each anniversary of such date. For purposes of the Management Agreement, EBITDA means earnings before interest, taxes, depreciation and amortization but after payment of the Base Management Fee. The Base Management Fee is to be paid monthly. The Incentive Management Fee, if any, is to be paid at six-month intervals on the next business day following actual cash payment of all accrued Fixed interest and contingent payments, if any, on the Notes. No Base Management Fee is to be paid, and no Incentive Management Fee may be accrued or paid, during or with respect to any period in which Jazz Casino is in default with respect to interest or principal payments on the Notes or the Bank Credit Facilities. Any unpaid Base Management Fees are to be deferred and payable to the Manager out of the first available funds.

                  The Senior Subordinated Notes provide for six elections by Jazz Casino to pay semi- annual fixed interest in kind rather than in cash for the first three years of the Senior Subordinated Notes, and for further elections by Jazz Casino to pay semi-annual fixed interest in kind thereafter if the EBITDA for the prior twelve (12) months have not exceeded $28.5 million. If Jazz Casino elects to pay fixed interest in kind during the first four interest payment periods, the Manager is to defer its Base Management Fee if the cash savings from paying fixed interest in kind is needed for cash flow deficiencies other than for repayment of Tranche A-1 or Tranche A-2 of the Tranche A Term Loan. If Jazz Casino is required to pay fixed interest in kind during the third, fourth, fifth or sixth interest payment periods because of the terms of the Term Loans or if Jazz Casino elects to pay fixed interest in kind during such periods, the Incentive Management Fee is to be deferred during such corresponding period.

                  The Management Agreement also provides, among other things, that neither the Manager nor Jazz Casino nor any affiliate of the Manager or Jazz Casino that is controlled by the Manager's ultimate parent or Jazz Casino's ultimate parent, as the case may be, may develop, own, finance or manage casino or other gaming operations in Orleans, Plaquemines, St. Charles, St. Tammany, Jefferson or St. Bernard Parishes, Louisiana, except for the Casino.

                  Jazz Casino also has entered into an administrative services agreement with HOCI dated October 30, 1998 (the "Administrative Services Agreement"), whereby HOCI provides certain

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

services for a monthly fee that are not covered by the Management Agreement, such as accounting, computer processing, payroll, risk management, marketing teleservices and administering certain employee benefit packages. Jazz Casino also entered into the Slot Lease with HOCI, described in Section II.H.6 below.

         H.       Material Contracts.

                  In addition to the Management Agreement, Administrative Services Agreement and Second Floor Sublease described above, the Debtors are parties to the following material executory contracts:

                  1.       Casino Operating Contract.

                  Under the HJC Plan, all of HJC's right, title and interest in and to the Casino Operating Contract revested in HJC on the effective date of the HJC Plan and was at the same time assigned to Jazz Casino and modified in accordance with applicable State law and the agreement of the parties thereto. The Casino Operation Contract gives Jazz Casino the right to own and operate the Casino under applicable State law.

                  The Casino Operating Contract provides for annual payments to the LGCB in an amount equal to the greater of (i) $100 million or (ii) 18.5% of Gross Gaming Revenue up to and including $600,000,000, or a greater percentage if Gross Gaming Revenues exceed $600,000,000 (the "Gross Revenue Share Payments"). Jazz Casino is required to make a daily payment to the LGCB equal to $100 million divided by 365 days, as well as the payment at fiscal year-end of any Gross Revenue Share Payment adjustments that may be required. Any unpaid portion due to the State in any one fiscal year (including any short fiscal year for the period immediately following opening of the Casino) in which Jazz Casino might cease operations other than in the ordinary course of business, whether or not in connection with a filing for relief in the United States Bankruptcy Court (the "Minimum Payments") are guaranteed by a Minimum Payment Guaranty. For purposes of Jazz Casino's Minimum Payment obligations, the Casino Operating Contract uses a fiscal year ending March 31 (a "COC Fiscal Year"). A failure by Jazz Casino to cause to be provided a Minimum Payment Guaranty before the first day of a COC Fiscal Year may result in an indefinite termination of the Casino Operating Contract with no period in which to cure such failure.

                  For the partial COC Fiscal Year of operation ending March 31, 2000 and, subject to the terms and conditions set forth in the HET/JCC Agreement, for the four (4) subsequent full COC Fiscal Years, HET and HOCI agreed to provide a Minimum Payment Guaranty. The obligations of Jazz Casino under the HET/JCC Agreement are secured by a first priority lien on substantially all the Debtors' assets (excluding the Casino Operating Contract and the Gross Revenue Share Payments). The Minimum Payment Guaranty guarantees Jazz Casino's obligation to pay the Minimum Payments only during the COC Fiscal Year in which Jazz Casino abandons operations of the Casino, fails to make daily payments to the LGCB or files for bankruptcy and has ceased casino operations (each a "Minimum Payment Default") and does not secure any obligations during, or otherwise apply to, any subsequent COC Fiscal Year. In the event a non-renewal condition under the HET/JCC Agreement has occurred or upon termination of the HET/JCC Agreement on March 31, 2004, Jazz Casino is

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

required under the Casino Operating Contract to secure a substitute guarantor to provide a Minimum Payment Guaranty. Such guarantor may or may not be HET. HET and HOCI have no legal obligation or duty to provide a Minimum Payment Guaranty for any COC Fiscal Year following a COC Fiscal Year in which a Minimum Payment Default has occurred or any other non-renewal condition under the HET/JCC Agreement has occurred, for any COC Fiscal Year after March 31, 2004, or if the HET/JCC Agreement has otherwise terminated pursuant to its terms.

                  2.       RDC Lease.

                  Jazz Casino, the RDC and the City, as intervenor, are parties to the RDC Lease, pursuant to which Jazz Casino leases the Casino property and accompanying parking lots from the RDC. The initial term runs until October 2028, with three consecutive 10-year renewal options. If the initial term of the Casino Operating Contract expires prior to the expiration of the initial term of the RDC Lease or the Casino Operating Contract fails to be renewed or extended following due application, Jazz Casino and the RDC each have the right to terminate the RDC Lease, and upon such termination the parties thereto will have no further rights or obligations thereunder. If the RDC or Jazz Casino elects not to terminate the RDC Lease in such circumstance, Jazz Casino is obligated to pay only the rent, impositions, and certain other payments under the RDC Lease, and Jazz Casino is excused from complying with all obligations of the RDC Lease which directly or indirectly require operation of the Casino until such time as a casino operating contract is re-acquired by Jazz Casino.

                  The current rent under the RDC Lease is $5 million per year for the first five years after the opening date of the Casino, and increases by $2.5 million every five-year period thereafter, provided that those increases do not result in yearly rent exceeding 3% of the Gross Gaming Revenue (as defined in the RDC Lease) for the fiscal year immediately preceding the rental adjustment date. If the adjusted rent would exceed the 3% threshold, the rent for the five-year period is the greater of the rent for the preceding fiscal year or 3% of Gross Gaming Revenue for the preceding fiscal year. In addition to the above rent payments, payments under the RDC Lease also are made based upon a varying percentage of Gross Gaming Revenue.

                  Jazz Casino also is obligated to pay additional sums pursuant to the RDC Lease, including, but not limited to, an annual contribution of $2 million to the City to be allocated to the Orleans Parish School Board, an annual contribution of $200,000 to be allocated to the Audubon Park Commission, two payments of $875,000 to be allocated to the New Orleans Police Department and a variable monthly payment to the RDC based upon certain non-gaming revenue. The RDC Lease provides that the minimum of the rent payments, the payments based upon gross revenue (both gaming and non-gaming) and the payment allocated to the Audubon Park Commission must equal $12.5 million per year payable in monthly installments. Jazz Casino also is obligated under the RDC Lease to pay the City $1.25 million for each fiscal year in which Jazz Casino receives Gross Gaming Revenue in excess of $350 million. Certain other payments must be made by Jazz Casino under the RDC Lease including a one time payment, at a time elected by the RDC, based upon the aggregate value of the stock of JCC Holding, payments based upon dividends and/or distributions made to shareholders of JCC Holding, and a yearly contribution of $1.0 million to the City for its tourism marketing program in which Jazz Casino is permitted to participate by, among other things, controlling (with certain exceptions) the expenditure of that contribution.

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

                  The RDC Lease provides that either the RDC or the City may, for any reason, refuse to consent or financially condition any assignment, sale or transfer of Jazz Casino's interest in the RDC Lease, the Second Floor Sublease, or the Management Agreement to any entity (including a subsidiary or affiliate thereof) that has previously operated a licensed gaming establishment (including a riverboat) within Orleans Parish.

                  The RDC Lease provides that all persons employed at the Casino shall be employed by Jazz Casino or JCC Development (other than certain key Casino management personnel to be employed by the Manager). The RDC Lease requires that on the opening date of the Casino, not less than 55% of the employees of Jazz Casino and JCC Development were to live and reside in Orleans Parish. The minimum percentage of Jazz Casino and JCC Development employees that are Orleans Parish residents increases by 2% on each anniversary of the opening date until the residency requirement reaches 65%. Jazz Casino has agreed to use its best efforts to maximize hiring in Orleans Parish with the goal being that 80% of employees of Jazz Casino and JCC Development, in the aggregate, live and reside in Orleans Parish. The GDA (which terminated upon the Casino's opening) and the RDC Lease also required Jazz Casino to form a special purpose corporation to foster new and existing businesses owned and controlled by minorities, women and disadvantaged people. Jazz Casino has formed such a corporation, and as of December 31, 2000, had provided $312,500 in funding to that corporation. Jazz Casino must also contribute an additional $500,000 per year for five years to promote similar public support efforts. Jazz Casino is required to deposit those amounts into a separate account and then fund contributions to qualified recipients based upon certain criteria. As of December 31, 2000, Jazz Casino had deposited an aggregate of $625,000 into such an account, and had disbursed $441,858 of that amount to qualified recipients.

                  The RDC Lease permits Jazz Casino to enter into the Second Floor Sublease to develop the second floor of the Casino for non-gaming uses. As rent, JCC Development will pay 50% of net operating income from the second floor development to the RDC. The remaining 50% of net operating income shall be paid by JCC Development to Jazz Casino as sublease rent. Jazz Casino may convert any portion of the second floor in the future to a gaming use, subject to the approval of LGCB; provided, that if such conversion would result in less sublease revenue to the RDC, Jazz Casino will compensate the RDC for such reduction in the sublease revenue. In the event that such a conversion to gaming use takes place, such space will be removed from the Second Floor Sublease and will thereafter be subject to the terms of the RDC Lease that apply to the first floor of the Casino.

                  3.       General Development Agreement.

                  The GDA set forth the obligations of Jazz Casino, the RDC and the City, as intervenor, and the procedures to be followed relating to the design, development and construction of the Casino and certain related facilities. Among other things, the GDA provided for the issuance of a completion guarantee from HET and HOCI in favor of the RDC and the City; imposed responsibility on Jazz Casino for the location, identification and condition of all utilities serving the Casino; obligated Jazz Casino to reimburse the RDC for reasonable fees and expenses of the RDC; and established scheduling parameters for the construction and completion of the Casino. The GDA terminated at approximately the time of the opening of the Casino.

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

                  4.       Completion Guarantees.

                  HET and certain affiliates (the "Completion Guarantors") entered into separate guarantees (the "Completion Guarantees") in favor of each of (i) the RDC and the City, (ii) the LGCB, (iii) the holders of the Notes, and
(iv) the lenders under the Bank Credit Facilities (collectively, the "Beneficiaries"). Under the Completion Guarantees, HET and certain affiliates guaranteed, inter alia, (a) the obligations of Jazz Casino to commence and complete the construction of and timely and fully pay for all costs and expenses of completion when due for the initial Casino facilities and the shell construction of the second floor of the Casino, and to equip the Casino with the required furniture, fixtures and equipment so that the Casino was ready to open to the public; and (b) the full and complete payment and performance of all obligations of Jazz Casino to pay on a timely basis all amounts due from or incurred by or otherwise payable by Jazz Casino to any person, including without limitation, any rent, liquidated damages or other amounts payable to the City and the RDC under the RDC Lease, and all project costs, including without limitation, the payment of interest and scheduled principal payments, taxes, amounts owing to the LGCB under the Casino Operating Contract, amounts owing to the City and the RDC under the RDC Lease, assessments, utilities, insurance, maintenance expenses, and amounts owing from injuries or damages to person or property or amounts due pursuant to contracts or agreements to be funded, paid and satisfied on or prior to the termination of construction of the Casino.

         As of December 31, 2000, the Casino's construction was complete and substantially all construction and pre-opening invoices have been paid, with the exception of certain unresolved claims from the HJC bankruptcy case. The Debtors estimate that the remaining unpaid costs relating to those unresolved claims are approximately $2.5 million.

                  5.       Completion Loan Agreement.

                  Jazz Casino and the Completion Guarantors have entered into an Amended and Restated Completion Loan Agreement (the "Completion Loan Agreement"), pursuant to which any expenditures made by the Completion Guarantors under the Completion Guarantees are deemed loans ("Completion Loans") by the Completion Guarantors in favor of Jazz Casino. Under the Completion Loan Agreement, the Completion Guarantors were required to make Completion Loans to the extent that the total cost to complete the Casino (to the point at which the Casino contained 100,000 square feet of gaming space) exceeded the budgeted cost to complete the Casino. The obligation of Jazz Casino to repay amounts advanced by the Completion Guarantors is an unsecured obligation of Jazz Casino and junior in right of payment to the principal and interest due and payable with regard to the Notes and obligations under the Bank Credit Facilities. Such repayment obligation bears an interest rate of 8% per annum and matures six months after the maturity of the Notes. As of December 31, 2000, approximately $5.1 million had been advanced under the Completion Loan Agreement. Of the estimated $2.5 million in additional remaining costs described in Section II.H.4 above, approximately $1.8 million is available to pay such claims from the return of an escrow deposit that had been created for the benefit of the Casino's general contractor.

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

                  6.       Slot Lease.

                  In October 1999, Jazz Casino entered into a master lease agreement with HOCI (the "Slot Lease") pursuant to which Jazz Casino leases approximately 1,900 slot machines (the "Slot Machines"), including 1,085 slot machines sold to HOCI as discussed below. The terms of the various slot machines leased under the master lease agreement range from 3 years to 3.7 years.

                  In October 1999, Jazz Casino sold approximately 1,085 slot machines to HOCI for $6.0 million. Those slot machines are being leased back under an operating lease from HOCI for a term of 3.7 years pursuant to the terms of the Slot Lease described above. The Slot Lease is being accounted for as an operating lease. The Slot Lease grants Jazz Casino an option to purchase the underlying slot machines at prices approximating fair value in 2001, 2002 and at lease termination.

                  7.       Title Insurance.

                  In connection with and at the time of consummation of the HJC Plan, First American Title Insurance Company ("First American") issued owner's and lender's title insurance policies (the "Title Insurance Policies") for the benefit of JCC Holding and its secured creditors. Those policies included an owner's policy in favor of Jazz Casino in the amount of $524,000,000, insuring title to the Casino and related facilities; an owner's policy in favor of JCC Canal in the amount of $4,000,000, insuring title to the 3 Canal Place Property; and an owner's policy in favor of JCC Fulton in the amount of $13,000,000, insuring title to the Fulton Street Properties. First American also issued lender's policies in favor of the Collateral Agent, insuring title to those same properties.

                  8.       Audubon Contract.

                  Jazz Casino has entered into a ticket purchase agreement with the Audubon Institute (the "Audubon Ticket Agreement") whereby Jazz Casino has agreed to purchase tickets from the Audubon Institute for a minimum of $375,000 per year for the first six years of Casino operations. That amount is subject to increase based on increasing gross gaming revenue levels achieved by Jazz Casino.

                  9.       Other Leases.

                  Jazz Casino leases its principal executive offices consisting of approximately 30,000 square feet located at 365 Canal Street, Suite 900, under a 104 month lease that commenced January 1, 2000.

            Under a lease between the Alabama Great Southern Railroad Company and Grand Palais, dated November 10, 1993 (as modified and subsequently assigned to Jazz Casino, the "Railroad Lot Lease") that expires in July 2023, Jazz Casino leased approximately 15 acres of land, including an unoccupied 15,000 square foot building adjacent to the New Orleans Municipal Auditorium (the site of the Basin Street Casino). It was originally anticipated that this land would be used for employee parking. However, more suitable parking was located closer to the Casino. On January 3, 2001, the parties to the Railroad Lot Lease executed an amendment thereto pursuant to

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

which a significant portion of the leased property is to be released to the landlord, effective March 31, 2001, and the rent thereunder reduced. Under that amendment, Jazz Casino has the right to terminate the Railroad Lot Lease on August 1, 2003. Jazz Casino is currently seeking alternative uses for the remainder of the property.

                  Finally, pursuant to a master lease that expires in February 2004, Jazz Casino also leases an aggregate of approximately 41,000 square feet of warehouse space where it stores gaming equipment and supplies for use in the Casino.

         I.       Employees and Employee Benefits.

                  As of December 31, 2000, the Debtors employed approximately 3,000 persons. Jazz Casino, through the Manager, hires and trains employees to operate the Casino. To the extent permitted by law and contract, Jazz Casino, in its hiring directed toward the opening of the Casino, gave priority to consideration and hiring the former employees of the Basin Street Casino. The Casino's executive staff is comprised of employees of the Manager and Jazz Casino.

                  The Gaming Act requires that at least 80% of the Casino's employees be Louisiana residents for at least one year prior to employment. The RDC Lease currently requires that at least 57% of the employees of Jazz Casino and JCC Development live and reside in Orleans Parish, subject to reduction to comply with applicable law. That minimum percentage will increase by 2% on each anniversary of the Casino's opening until the residency requirement reaches 65%, subject to reductions to comply with applicable law. The RDC Lease also obligates Jazz Casino to comply with a revised and updated open access program and plans adopted pursuant thereto that are designed to facilitate participation by minorities, women, and disadvantaged persons and business enterprises in developing, constructing and operating the Casino.

                  The Debtors have established the following employee and non-employee benefits and compensation incentive programs.

                  1. Jazz Casino 401(k) Plan. On November 27, 1998, Jazz Casino established a defined contribution savings and retirement plan (the "401(k) Plan"), which among other things, allows pretax and after-tax contributions to be made by employees to the plan. Under the 401(k) Plan, participating employees may elect to contribute up to 16 percent of their eligible earnings, the first six percent of which is matched by Jazz Casino. Under the terms of the plan, Jazz Casino may also elect to make an additional discretionary contribution. Amounts contributed to the plan are invested at the participant's direction in a money market fund, a bond fund, a balanced fund, a large capitalization stock fund or a small capitalization global stock fund. Participants become vested in the matching contribution over five years of credited service.

                  2. Long-Term Incentive Plan. On October 29, 1998, the board of directors of JCC Holding adopted the JCC Holding 1998 Long-Term Incentive Plan (the "Long-Term Incentive Plan"), which received stockholder approval on May 13, 1999. Under the terms of the Long-Term Incentive Plan, the following can be awarded to employees, officers, consultants and directors: stock options, stock appreciation rights, performance units, restricted stock, dividend equivalents, other stock-based

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

awards or any other right or interest relating to Class A Common Stock, and, on or after the Transition Date, unclassified Common Stock. JCC Holding has reserved for issuance upon the grant or exercise of the above awards, 750,000 shares of the authorized but unissued shares of Class A Common Stock. As of December 31, 2000, JCC Holding had granted options to purchase an aggregate of 208,889 shares of Class A Common Stock, and 231,426 shares of restricted Class A Common Stock had been issued under the Long-Term Incentive Plan.

                  Prior to the Petition Date, the Compensation Committee of JCC Holding's Board of Directors determined to award approximately $1 million in cash incentives, in lieu of stock, to approximately 15 mid-level management employees of the Debtors. The award of cash incentives in lieu of stock is authorized under the Long Term Incentive Plan. Those cash incentives are payable over the next four years.

                  In addition, prior to the Petition Date the Compensation Committee of JCC Holding's Board of Directors determined to award incentive compensation to JCC Holding's senior officers. That compensation included a cash award in the aggregate amount of approximately $450,000, 25% of which was paid prior to the Petition Date, and the balance of which is payable on the Effective Date. It is contemplated that after the Effective Date, JCC Holding's Board of Directors will consider grants of New Common Stock and stock options to JCC Holding's senior management to compensate management for their Common Stock and Common Stock Options being extinguished under the Plan.

                  3. Non-Employee Director Stock Option Plan. On March 4, 1999, the board of directors of JCC Holding adopted the 1999 Non-Employee Director Stock Option Plan (the "Director Stock Option Plan"), which received stockholder approval on May 13, 1999. Under the terms of the Director Stock Option Plan, options to purchase stock may be awarded to certain non-employee directors of JCC Holding. JCC Holding has reserved for issuance upon the exercise of stock options granted under the Director Stock Option Plan an aggregate of 150,000 shares of the authorized but unissued shares of Class A Common Stock. As of December 31, 2000, JCC Holding had granted options to purchase an aggregate of 20,000 shares of Class A Common Stock under the Director Stock Option Plan.

                  4. Deferred Compensation Plans. On November 18, 1999, JCC Holding's board of directors approved two deferred compensation plans established by Jazz Casino under which certain executives and employees may defer a portion of their compensation (the "Deferred Compensation Plans"). Amounts deposited into those plans are unsecured liabilities of Jazz Casino and earn interest at rates approved by the compensation committee of the board of directors. As of December 31, 2000, only one employee was participating in the Deferred Compensation Plans.

                  5. Other Employee Benefits. The Debtors maintain a wide variety of additional employee benefits for the approximately 3,000 employees of the Casino, as well as for the Debtors' other employees. Those numerous employee benefits include an employee bonus program; medical, dental and vision insurance; life and disability insurance; discounted public transportation; free uniforms and employee parking; employee discounts; certain part-time employee benefits; tuition assistance; certain scholarship, educational assistance and matching grant programs; a child care program; and a home ownership program (collectively, the "Casino Employee Benefits").

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

                  The Plan contemplates that following the Effective Date, the Debtors will maintain all Casino Employee Benefits (other than any benefits discontinued in the ordinary course of business), the 401(k) Plan, the Deferred Compensation Plans, and the Long-Term Incentive Plan (as modified to take into account the provisions of the Plan).

                  The Debtors also are contemplating the payment of incentive or "stay" bonuses for certain key employees. The Debtors will seek Bankruptcy Court approval, if required, to make such payments.

         J.       Regulation.

                  The ownership and operation of the Casino are subject to pervasive governmental regulation, including regulation by the LGCB in accordance with the terms of the Louisiana Economic Development and Gaming Corporation Act ( the "Gaming Act"), the rules and regulations promulgated thereunder and Jazz Casino's Casino Operating Contract. Jazz Casino's right to own and operate the Casino derives from the Casino Operating Contract which, subject to its terms and conditions, has a 20-year term beginning on July 1994, with one 10-year option to extend.

                  The Gaming Act and the rules and regulations promulgated thereunder, all of which are subject to amendment or revision from time to time, establish significant regulatory requirements with respect to gaming and non-gaming activities and Jazz Casino and JCC Holding, including, without limitation: requirements with respect to permitted games; minimum accounting and financial practices; standards for gaming devices and surveillance; licensing requirements for the Company's equity and debt holders, officers and directors, vendors and employees; standards for credit extension and collection; and permissible food services.

                  Failure to comply with the Gaming Act and the rules and regulations promulgated thereunder could result in disciplinary action, including fines and suspension or revocation of a license or a suitability determination. Certain regulatory violations could also constitute an event of default under the Casino Operating Contract resulting in the termination of Jazz Casino's right to operate the Casino.

                  Under the Gaming Act and the rules and regulations promulgated thereunder, Jazz Casino, JCC Holding, and their members, officers and directors were required to be found suitable by the LGCB in order to own and operate the Casino. The suitability requirement must be continuously satisfied during the term of the Casino Operating Contract. The Gaming Act and the rules and regulations promulgated thereunder also require suitability findings for, among others, the Casino's manager, anyone with a direct ownership interest (regardless of percentage interest) or the ability to control Jazz Casino, JCC Holding or the Casino's manager (as well as their intermediary and holding companies), certain officers and directors of such companies, certain employees of Jazz Casino and the Casino's manager and certain specified debt holders and lenders that have loaned Jazz Casino or JCC Holding money in connection with the Casino's construction and operation. Suitability of an applicant requires that the applicant demonstrate that, among other things: the applicant is a person of good character, honesty and integrity; the applicant's prior activities, criminal

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

record, if any, reputation, habits and associations do not pose a threat to the public interest of or the regulation and control of casino gaming or create or enhance the dangers of the State unsuitable, unfair or illegal practices, methods and activities in the conduct of gaming or the carrying on of the business and financial arrangements incidental thereto; and the applicant is capable of and is likely to conduct the activities for which a license or contract is sought.

                  In addition, to continue to be found suitable for purposes of the Casino Operating Contract, Jazz Casino must demonstrate that: it has or can guarantee its ability to acquire adequate business competence and experience in conducting casino gaming operations; financing that it seeks to obtain is adequate for the proposed operation and is from suitable sources; and it has, or is capable of and guarantees its ability to obtain, a bond or satisfactory financial guarantee of a sufficient amount to guarantee successful completion of and compliance with the Casino Operating Contract or such other projects that are regulated by the LGCB.

                  Under the Gaming Act and rules and regulations promulgated thereunder, any person holding or controlling a direct or beneficial 5% or more equity interest (either alone or in combination with others) in a direct or indirect holding company of Jazz Casino, including JCC Holding or the Casino's manager, is presumed to have the ability to control Jazz Casino or the Casino's manager (or their holding companies, as the case may be), requiring a finding of suitability. However, the suitability finding is not required if, among other things, the presumption of control is rebutted or the holder is one of several specified passive institutional investors and, upon request, the investor can demonstrate that it does not have the ability to control such entity and that it does not intend to influence the affairs of Jazz Casino or the Casino's manager. To the extent any holder of the securities of JCC Holding fails to satisfy that requirement, the holder may be required to obtain certain qualifications or approvals (including a finding of suitability) from the LGCB to continue to hold such securities. Any failure to obtain those qualifications or approvals may, by virtue of the requirements imposed on JCC Holding, subject those security holders to certain requirements, limitations or prohibitions, including a requirement that the security holders liquidate their securities at a time or at a cost that is otherwise unfavorable to the security holders.

                  Under the Gaming Act and rules and regulations promulgated thereunder, the LGCB has the authority to deny, revoke, suspend, limit, condition, or restrict any finding of suitability. Under the Gaming Act's rules and regulations, the LGCB also has the authority to take further action against Jazz Casino on the grounds that a person found suitable as required by the Gaming Act is associated with, or controls, or is controlled by, or is under common control with, an unsuitable or disqualified person. Under the Gaming Act's rules and regulations and the Casino Operating Contract, if at any time the LGCB finds that any person required to be and remain suitable has failed to demonstrate suitability, the LGCB may, consistent with the Gaming Act and the Casino Operating Contract, take any action that the LGCB deems necessary to protect the public interest. Under the Gaming Act's rules and regulations, however, if a person associated with Jazz Casino, the Casino's manager or their affiliate, intermediary, or holding companies, as the case may be, has failed to be found or remain suitable, the LGCB will not declare those companies unsuitable as a result if the companies comply with the conditional licensing provisions, take immediate good faith action and comply with any order of the LGCB to cause the person to dispose of its interest, and, before such disposition, ensure that the disqualified person does not receive any ownership benefits. The above

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

safe harbor protections do not apply if Jazz Casino, the Casino's manager or their affiliates, intermediaries, or holding companies, as the case may be, (1) fail to remain suitable, (2) had actual or constructive knowledge of the facts that are the basis for the LGCB regulatory action and failed to take appropriate action, or (3) are so tainted by such person that it affects the suitability of the entity under the standards of the Gaming Act.

                  Under the Gaming Act, the LGCB and the Louisiana state police are required to issue licenses or permits to certain persons associated with the Company's gaming operations, including: certain employees of Jazz Casino and the Casino's manager; certain manufacturers, distributors and suppliers of gaming devices; certain suppliers of non-gaming goods or services; any person who furnishes services or property to Jazz Casino under an arrangement pursuant to which the person receives payments based on earnings, profits or receipts from gaming operations; and any other persons deemed necessary by the LGCB.

                  Securing the requisite licenses and permits under the Gaming Act is a prerequisite for conducting, operating or performing any activity regulated by the LGCB or the Gaming Act. The Gaming Act provides that the LGCB has full and absolute power to deny an application, or to limit, condition, restrict, revoke or suspend any license, permit or approval, or to fine any person licensed, permitted or approved for any cause specified in the Gaming Act or rules promulgated by the LGCB. The Gaming Act's rules and regulations provide that the LGCB may take any of the actions described in the preceding sentence with respect to any person licensed, permitted, or approved, or any person registered, found suitable, or holding a contract, for any cause deemed reasonable. Moreover, any license, permit, contract, approval or thing obtained or issued pursuant to the provisions of the Gaming Act has been expressly declared by the legislature to be a pure and absolute revocable privilege and not a right, property or otherwise, under the constitutions of the United States or of the State of Louisiana. The Gaming Act also provides that no holder acquires any vested right therein or thereunder.

                  Under the Gaming Act's rules and regulations, gaming activities that may be conducted at an official gaming establishment, subject to the rule-making authority of the LGCB, include any banking or percentage game that is played with cards, dice or any electronic, electrical or mechanical device or machine for money, property or any thing of value, but exclude lottery, bingo, charitable games, raffles, electronic video bingo, pull tabs, cable television bingo, wagering on dog or horse races, sports betting or wagering on any type of sports contest or event. The Gaming Act's rules and regulations provide the LGCB broad discretionary authority to regulate all aspects of a casino operator's operations, including the power to, among other things: investigate violations of the Gaming Act and any rules and regulations promulgated thereunder, and any other incidents or transactions that it deems appropriate; conduct hearings and proceedings concerning, and reviews and inspections of, gaming operations and related activities; inspect and examine all premises, and all equipment or supplies thereon, where gaming activities are conducted, and impound, examine and inspect any equipment or supplies; audit the records of applicants and gaming operators relating to revenues produced by their gaming operations; issue interrogatories and subpoenas; and monitor the conduct of a casino operator such as Jazz Casino, and licensees, permittees and other persons having a material involvement directly or indirectly with the casino operator.

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

                  Under the Casino Operating Contract, for each fiscal year of the Casino's operation, Jazz Casino is required to pay to the LGCB the greater of: (1) $100 million or (2) specified percentages of the Casino's gross gaming revenue. Jazz Casino must make that payment to the LGCB in daily increments equal to approximately $274,000, with a settlement at the end of each such fiscal year if gross gaming revenues exceed certain amounts. At least one day prior to the beginning of each fiscal year (no later than March 31 of each year), Jazz Casino is required to post with the LGCB an unconditional guaranty of the minimum $100 million payment to the LGCB issued by a lender or third party with resources suitable to cover that payment (the "Minimum Payment Guaranty"). The failure to post such a guaranty will result in the immediate termination of the Casino Operating Contract with no period afforded in which to cure such failure. The Casino Operating Contract also imposes certain financial stability requirements on Jazz Casino relating to its ability to meet ongoing operating expenses, Casino bankroll requirements, projected debt payments and capital maintenance requirements. If Jazz Casino fails to clearly and convincingly demonstrate compliance with those requirements, the LGCB may impose certain regulatory conditions, including, without limitation, placing restrictions on certain distributions by Jazz Casino to affiliates or entities in a control relationship with Jazz Casino and its affiliates and appointing a fiscal agent. The failure to cure a financial stability default within the specified period of time is an event of default under the Casino Operating Contract that could lead to the closing the Casino, terminating Jazz Casino's Casino Operating Contract and/or the appointing a conservator.

                  The sale, transfer, assignment, or alienation of the Casino Operating Contract, or an interest therein, in violation of the Gaming Act is also prohibited. Further, under the Gaming Act, the sale, transfer, assignment, pledge, alienation, disposition, public offering, or acquisition of securities that results in one person's owning five percent or more of the total outstanding shares issued by Jazz Casino is void as to such person without prior approval of the LGCB. Failure to obtain prior approval by the LGCB of a person acquiring five percent or more of the total outstanding shares of a licensee or five percent or more economic interest in Jazz Casino is grounds for cancellation of the Casino Operating Contract or license suspension or revocation.

                  The Gaming Act also prohibits Jazz Casino from engaging in the following activities:

                           (i) Offering seated restaurant facilities with table
food service for patrons. However, Jazz Casino may offer limited cafeteria style food services for employees and patrons if permitted by rule of the LGCB, provided, however, that no food may be given away or subsidized within the Casino by Jazz Casino or any licensee, and no facility for food service may exceed seating for 250 people (by rule and regulation, the LGCB has authorized Jazz Casino to contract with local food preparers to provide certain limited food offerings at the Casino).

                           (ii) Offering lodging in the Casino, or engaging in
any practice or entering into any business relationships to give any hotel, whether or not affiliated with Jazz Casino, an advantage or preference not available to all similarly situated hotels.

                           (iii) Engaging in activities that are prohibited by
the Casino Operating Contract.

                           (iv) Engaging in the sale of products that are not
directly related to gaming.

                           (v) Cashing or accepting in exchange for the purchase
of tokens, chips or electronic cards an identifiable employee payroll check.

                  In addition, any contract between Jazz Casino and any hotel or lodging facilities must be submitted to the LGCB for approval prior to entering into the contract.

                  The Gaming Act, the rules and regulations promulgated thereunder, and the Casino Operating Contract have extensive provisions and prior approval requirements relating to certain borrowings incurred, and security interests granted, by Jazz Casino and JCC Holding in connection with the Casino. The Gaming Act authorizes the LGCB to provide for the protection of the rights of holders of security interests in both immovable property and movable property used in or related to casino gaming operations and to provide for the continued operation of the official gaming establishment during the period of time that a lender, as a holder of a security interest, seeks to enforce its security interest in such property. In connection therewith, the Gaming Act provides that the holder of a security interest in gaming-related collateral may receive payments from the owner or lessee of such property out of the proceeds of casino gaming operations received by the owner or lessee, and, the holder of the security interest may be exempt from the licensing requirements of the Gaming Act with respect to those payments if the transaction(s) giving rise to the payments were approved in advance by the LGCB, comply with all rules and regulations of the LGCB, and the LGCB determines that the holder is suitable.

                  Under the Gaming Act, a holder of a security interest in a gaming device who asserts the right to ownership or possession of the encumbered property may be granted a one-time, nonrenewable, provisional contract for a maximum of 90 days for the sole purpose of acquiring ownership or possession for resale to a licensed or approved person, all in accordance with rules and regulations to be promulgated by the LGCB. The Gaming Act's rules and regulations do not include a rule and regulation on that provision.

                  If the holder of a security interest in immovable property comprising the official gaming establishment wishes to continue to operate the official gaming establishment during and after the filing of a suit to enforce the security interest, the Gaming Act provides that the holder of the security interest must name the LGCB as a nominal defendant in the suit and request the appointment of a receiver from among the persons on a list maintained by the LGCB. Upon proof of default under the security instrument and the holder's right to enforce the security interest, the court will appoint a person from the LGCB's list as a receiver of the official gaming establishment. Upon appointment of the receiver, the Gaming Act requires the receiver to furnish a fidelity bond in favor of the security interest holder, the owner or lessee of the official gaming establishment and the LGCB in an amount to be set by the court after consultation with the LGCB and all parties. The Gaming Act requires the LGCB to issue to the receiver a one time, nonrenewable, provisional contract to continue gaming operations until the receivership is terminated. During the term of such contract, the receiver is deemed to have all the rights and obligations of a casino operator under a casino operating contract. The holder of the security interest petitioning for the appointment of a receiver under the Gaming Act is required to pay the cost of the receiver's bond and the cost of operating the official gaming

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

establishment or gaming operator during the term of receivership to the extent that such costs exceed available revenues. The Gaming Act further provides that the fees of the receiver and the authority for expenditures of the receiver are to be established by rules and regulations of the LGCB.

                  The Gaming Act provides that a receivership must terminate upon: (1) the sale of the property subject to receivership to a duly approved or authorized person; (2) the payment in full of all obligations due to the holder of the security interest in the property subject to the receivership; (3) an agreement for termination of the receivership signed by the holder of the security interest and the debtor, and approved by the LGCB and the court; or (4) the lapse of five years from the date of the initial appointment of the receiver. Under the Gaming Act, a receivership may also be terminated by notice from the holder of the security interest who petitioned for the receivership addressed to the court and the LGCB, advising of such holder's intention to withdraw its financial support of the receivership at a specified time not less than 90 days from the date of the notice. In the event of such notice, the Gaming Act provides that the holder of the security interest giving the notice will not be responsible for any costs or expenses of the receivership after the date specified in the notice; except for reasonable costs and fees of the receiver in concluding the receivership, and the costs of a final accounting. The Gaming Act provides that no rule or regulation and no provision in a contract executed by the LGCB pursuant to its authority to protect the holders of security interests in gaming related collateral will be the basis for any cause of action in contract or in tort against the State of Louisiana or the LGCB, its board of directors or its agents, attorneys or employees.

                  On July 24, 2000, in accordance with Section 9.5 of the Casino Operating Contract, the Manager and Jazz Casino submitted a certificate establishing compliance with the requirements of Section 9.5(a) through 9.5(d) of the Casino Operating Contract relating to the maintenance of a Casino bankroll, the performance and payment of operating expenses, the performance and payment of debt obligations and the payment of capital maintenance expenses. On September 27, 2000, Jazz Casino received a notice from the LGCB that it was in default of Section 9.5(c) of the Casino Operating Contract. The LGCB informed Jazz Casino of its determination that Jazz Casino had failed, as required by the Casino Operating Contract, to demonstrate by clear and convincing evidence that JCC has the continuing ability to pay, exchange, refinance or extend debt that will mature or otherwise become due and payable during the twelve-month period commencing on July 1, 2001, primarily due to the lack of a Minimum Payment Guaranty for the period beyond March 31, 2001. Pursuant to the Casino Operating Contract, Jazz Casino has six months after receipt of that notice, or until March 27, 2001, to cure such a default.

III.     RESULTS OF OPERATIONS AND POST-OPENING EVENTS

         A.       Casino Construction.

                  From October 30, 1998 until the Casino's opening on October 28, 1999, the Debtors' principal capital requirements related to construction of the Casino. The Debtors estimate that from November 22, 1995 (the date HJC filed for bankruptcy), the total cost of completing the Casino was approximately $379.7 million. That amount included, among other things, costs of completing construction of the Casino, costs of obtaining gaming equipment and supplies, reorganization costs related to the bankruptcy, payments to unsecured creditors and cure payments in connection with the assumption of certain contracts. Approximately $82.3 million of that amount was expended and paid prior to the consummation of the HJC Plan for costs incurred to enclose the Casino, administrative costs related to HJC's reorganization process and various obligations under HJC's agreements with the City.

                  The funds necessary to complete the development and construction of the Casino after consummation of the HJC Plan (including the installation of certain gaming equipment and other furniture, fixtures and equipment) were derived from a combination of the $15 million new equity investment from Harrah's Crescent City, the $211.5 million in term loans made available under the Bank Credit Facilities, the $22.5 million made available under the HET Junior Subordinated Credit Facility, the issuance of approximately $27.3 million of Convertible Junior Subordinated Debentures, and borrowings of approximately $5.1 million under the Completion Loan Agreement.

         B.       Casino Operating Results.

                  The Casino commenced operations on October 28, 1999. From the opening of the Casino through the end of the third quarter in 2000, Jazz Casino had an EBITDA loss of $54,862,000 from operations. If contractual interest due under Jazz Casino's loan agreements is included, the losses would exceed $95 million. Set forth below is a chart describing the financial performance of the Casino through the end of the third quarter of 2000 (all figures in thousands):


                                 1999                                    2000
                             (NOV-DEC)(1)         1 QUARTER           2 QUARTER           3 QUARTER              TOTAL
                              ---------           ---------           ---------           ---------           ---------
NET REVENUES                  $  41,156           $  62,616           $  64,314           $  69,925           $ 238,011

Operating Expenses               31,921              48,683              45,472              50,544             176,620

State Taxes                      17,808              24,932              24,932              25,205              92,877

City Payments                     3,099               3,826               3,828               3,944              14,697

Guarantee Fee                     1,000               1,500               1,500               1,500               5,500

Management Fee                    1,306               1,987               2,053               2,238               7,583
                              ---------           ---------           ---------           ---------           ---------
    EBITDA                    $ (13,978)          $ (18,312)          $ (13,471)          $ (13,506)          $ (59,267)
                              =========           =========           =========           =========           =========

Contractual Interest              6,869              10,667              11,138              11,822              40,496
                              ---------           ---------           ---------           ---------           ---------
    Cash Flow(2)              $ (20,847)          $ (28,979)          $ (24,609)          $ (25,328)          $ (99,763)
                              =========           =========           =========           =========           =========

 (1)  Includes three days of operations in October 1999.
 (2) Net income plus depreciation and amortization.

         C.       Liquidity, Deferrals and Forbearance Agreements.

                  1. General.

                  Under the Senior Subordinated Notes Indenture, Jazz Casino has the option to pay the first six semiannual payments of fixed interest on the Senior Subordinated Notes in kind rather than in cash. Jazz Casino also has the option of paying the interest on its Convertible Junior Subordinated Debentures, in whole or in part, in kind rather than in cash (1) at any time on or prior to October 30, 2003, and (2) at any time thereafter if Jazz Casino does not make contingent payments with respect to its Senior Subordinated Notes on the immediately preceding interest payment date for the Senior Subordinated Notes.

                  In addition, the scheduled quarterly repayments under the Bank Credit Facilities are to be deferred for any of the first six semiannual interest payment periods if Jazz Casino pays interest on its Senior Subordinated Notes in kind, the Manager has deferred its fees under the terms of its Management Agreement, and HET and HOCI have deferred fees under the HET/JCC Agreement.

                  During 1999, Jazz Casino paid the first and second interest payments on its Senior Subordinated Notes and Convertible Junior Subordinated Debentures in kind rather than in cash, which amounted to $11.7 million and $2.3 million, respectively. During 2000, Jazz Casino paid interest in kind rather than in cash with respect to both of those obligations, which amounted to $12.2 million and $2.4 million, respectively. Jazz Casino also has deferred an aggregate of $5.2 million in principal repayments under the Bank Credit Facilities that were scheduled to be paid on July 31, 2000 and October 31, 2000, in accordance with the terms of the Bank Credit Facilities.

                  No fixed interest is payable on Jazz Casino's Contingent Notes. Contingent payments with respect to its Senior Subordinated Notes and its Contingent Notes, to the extent any are due and owing, are payable on each interest payment date based on the Contingent Payment Measurement Amount, as such term is defined in the Senior Subordinated Note Indenture and the Contingent Note Indenture. For the three months ended September 30, 2000 and 1999, the Contingent Payment Measurement Amount was negative $12.4 million and $71,000, respectively. During those same periods, Jazz Casino's Consolidated EBITDA, as such term is defined in the Indentures, was negative $12.4 million and $71,000, respectively. During those periods, no contingent payments were accrued or paid on either the Senior Subordinated Notes or the Contingent Notes.

                  Additionally, in accordance with the terms of the applicable agreements, Jazz Casino has deferred payment of the following amounts owed to HET or its subsidiaries:

                  o interest payments under the Junior Subordinated Credit Facility and the Completion Loan Agreement;

                  o credit enhancement fees payable as consideration for the HET Bank Credit Facilities Guarantee;

                  o        fees under the HET/JCC Agreement; and

                  o        fees under the Management Agreement.

As of December 31, 2000, $22.1 million had been deferred under those contracts and was owed to HET or its subsidiaries.

                  2. Forbearance Agreement.

                  On February 29, 2000, Jazz Casino entered into a limited forbearance agreement with Manager and HOCI, which was subsequently amended on August 31, 2000 (the "Forbearance Agreement"). Under the Forbearance Agreement, Manager and HOCI each agreed to forbear until April 1, 2001, the payment of the following items that Jazz Casino owes or which become due prior to April 1, 2001:

                  o rent and certain additional charges with respect to the Slot Lease;

                  o fees with respect to certain administrative services that HOCI provides Jazz Casino under the Administrative Services Agreement; and

                  o certain costs, expenses and services for which Jazz Casino is required to reimburse the Manager under the Management Agreement.

As of December 31, 2000, Jazz Casino had deferred a total of $18.1 million of payments to the Manager and HOCI under the Forbearance Agreement.

                  3. Modifications to Bank Credit Agreement.

                  The agreement governing the Bank Credit Facilities (the "Bank Credit Agreement") requires that Jazz Casino satisfy certain EBITDA maintenance requirements on a quarterly basis. Jazz Casino did not meet the required EBITDA test for the quarter ended June 30, 2000. However, at Jazz Casino's request, the lenders under the Bank Credit Facilities granted a temporary waiver of Jazz Casino's failure to comply with this covenant. That waiver, which also placed a temporary limit on Jazz Casino's revolver borrowing, expired on August 31, 2000, and was replaced with the amendment to the Bank Credit Agreement discussed below.

                  Under the HET/JCC Agreement, advances by HET and HOCI under the Minimum Payment Guaranty constitute a demand obligation of Jazz Casino and are secured by first priority liens on the Debtors' assets. In accordance with the terms of the Minimum Payment Guaranty, on February 29, 2000, upon notice by the LGCB that Jazz Casino had failed to make a daily payment, HET and HOCI began making the minimum daily payments of approximately $274,000 due to the LGCB under the Casino Operating Contract. As of December 31, 2000, HET and HOCI had advanced $44.1 million to the LGCB on Jazz Casino's behalf under the Minimum Payment Guaranty. The principal balance outstanding bears interest at LIBOR plus 1% (8.0% as of September 30, 2000). Because funding under the Minimum Payment Guaranty (and any subsequent minimum payment guaranty) could constitute a default under the Bank Credit Agreement if Jazz Casino's reimbursement obligation to HET and

HOCI in connection therewith exceeded $5 million, Jazz Casino's bank lenders granted Jazz Casino a limited waiver of the default subject to the following conditions:

                  o HET and HOCI agree to renew their Minimum Payment Guaranty for the full fiscal year beginning April 1, 2000 through March 31, 2001;

                  o the principal amount of unreimbursed payment obligations to HET and HOCI under the HET/JCC Agreement may not exceed $40 million without additional lender waivers;

                  o with respect to the up to $40 million that the banks permitted HET and HOCI to pay to the LGCB on Jazz Casino's account under the Minimum Payment Guaranty without declaring a default under the Bank Credit Facilities, HET and HOCI cannot demand repayment of, and JCC cannot repay, the principal or accrued interest owed on the principal, until, at the earliest, March 31, 2001; and

                  o the waiver is terminated when HET and HOCI demand repayment of the principal and accrued interest on the advances under the Minimum Payment Guaranty.

                  On July 20, 2000, funding under the Minimum Payment Guaranty reached $40 million, at which time Jazz Casino resumed making the daily payments directly to the LGCB because of the $40 million limit described above. Thereafter, on August 31, 2000, Jazz Casino entered into the Amendment to Credit Agreement; Modifications to Third Waiver and Related Documents; Amendment to Manager Subordination Agreement; and Other Agreements Amongst the Parties. The terms of that agreement provide for the following amendments and modifications to Jazz Casino's existing agreements with its lenders, the Manager and HOCI:

                  o The Bank Credit Agreement was amended to, among other things, (1) change the EBITDA maintenance requirements with which Jazz Casino was required to comply through the quarter ended December 31, 2000;
                           (2) subject to certain limitations, re-establish Jazz Casino's $25 million Revolving Credit Facility; (3) grant additional waivers to allow HET and HOCI to advance up to an additional $10 million for a total of $50 million under their Minimum Payment Guaranty subject to certain limitations, including the requirement that Jazz Casino must first borrow all of the $25 million available under the Revolving Credit Facility before additional amounts may be advanced under the Minimum Payment Guaranty; and (4) extended until February 28, 2001, the date by which a notice by HET and HOCI to the banks or the LGCB that the Minimum Payment Guaranty will not be extended, will constitute an event of default under the Bank Credit Facilities; and

                  o The agreement amended the Forbearance Agreement with the Manager and HOCI to permit Jazz Casino to continue to defer until April 1, 2001, the payment of certain amounts, including amounts presently due and becoming due under the Administrative Services Agreement, reimbursable costs due in the future under the Management Agreement, and the rent and certain additional charges with respect to the Slot Lease. The previous expiration date of the Forbearance Agreement had been August 31, 2000.

                  In connection with this agreement, HOCI purchased from Jazz Casino's bank lenders approximately $145.5 million of Jazz Casino's obligations under Tranche A-2 of the Tranche A Term Loan and Tranche B-2 of the Tranche B Term Loan, which loans had been guaranteed under the HET Bank Credit Facilities Guarantee, and also agreed to fund the balance of the Revolving Credit Facility as it is drawn. As of December 31, 2000, the outstanding balance under the Revolving Credit Facility was $25 million, including outstanding letters of credit of $1.8 million.

                  4. Capital Expenditures.

                  Pursuant to the RDC Lease, the Management Agreement and the Casino Operating Contract, Jazz Casino has established a capital replacement fund to make the capital expenditures necessary to operate the Casino. Jazz Casino is contractually required to fund monthly payments to the capital replacement fund in an aggregate amount equal to $3 million for the first 12 months following the Casino's opening, $4 million for the second 12 months following the Casino's opening, $5 million for the third 12 months following the Casino's opening, and 2% of the gross revenues of the Casino for each fiscal year thereafter. As of December 31, 2000, Jazz Casino had deposited $3.3 million into the interest-bearing capital reserve account and expended approximately $1.9 million.

         D.       Post-Opening Events.

                  1. Retention of Financial Consultants.

                  In July 2000, Jazz Casino, based upon its operational losses and recognizing that financial reorganization may be necessary to continue as a going concern, engaged the services of the investment banking firm of Jefferies & Company, Inc. ("Jefferies" or the "Financial Advisor") to assist in evaluating the means by which Jazz Casino may attempt to restructure its financial obligations.

                  2. Creation of Casino Tax Advisory Committee.

                  On September 20, 2000, the Mayor of the City of New Orleans ("Mayor") appointed a Casino Tax Advisory Committee ("Casino Committee"). The eighteen member citizen's committee was charged: (1) to review the Casino's financial records concerning revenue generated, as well as expenses incurred, from the date of opening to date; (2) advise the Mayor as to the Casino's viability; (3) advise the Mayor as to the Casino's economic impact on the City;
(4) advise the Mayor as to future feasibility of fulfilling its tax obligations;
(5) perform any other related activity assigned by the Mayor; and (6) provide a report of the Casino Committee's findings and recommendations to the Mayor.

                  3. JCC AND JEFFERIES REPORT TO THE CASINO COMMITTEE.

                  On November 13, 2000, a proposed plan for restructuring Jazz Casino's financial obligations, based upon Jefferies' analysis and advice, was presented to the Casino Committee. During that presentation, Jazz Casino proposed that various concessions be made by its securities holders, lenders, affiliates, the State, and other parties to whom Jazz Casino has contractual or legal obligations. Jefferies concluded that as currently configured, Jazz Casino is not financially viable because current and projected revenue is not and is not expected to be sufficient to pay all operating expenses, minimum taxes and debt service. The Jefferies report stated that, while the financing required for Jazz Casino's operations had been arranged through March 31, 2001, Jazz Casino's ability to continue as a viable business beyond that time was in doubt absent a significant restructuring of its finances.

                  The report also indicated that unless the $100 million minimum annual payment due to the LGCB under the Casino Operating Contract is reduced and economic concessions are obtained from numerous other parties to whom Jazz Casino has financial obligations, Jazz Casino will not be able to continue as a viable business. Among other things, Jazz Casino's restructuring proposal included the recommendation of a pre-negotiated bankruptcy proceeding to achieve a reorganization of Jazz Casino's financial arrangements and capital structure. Jefferies advised Jazz Casino that confirmation of a plan in bankruptcy to achieve such a result would likely involve the elimination of the equity held by JCC Holding's current stockholders. Jazz Casino's proposal also contemplated a rolling three-year guarantee by a third party guarantor of Jazz Casino's annual tax payments to the LGCB.

                  At that meeting, Jazz Casino announced that it anticipated its Gross Gaming Revenues for the year ended December 31, 2000, to be approximately $248 million. Jefferies further announced that it estimated, based on current operations and existing contractual obligations, the level of monthly gross gaming revenues needed for Jazz Casino to break even on a profit and loss basis is approximately $35 million.

                  4. TRADING OF JCC HOLDING STOCK HALTED.

                  Soon after the Jefferies presentation to the Casino Committee, the American Stock Exchange ("AMEX") advised JCC Holding that it no longer met the AMEX's continued listing requirements and that the AMEX had suspended trading in JCC Holding's Common Stock. By letter dated November 20, 2000, the AMEX advised JCC Holding that it had applied to the SEC to strike JCC Holding's Common Stock from listing and registration on the AMEX, effective at the opening of the trading session on November 30, 2000. As a result of the application, JCC Holding's Common Stock was delisted effective November 30, 2000.

                  5. CASINO COMMITTEE'S REPORT TO THE MAYOR.

                  On December 8, 2000, the Casino Committee provided to the Mayor its final report and recommendations. The Casino Committee, after conducting eight public hearings, hearing testimony from various individuals, and reviewing the Jefferies report, financial information and statements of Jazz Casino, made the following conclusions: (1) the Casino is operating at a substantial financial deficit that cannot be sustained; (2) the Casino is well managed and marketed by comparison to national standards; (3) the current tax burden on the Casino is well in excess of taxes imposed upon similarly- situated casinos; (4) the operating restrictions imposed upon the Casino are unprecedented in the casino industry and put the Casino at a competitive disadvantage; (5) the current capital structure is heavily debt-laden and not financially viable; (6) the economic impacts of the Casino on the City, State and region are significant and are similar or better than those generated by the largest and most successful businesses in the state; (7) there are no simple, effective and readily achievable alternatives to restructuring the debt of the Casino; (8) without restructuring, with the participation of all relevant parties, the likelihood of closure is significant and the negative economic impact on the City, State and region is enormous; and (9) there appear to be no viable alternatives to restructuring. Based on those findings, the majority Casino Committee's recommendations to the Mayor were as follows: (1) a reduction in the minimum payment requirements to the LGCB; (2) a revision to existing laws to ease the current restrictions on Jazz Casino's ability to "comp" and subsidize reduced hotel room rates and the customary hotel services for its select customers; (3) a revision to the existing laws to ease the restrictions on Jazz Casino's ownership and/or operation of restaurants or food service operations in the Casino; and (4) that the Mayor and other City leaders negotiate with representatives of the State and Jazz Casino with respect to the necessity and the amount of any reduction in revenues that are generated to the City and other local entities from the Casino.

IV.      EVENTS DURING THE CHAPTER 11 CASES

         A.       FILING OF THE CHAPTER 11 PETITIONS.

                  The Debtors filed petitions for relief under Chapter 11 of the Bankruptcy Code on January 4, 2000 (the "Petition Date") in the United States Bankruptcy Court for the Eastern District of Louisiana. The Bankruptcy Court has ordered that the Debtor's bankruptcy cases be jointly administered.

         B.       RETENTION OF PROFESSIONALS BY THE DEBTORS.

                  The Debtors have retained the following professionals, as indicated, to represent and advise them in connection with their Chapter 11 cases:

                                     ATTORNEYS

                         Jenner & Block, LLC
                         One IBM Plaza
                         Chicago, Illinois  60611

                         Heller, Draper, Hayden, Patrick & Horn, L.L.C. 650 Poydras Street
                         Suite 2500
                         New Orleans, Louisiana  70130

                                 FINANCIAL ADVISOR

                         Jefferies & Company, Inc.
                         11100 Santa Monica Boulevard, 10th Floor
                         Los Angeles, California  90025

                                      - and -

                         400 Poydras Street
                         New Orleans, Louisiana  70130

                                    ACCOUNTANTS

                         Deloitte & Touche L.L.P.
                         50 North Front Street
                         Memphis, Tennessee 38103

                  In addition, the Debtors have retained special counsel for specific purposes pursuant to orders of the Bankruptcy Court.

         C.       APPOINTMENT OF THE NOTEHOLDERS COMMITTEE.

                  Prior to the Petition Date, certain holders of Senior Subordinated Notes formed an informal committee (the "Informal Committee") to negotiate with the Debtors and other parties in interest. The members of that Informal Committee were:

                         The Seidler Companies
                         515 South Figueroa Street
                         Suite 1100
                         Los Angeles, California 90071

                         Contrarian Capital Management, LLC
                         411 West Putnam Avenue
                         Suite 225
                         Greenwich, Connecticut 06830

                         Merrill Lynch Investment Managers
                         800 Scudders Mill Road
                         Plainsboro, New Jersey 08536

                         Whippoorwill Associates, Inc.
                         11 Martine Ave.
                         White Plains, New York 10606

                  On January 10, 2001, the United States Trustee appointed a committee of holders of Senior Subordinated Notes to represent the interests of Noteholders. Since its formation, the Noteholders Committee has consulted with the Debtors concerning the administration of the Chapter 11 Cases.

                  The members of the Noteholders Committee, as of the date of filing of this Disclosure Statement, are set forth below:

                         NOTEHOLDERS COMMITTEE

                         The Seidler Companies
                         515 South Figueroa Street
                         Suite 1100
                         Los Angeles, California 90071

                         Contrarian Capital Management, LLC
                         411 West Putnam Avenue
                         Suite 225
                         Greenwich, Connecticut 06830

                         Merrill Lynch Investment Managers
                         800 Scudders Mill Road
                         Plainsboro, New Jersey 08536

                         Whippoorwill Associates, Inc.
                         11 Martine Ave.
                         White Plains, New York 10606

                         Lonestar Partners, L.P.
                         735 Montgomery Street
                         Suite 400
                         San Francisco, California  94111

                         Wells Fargo Bank Minnesota, N.A.
                         Sixth Street and Marquette Avenue
                         Minneapolis, Minnesota  55479
                         (Ex officio, non-voting member)

                                     ATTORNEYS

                         Skadden, Arps, Slate, Meagher & Flom (Illinois) 333 West Wacker Drive
                         Chicago, Illinois  60606

                         Steen, McShane & Williamson, L.L.C.
                         1100 Poydras Street
                         Suite 1250
                         New Orleans, Louisiana  70163-1250

                                 FINANCIAL ADVISOR

                         Houlihan Lokey Howard & Zukin Capital
                         685 Third Avenue
                         First Floor
                         New York, New York  10017

         D.       Debtor In Possession Financing and Use of Cash Collateral.

                  Upon the filing of the Debtors' Chapter 11 cases, the Debtors required funds to meet certain postpetition financial obligations, including the Minimum Daily Payments required under the Casino Operating Contract and the payment obligations arising under the RDC Lease. To meet those cash needs, the Debtors arranged for a debtor-in-possession financing facility the ("DIP Loan") provided by HET and its affiliates (the "DIP Lender"), the terms of which were negotiated with HET prior to the Petition Date.

                  At the commencement of the Debtors' bankruptcy cases, the Bankruptcy Court entered an Interim Order (I) Authorizing the Debtors to Incur Secured Indebtedness and (II) Providing for Use of Cash Collateral and Adequate Protection Therefor Pursuant to Sections 364(c)(2), 364(d) and 363(c)(2) of the Bankruptcy Code and Federal Rule of Bankruptcy Procedure 4001 and (III) Scheduling a Final Hearing Pursuant to Federal Rule of Bankruptcy Procedure 4001 (the "Interim DIP Order"), and thereafter on February 7, 2001 entered a final order (the "DIP Loan Order") approving a DIP Loan on substantially the same terms as the Interim DIP Order. Under the DIP Loan Order, the Debtors are authorized to borrow from the DIP Lender up to an aggregate principal amount not to exceed the amount of the Minimum Daily Payment due to the LGCB under the Casino Operating Contract times the number of days from and including the Petition Date through March 31, 2001, plus all accrued interest thereon and other costs and expenses due under the terms of the HET/JCC Agreement, secured by a first priority lien on substantially all the assets of the Debtors as provided in the HET/JCC Agreement, other than certain allowed administrative expense claims for the fees, expenses and costs of professionals retained by the Debtors and the Noteholders Committee. The DIP Loan Order further provides that no claims or liens of the DIP Lender are to have priority over any amounts paid to third parties pursuant to budgets approved by the DIP Lender.

                  In addition, on the Petition Date, the Debtors held in excess of $20 million in cash and cash deposits. HET and HOCI, the lenders under the Bank Credit Facilities and the Noteholders each assert that some or all of those fund are subject to their liens, and that such funds constitute "cash collateral," as that term is used in the Bankruptcy Code. The Bankruptcy Code prohibits the Debtors from using cash collateral unless (i) the secured creditors consent to such use, or (ii) the secured creditors are provided with "adequate protection" of their interest in the cash collateral in connection with such use. Under the DIP Loan Order, the Debtors were authorized to use the income and proceeds from collateral in which any secured party may have held a security interest, including cash, deposit accounts, and proceeds of accounts receivable and inventory. The secured creditors were granted replacement liens with the same validity and priority as their pre-petition liens on substantially all of the Debtors' property, to the extent of any diminution in the aggregate value of that collateral as of the Petition Date, as adequate protection for the Debtors' use thereof.

         E.       DEBTORS' EXCLUSIVE RIGHT TO FILE PLAN(S).

                  Under the Bankruptcy Code, a debtor has the exclusive right during the first 120 days of the Chapter 11 case to file a plan of reorganization (the "Exclusive Filing Period") and, if a plan is filed during the Exclusive Filing Period, the first 180 days of the case within which to obtain acceptance of a plan (the "Exclusive Solicitation Period"). Thus, the Exclusive Filing Period for the Debtor is scheduled to expire on May 4, 2001.

         F.       BAR DATE.

                  By order dated January 4, 2001 (the "Bar Date Order"), the Bankruptcy Court fixed March 15, 2001 (the "Bar Date") as the date by which proofs of claims must be filed in the Debtors' Chapter 11 Cases. Notice of the Bar Date, together with a proof of claim form, was mailed to all creditors listed on the Schedules. Notice of the Bar Date was also published. Holders of Senior Subordinated Notes are not required to file proofs of claim.

         G.       INITIAL BANKRUPTCY COURT ORDERS.

                  Upon the commencement of the Debtors' Chapter 11 cases, the Court entered several orders authorizing the Debtor to pay various prepetition claims. Those orders were designed to maintain the Debtors' relationships with their customers and employees, and to permit the Casino to continue operating in accordance with applicable law. The Court entered orders authorizing the Debtors to, among other things, (i) pay prepetition compensation, benefits and employee reimbursements, including insurance benefits, to employees, and (ii) honor obligations related to Jazz Casino's gaming operations, including the payment of all liabilities to customers and other Casino expenses required to be paid under the Casino Operating Contract.

         H.       EXTENSIONS OF TIME TO ASSUME OR REJECT LEASES.

                  Pursuant to section 365(d)(4) of the Bankruptcy Code, the Debtors are required to assume or reject their nonresidential real property leases on or before March 5, 2001, absent an extension of such time period by the Court. The Court has extended the time period for assumption or rejection of such leases until the date specified in a consummated plan of reorganization or such other date as the Court may order after motion and hearing.

         I.       SCHEDULES AND STATEMENTS.

                  On January 4 and 5, 2001, the Debtors filed with the Clerk of the Court their Statements of Financial Affairs, Schedules of Assets and Liabilities, Schedules of Executory Contracts and Unexpired Leases and Lists of Equity Security Holders (as amended from time to time, the "Schedules"). Thereafter, the Debtors filed certain amendments to their Schedules. The Debtors may further amend the Schedules in the ordinary course of business.

         J.       NEGOTIATIONS WITH PARTIES IN INTEREST.

                  Prior to the Petition Date, the Debtors were actively engaged, at various times, with each of the major parties in interest and/or their counsel, including, but not limited to, the State, the LGCB, the City and the RDC, the Informal Committee, and certain major unsecured creditors, to attempt to achieve consensus on the terms of a plan of reorganization for the Debtors. As noted above, the members of the Informal Committee are four of the six members of the Noteholders Committee. Those negotiations resulted in significant progress toward agreements with all the major parties as to the plan treatment for all of the Debtors' creditors and other parties in interest. This Plan is the result of those extensive pre-petition negotiations and additional negotiations on the principal terms of the Plan in the days following the Petition Date and leading up to the initial filing of the Plan on January 12, 2001.

                  In addition, the Noteholders Committee has advised the Debtors as follows with respect to the position of the Noteholders Committee and its members on the Plan:

                  Throughout the pre-petition negotiations, the members of the Informal Committee sought to ensure that Noteholders would receive the best possible treatment under the Debtors' plan. However, the members of the Informal Committee were not uniform on what they believed would result in such treatment. One member of the Informal Committee, Merrill Lynch Investment Managers ("Merrill"), strongly believed that the Noteholders should receive only debt of the reorganized company under the Plan. Another member, The Seidler Companies ("Seidler"), was equally convinced that the Noteholders would benefit more from a distribution of only equity under the Plan. The Plan reflects these efforts and provides Noteholders with a combination of New Notes and New Common Stock in the reorganized JCC Holding.

                  However, to achieve their own desired distributions, Merrill and Seidler have agreed to exchange a portion of the distributions they each expect to receive under the Plan, at a ratio of approximately 395 shares of New Common Stock for each $1,000 face amount of New Notes, so that each ultimately obtains a distribution comprised primarily of debt (Merrill) or solely of equity (Seidler) (the "Merrill-Seidler Agreement"). This transaction will occur after the conclusion of these chapter 11 cases. Both Merrill and Seidler have indicated that their support of the Plan is conditioned on the transaction contemplated by the Merrill-Seidler Agreement. The Merrill-Seidler Agreement has not yet been reduced in writing.

                  The Merrill-Seidler Agreement will not affect the distributions made to any other holders of the Senior Subordinated Notes. Merrill and Seidler will initially receive the same pro rata

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
distribution, based on the current amounts of their holdings of Senior Subordinated Notes, that other Noteholders will receive under the Plan.

V.       THE PLAN OF REORGANIZATION

         A.       CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS.

                  The Debtors believe that the classification of Claims and Equity Interests provided by the Plan is consistent with the requirements of the Bankruptcy Code. Under the Bankruptcy Code, only holders of Allowed Claims or Allowed Equity Interests that are impaired and that receive distributions under the Plan are entitled to vote on the Plan.

                               UNCLASSIFIED CLAIMS

                  Pursuant to the provisions of the Bankruptcy Code, the following types of Claims are not classified in the Plan.

                  1. ADMINISTRATIVE EXPENSE CLAIMS

                  Each holder of an Allowed Administrative Expense Claim against a Debtor will receive (i) the amount of such holder's Allowed Claim in cash on, or as soon as practicable thereafter, the later of the Effective Date and the day on which such Claim becomes an Allowed Claim (but in no event after the tenth Business Day following the later of those dates), or such other treatment as may be agreed upon in writing by the applicable Debtor and such holder; provided, however, that an Administrative Expense Claim representing a liability incurred in the ordinary course of business of a Debtor (including fees payable to the United States Trustee) may be paid in the ordinary course of business by such Debtor, and provided further, that the payment of an Allowed Administrative Expense Claim representing a right to payment under Sections 365(b)(l)(A), 365(b)(l)(B) or Section 365(d)(3) of the Bankruptcy Code may be made in one or more cash payments over a period of time as is determined to be appropriate by the Bankruptcy Court.

                  Under the Plan, holders of Administrative Expense Claims, other than claims specifically treated under the Plan, must file a request for payment of their Administrative Expense Claims within thirty (30) days after the Effective Date. Holders of Claims for professional fees and expenses incurred in these Proceedings must file a final Fee Application within thirty (30) days after the Effective Date; provided, however that any Administrative Expense Claim under Section 503(b)(3), (4) or (5) of the Bankruptcy Code must be filed and served within ten (10) days after the Confirmation Date. Each holder of an Allowed Administrative Expense Claim shall receive the amount of such holder's Allowed Claim in cash on, or as soon as practicable thereafter, the later of the Effective Date and the day on which such Claim becomes an Allowed Claim, or such other treatment as may be agreed upon by the Debtor and such holder, or as determined by order of the Court. Holders of Administrative Expense Claims representing liabilities incurred in the ordinary course of business of a Debtor (including fees payable to the United States Trustee) need not file a request for payment of their Administrative Expense Claims. The reasonable pre- and post-petition fees and expenses of the Senior Subordinated

Note Indenture Trustee (and any successor thereto) shall be paid as an Administrative Expense Claim without further order of the Court.

                  2. PRIORITY TAX CLAIMS

            Except to the extent that the holder of an Allowed Priority Tax Claim agrees to a different treatment, the applicable Debtor will pay to each holder of an Allowed Priority Tax Claim, at the sole option of such Debtor, (a) cash in an amount equal to such Allowed Priority Tax Claim on the later of the Effective Date and the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, or as soon thereafter as is practicable (but in no event after the tenth Business Day after the later of those two dates), or (b) equal quarterly cash payments in an aggregate amount equal to such Allowed Priority Tax Claim, together with interest at a fixed annual rate to be determined by the Bankruptcy Court or otherwise agreed to by the Debtor and such holder, over a period through the sixth anniversary of the date of assessment of such Allowed Priority Tax Claim, or upon such other terms determined by the Bankruptcy Court to provide the holder of such Allowed Priority Tax Claim deferred cash payments having a value, as of the Effective Date, equal to such Allowed Priority Tax Claim.

                         GENERAL AND JAZZ CASINO CLAIMS

                  The following classes of Claims are designated in this Plan.

                  3. CLASS A1 - OTHER PRIORITY CLAIMS AGAINST JAZZ CASINO
                     (UNIMPAIRED)

                  "Other Priority Claims" consist of all Claims against Jazz Casino, other than Administrative Claims and Allowed Priority Tax Claims, entitled to priority under Sections 502(i) and 507(a) of the Bankruptcy Code. Under the Plan, holders of Allowed Other Priority Claims shall receive payment in full, in cash, on the later of the Effective Date and the date such Claim becomes an Allowed Claim, or as soon as practicable thereafter. Claims under Class A1 likely could include certain Claims of employees for unpaid wages, salaries or commissions, subject to the limitations set forth in Section 507(a)(3) of the Bankruptcy Code. The Debtors do not anticipate any such Claims being asserted.

                  4. CLASS A2 - OTHER SECURED CLAIMS AGAINST JAZZ CASINO
                     (IMPAIRED)

                  Class A2 consists of all Allowed Secured Claims against Jazz Casino other than the HET Minimum Payment Guarantee Claim, the Tranche A Term Loan Claims, the Revolving Loan Claims, the Tranche B-l Term Loan Claims, the Tranche B-2 Term Loan Claims, the Slot Lease Claims, the Senior Subordinated Note Claims, the Extinguished HET Claims, and the Contingent Note Claims.

                  Except as provided in the immediately following two sentences, and notwithstanding any contractual provision or applicable law that entitles the holder of an Allowed Claim in Class A2 to demand or receive payment of such Claim prior to the stated maturity of such Claim from and after the occurrence of a default, each Allowed Class A2 Claim will be reinstated and rendered unimpaired in accordance with Section 1124(2) of the Bankruptcy Code. Jazz Casino may, in its discretion, assign, abandon or surrender any property securing any Secured Claim in Class A2 to the holder of such Secured Claim, which will result in impaired treatment under the Bankruptcy Code. The Court will determine the value of any such property so assigned, abandoned or surrendered, and any deficiency claim resulting therefrom will be treated as a Class A9 or A11 Claim, as applicable.

                  The Debtors are unaware of any Class A2 Claims.

                  5. CLASS A3 - HET MINIMUM PAYMENT GUARANTEE CLAIM AGAINST JAZZ
                     CASINO (IMPAIRED)

                  Class A3 consists of all claims arising under the HET/JCC Agreement, including all amounts related to any borrowings under the DIP Facility. The holder of the Allowed Class A3 Claim shall receive (i) New Notes in the principal amount of $49,707.79 and 5,032.47 shares of New Common Stock for each $100,000 of its Allowed Class A3 Claim up to $61.6 million, and (ii) cash in an amount equal to its Allowed Class A3 Claim in excess of $61.6 million. The foregoing distribution is deemed to include all distributions to which the holder of the Class A3 Claim would be entitled to receive on account of its Class A3 Claim under any other Class of Claims specified in the Plan. The Class A3 Claim shall be deemed Allowed for purposes of making distributions under the Plan.

                  The Debtors estimate that there will be approximately $63.4 million in Class A3 Claims as of the Effective Date, assuming a March 31, 2001 Effective Date.

                  6. CLASS A4 - TRANCHE A-1 AND TRANCHE A-3 TERM LOAN CLAIMS
                     (IMPAIRED)

                  Class A4 consists of all Allowed Claims arising under Tranche A-1 and Tranche A-3 of the Bank Credit Facilities. The holders of Class A4 Claims shall receive (i) New Notes in the principal amount of $41,880,000 (to be distributed proportionately based upon their relative outstanding principal amounts of Class A4 Claims) and (ii) cash in an amount equal to attorneys' fees and other out- of-pocket expenses payable under the Bank Credit Agreement, including Section 16.01 thereof (to be distributed to the respective holders of such Claims). The foregoing distribution is deemed to include all distributions to which a holder of a Class A4 Claim would be entitled to receive on account of its Class A4 Claim under any other Class of Claims specified in the Plan. The Class A4 Claims shall be deemed Allowed for purposes of making distributions under the Plan.

                  The Debtors estimate that there will be approximately $42 million in Class A4 Claims as of the Effective Date, assuming a March 31, 2001 Effective Date.

                  7. CLASS A5 - TRANCHE A-2 TERM LOAN CLAIMS AGAINST JAZZ CASINO
                     (IMPAIRED)

                  Class A5 consists of all Allowed Claims arising under Tranche A-2 of the Bank Credit Facilities. The holders of Class A5 Claims shall receive New Notes in the principal amount of $21,020,000 in satisfaction of all Class A5 Claims. The foregoing distribution is deemed to include all distributions to which the holders of Class A5 Claims would be entitled to receive on account of their Class A5 Claims under any other Class of Claims specified in the Plan. The Class A5 Claim shall be deemed Allowed for purposes of making distributions under the Plan.

                  The Debtors estimate that as of the Petition Date there are approximately $20 million in Class A5 Claims. Those Claims are held by HET or its affiliates, which purchased the Claims from BTCo. under the HET Bank Credit Facilities Guarantee.

                  8. CLASS A6 - REVOLVING LOAN CLAIMS AGAINST JAZZ CASINO
                     (IMPAIRED)

                  Class A6 consists of all Allowed Claims arising under the Revolving Credit Facility. The holders of the Revolving Loan Claim are HET or its affiliates, which purchased the Claim from BTCo. under the HET Bank Credit Facilities Guarantee. The holders of the Class A6 Claim shall receive 2,500,000 shares of New Common Stock in satisfaction of all Revolving Loan Claims. The foregoing distribution is deemed to include all distributions to which the holders of the Class A6 Claim would be entitled to receive on account of their Class A6 Claim under any other Class of Claims specified in the Plan. The Class A6 Claim shall be deemed Allowed for purposes of making distributions under the Plan.

                  Based upon the estimated value imputed to New Common Stock described in this Disclosure Statement, such recovery will have a value equal to 100 % of the principal amount of Class A6 Claims. The Debtors estimate that there are approximately $25 million in Class A5 Claims as of the Petition Date.

                  9. CLASS A7 - TRANCHE B-1 TERM LOAN CLAIMS AGAINST JAZZ CASINO
                     (IMPAIRED)

                  Class A7 consists of all Allowed Claims arising under Tranche B-1 of the Bank Credit Facilities. The holders of Class A7 Claims shall receive
(i) New Notes in the principal amount of $13,060,000 and (ii) 1,734,068 shares of New Common Stock (with all such consideration to be distributed proportionately based upon their relative outstanding principal amounts of Class A7 Claims). The foregoing distribution is deemed to include all distributions to which a holder of a Class A7 Claim would be entitled to receive on account of its Class A7 Claim under any other Class of Claims specified in the Plan. The Class A7 Claims shall be deemed Allowed for purposes of distributions under the Plan.

                  Based upon the estimated value imputed to New Common Stock described in this Disclosure Statement, such recovery will have a value equal to 100% of the principal amount of Class A6 Claims. The Debtors estimate that there are approximately $30 million in Class A6 Claims as of the Petition Date.

                  10. CLASS A8 - TRANCHE B-2 TERM LOAN AND SLOT LEASE CLAIMS
                      AGAINST JAZZ CASINO (IMPAIRED)

                  Class A8 consists of (i) all Claims arising under Tranche B-2 of the Bank Credit Facilities, and (ii) all Claims arising under the Slot Lease. The holders of Class A8 Claims shall receive 469,238 shares of New Common Stock in satisfaction of all Slot Lease Claims and nothing on account of the Tranche B-2 Claims. The foregoing distribution is deemed to include all distributions to which a holder of Class A8 Claims would be entitled to receive on account of its Class A8 Claims under any other Class of Claims specified in the Plan. The Class A8 Claims shall be deemed Allowed for purposes of making distributions under the Plan.

                  The Debtors estimate that there are approximately $132.5 million in Class A8 Claims as of the Petition Date, not including the value of the Slot Machines to be contributed to Jazz Casino by the holder of the Slot Lease Claim.

                  11. CLASS A9 - SENIOR SUBORDINATED NOTEHOLDER CLAIMS AGAINST
                      JAZZ CASINO (IMPAIRED)

                  Class A9 consists of all Allowed Secured and Unsecured Claims of holders of Senior Subordinated Notes. Each record holder of an Allowed Class A9 Claim will receive (i) New Notes in the principal amount of $84.90 and (ii)
21.6885 shares of New Common Stock for each $1,000 of principal amount of Senior Subordinated Notes held by such holder on the Effective Date. The foregoing distribution is deemed to include all distributions to which a holder of a Class A9 Claim would be entitled to receive on account of its Class A9 Claim under any other Class of Claims specified in the Plan. The Class A9 Claims shall be deemed Allowed in the aggregate amount of $211,304,856 for purposes of making distributions under the Plan.

                  Based upon the estimated value imputed to New Common Stock described in this Disclosure Statement, such recovery will have a value equal to approximately 29.4% of the principal amount of Class A9 Claims. The Debtors estimate that there are approximately $216.73 million in Class A9 Claims as of the Petition Date.

                  12. CLASS A10 - UNSECURED CASINO OPERATION-RELATED CLAIMS
                      AGAINST JAZZ CASINO (UNIMPAIRED)

                  Class A9 consists of all Unsecured Casino Operation-Related Claims against Jazz Casino other than Casino Operation-Related Claims. "Casino Operation-Related Claims" means all liabilities to customers of the Casino, including but not limited to liabilities resulting from customer winnings, jackpots at slot machines and table games, cash or other deposits posted with the Casino as security for the credit extended to customers of the Casino, payments under any marketing promotions won by the customers, cash rewards, cash "comps," cash discounts, redemption of chips and tokens, and direct mail coupons; all liabilities related to the gaming activities conducted at the Casino, including progressive gaming liabilities; and all liabilities to third parties who provide goods and services relating to the operation of the Casino, including purveyors of food and beverages, gaming equipment suppliers, hotels providing rooms for customers, restaurants providing meals for customers and general trade creditors. Casino Operation-Related Claims does not include any Claims arising from or related to debt instruments or securities issued by the Debtors, their affiliates or their predecessors. Notwithstanding any contractual provision or applicable law that entitles the holder of an Allowed Claim in Class A10 to demand or receive payment of such Claim prior to the stated maturity of such Claim from and after the occurrence of a default, each Allowed Class A10 Claim will be reinstated and paid cash in an amount equal to the Allowed amount of such Claim, plus such additional amounts (if any) as are necessary to render such Claim unimpaired.

                  13. CLASS A11 - EXTINGUISHED HET CLAIMS (IMPAIRED)

                  Class A11 consists of all Extinguished HET Claims against any of the Debtors. The HET Extinguished Claims include the Claims of HET and its affiliates against the Debtors other than Claims treated under Classes A3, A5, A6 and A8, including Claims arising under the Revolving Credit Facility, the Term Loans, the Slot Lease, the HET Junior Subordinated Credit Facility, the Completion Loan Guarantee, the Warrant Agreement and the JCC Development Loan, as well as claims which HET and its affiliates have agreed to waive relating to existing defaults under the Management Agreement, the Administrative Services Agreement, the Forbearance Agreement and other pre-petition Claims against the Debtors. Holders of Extinguished HET Claims will not receive any distributions on account of such Claims. On the Effective Date, all Extinguished HET Claims will be canceled and discharged. Each holder of a Class A11 Claim is conclusively presumed to have rejected the Plan as a holder of a Class A11 Claim and is not entitled to vote to accept or reject the Plan.

                  14. CLASS A12 - OTHER UNSECURED CLAIMS (IMPAIRED)

                  Class A12 consists of all of Unsecured Claims against Jazz Casino other than Casino Operation-Related Claims. This includes the Claims arising under the Convertible Junior Subordinated Debentures. Holders of Other Unsecured Claims will not receive any distributions on account of such Claims. On the Effective Date, all Other Unsecured Claims will be canceled and discharged. Each holder of a Class Al2 Claim is conclusively presumed to have rejected the Plan as a holder of a Class A12 Claim and is not entitled to vote to accept or reject the Plan.

                  15. CLASS A13 - SUBORDINATED CLAIMS AGAINST JAZZ CASINO
                      (IMPAIRED)

                  Class A13 consists of all of Subordinated Claims against Jazz Casino. Subordinated Claims include (a) Claims for fines, penalties or forfeiture or for multiple, exemplary or punitive damages, to the extent that such fines, penalties, forfeitures or damages are not compensation for actual pecuniary loss suffered by the holders of such Claims, (b) Claims filed after the Bar Date, (c) Claims increased through amendment after the Bar Date which the Bankruptcy Court determines do not relate back to the applicable original timely filed Claim, but only to the extent of the amount of such increase, and
(d) Claims subject to subordination under Section 510 of the Bankruptcy Code, including, without limitation, Securities Law Claims. A "Securities Law Claim" is defined as an Allowed Claim held by any person for rescission, damages or reimbursement, indemnification or contribution arising out of a purchase or sale of any security of any of the Debtors. Holders of Subordinated Claims against Jazz Casino will not receive any distributions on account of such Claims. On the Effective Date, all Subordinated Claims will be canceled and discharged. Each holder of a Class A13 Claim is conclusively presumed to have rejected the Plan as a holder of a Class A13 Claim and is not entitled to vote to accept or reject the Plan.

                  16. CLASS A14 - CONTINGENT NOTE CLAIMS (IMPAIRED)

                  Class A14 consists of all Claims of holders of Contingent Notes. Holders of Contingent Notes will not receive any distributions on account of such Claims. On the Effective Date, all Contingent Notes will be canceled and all Claims arising thereunder discharged. Each holder of a Class A14 Claim is conclusively presumed to have rejected the Plan as a holder of a Class A14 Claim and is not entitled to vote to accept or reject the Plan.

                  17. CLASS A15 - SUBSIDIARY EQUITY INTERESTS

                  Class A15 consists of all of JCC Holding's direct or indirect Equity Interests in Jazz Casino, JCC Development, JCC Canal and JCC Fulton. As of the Effective Date, all Subsidiary Equity Interests shall be deemed transferred to the holders of Claims in Classes A2 through A9 on account of their Claims, and thereafter automatically contributed to JCC Holding by such holders of Claims. On and after the Effective Date, JCC Holding shall continue to hold such Equity Interests, which Equity Interests shall be evidenced by the existing membership interests held by JCC Holding in the Subsidiaries.

                           JCC HOLDING CLASSIFICATION

                  18. CLASS B1 - OTHER PRIORITY CLAIMS AGAINST JCC HOLDING
                      (IMPAIRED)

                  Class B1 consists of all Allowed Other Priority Claims against JCC Holding. Under the Plan, each holder of an Allowed Class B1 Claim will receive cash in an amount equal to such Allowed Claim on the later of the Effective Date and the date such Claim becomes an Allowed Claim, or as soon as practicable thereafter.

                  The Debtors are unaware of any Claims in this Class.

                  19. CLASS B2 - OTHER SECURED CLAIMS AGAINST JCC HOLDING
                      (IMPAIRED)

                  Class B2 consists of all Allowed Secured Claims against JCC Holding other than the Secured Claims specified in Classes B3 through B10. Each Allowed Class B2 Claim, except as provided in the immediately following two sentences, notwithstanding any contractual provision or applicable law that entitles the holder of an Allowed Claim in Class B2 to demand or receive payment of such Claim prior to the stated maturity of such Claim from and after the occurrence of a default, will be reinstated and rendered unimpaired in accordance with Section 1124(2) of the Bankruptcy Code. JCC Holding may, in its discretion, assign, abandon or surrender any property securing any Secured Claim in Class B2 to the holder of such Secured Claim, which will result in impaired treatment under the Bankruptcy Code. The Court will determine the value of any such property so assigned, abandoned or surrendered, and any deficiency claim resulting therefrom will be treated as a Class B11 Claim.

                  The Debtors are unaware of any Claims in this Class.

                  20. CLASS B3 - HET MINIMUM PAYMENT GUARANTEE CLAIM AGAINST JCC
                      HOLDING (IMPAIRED)

                  Class B3 consists of all claims against JCC Holding arising under the HET/JCC Agreement, including all Claims arising under any JCC Holding guarantee thereof. Each holder of an Allowed Class B3 Claim will be deemed to have received on account of its Claim, in full satisfaction thereof, the distribution and/or other treatment such holder receives as a holder of a Class A3 Claim under the Plan, and no other distribution will be provided to such holder on account of its Class B3 Claims.

                  21. CLASS B4 - TRANCHE A-1 AND TRANCHE A-3 TERM LOAN CLAIMS
                      AGAINST JCC HOLDING (IMPAIRED)

                  Class B4 consists of all Allowed Claims against JCC Holding rising under Tranche A1 and Tranche A-3 of the Bank Credit Facilities, including all Claims arising under any JCC Holding guarantee thereof. Each holder of an Allowed Class B4 Claim will be deemed to have received on account of its Claim, in full satisfaction thereof, the distribution and/or other treatment such holder receives as a holder of a Class A4 Claim under the Plan, and no other distribution will be provided to such holder on account of its Class B4 Claims.

                  22. CLASS B5 - TRANCHE A-2 TERM LOAN CLAIMS AGAINST JCC
                      HOLDING (IMPAIRED)

                  Class B5 consists of all Allowed Claims against JCC Holding rising under Tranche A-2 of the Bank Credit Facilities, including all Claims arising under any JCC Holding guarantee thereof. Each holder of an Allowed Class B5 Claim will be deemed to have received on account of its Claim, in full satisfaction thereof, the distribution and/or other treatment such holder receives as a holder of a Class A5 Claim under the Plan, and no other distribution will be provided to such holder on account of its Class B5 Claims.

                  23. CLASS B6 - REVOLVING LOAN CLAIM AGAINST JCC HOLDING
                      (IMPAIRED)

                  Class B6 consists of all Claims against JCC Holding arising under the Revolving Credit Facility, including all Claims arising under any JCC Holding guarantee thereof. Each holder of an Allowed Class B6 Claim will be deemed to have received on account of its Claim, in full satisfaction thereof, the distribution and/or other treatment such holder receives as a holder of a Class A6 Claim under the Plan, and no other distribution will be provided to such holder on account of its Class B6 Claims.

                  24. CLASS B7 - TRANCHE B-1 TERM LOAN CLAIMS AGAINST JCC
                      HOLDING (IMPAIRED)

                  Class B7 consists of all Allowed Claims against JCC Holding arising under Tranche B-1 of the Bank Credit Facilities, including all Claims arising under any JCC Holding guarantee thereof. Each holder of an Allowed Class B7 Claim will be deemed to have received on account of its Claim, in full satisfaction thereof, the distribution and/or other treatment such holder receives as a holder of a Class A7 Claim under the Plan, and no other distribution will be provided to such holder on account of its Class B7 Claims.

                  25. CLASS B8 - TRANCHE B-2 TERM LOAN AND SLOT LEASE CLAIMS
                      AGAINST JCC HOLDING (IMPAIRED)

                  Class B8 consists of all Allowed Claims against JCC Holding arising under Tranche B-2 of the Bank Credit Facilities and the Slot Lease, including all Claims arising under any JCC Holding guarantee thereof. Each holder of an Allowed Class B8 Claim will be deemed to have received on account of its Claim, in full satisfaction thereof, the distribution and/or other treatment such holder receives as a holder of a Class A8 Claim under the Plan, and no other distribution will be provided to such holder on account of its Class B8 Claims.

                  26. CLASS B9 - SENIOR SUBORDINATED NOTE CLAIMS AGAINST JCC
                      HOLDING (IMPAIRED)

                  Class B9 consists of all Allowed Claims against JCC Holding arising under the Senior Subordinated Notes, including all Claims arising under any JCC Holding guarantee thereof. Each holder of an Allowed Class B9 Claim will be deemed to have received on account of its Claim, in full satisfaction thereof, the distribution and/or other treatment such holder receives as a holder of a Class A9 Claim under the Plan, and no other distribution will be provided to such holder on account of its Class B9 Claims.

                  27. CLASS B10 - CONTINGENT NOTE CLAIMS AGAINST JCC HOLDING
                      (IMPAIRED)

                  Class B10 consists of all Claims against JCC Holding arising under Contingent Notes. Holders of Contingent Note Claims against JCC Holding will not receive any distributions on account of such Claims. On the Effective Date, all Contingent Notes will be canceled and all Claims arising thereunder discharged. Each holder of a Class B10 Claim is conclusively presumed to have rejected the Plan as a holder of a Class B10 Claim and is not entitled to vote to accept or reject the Plan.

                  28. CLASS B11 - UNSECURED CLAIMS AGAINST JCC HOLDING
                      (IMPAIRED)

                  Class B11 consists of all of Unsecured Claims against JCC Holding. This includes the Claims arising under the Convertible Junior Subordinated Debentures. Holders of Unsecured Claims against JCC Holding will not receive any distributions on account of such Claims. On the Effective Date, all Unsecured Claims will be canceled and discharged. Each holder of a Class B11 Claim is conclusively presumed to have rejected the Plan as a holder of a Class B11 Claim and is not entitled to vote to accept or reject the Plan.

                  29. CLASS B12 - SUBORDINATED CLAIMS AGAINST JCC HOLDING
                      (IMPAIRED)

                  Class B12 consists of all of Subordinated Claims against JCC Holding. Subordinated Claims include (a) Claims for fines, penalties or forfeiture or for multiple, exemplary or punitive damages, to the extent that such fines, penalties, forfeitures or damages are not compensation for actual pecuniary loss suffered by the holders of such Claims, (b) Claims filed after the Bar Date, (c) Claims increased through amendment after the Bar Date which the Bankruptcy Court determines do not relate back to the applicable original timely filed Claim, but only to the extent of the amount of such increase, and
(d) Claims subject to subordination under Section 510 of the Bankruptcy Code, including, without limitation, Securities Law Claims.

                  Holders of Subordinated Claims against JCC Holding will not receive any distributions on account of such Claims. On the Effective Date, all Subordinated Claims will be canceled and discharged. Each holder of a Class B12 Claim is conclusively presumed to have rejected the Plan as a holder of a Class B12 Claim and is not entitled to vote to accept or reject the Plan.

                  The Debtors are unaware of any Claims in this Class.

                  30. CLASS B13 - JCC HOLDING EQUITY INTERESTS (IMPAIRED)

                  Class B13 consists of all Equity Interests in JCC Holding, including all Class A Common Stock, all Class B Common Stock, and all options and warrants issued with respect thereto. On the Effective Date, all Equity Interests in JCC Holding will be canceled and extinguished. The holders of Equity Interests in JCC Holding will not receive any distributions under the Plan. Each holder of a Class B13 Equity Interest is conclusively presumed to have rejected the Plan and is not entitled to vote to accept or reject the Plan.

                            JCC CANAL CLASSIFICATION

                  31. CLASS C1 - OTHER PRIORITY CLAIMS AGAINST JCC CANAL
                      (IMPAIRED)

                  Class C1 consists of all Allowed Other Priority Claims against JCC Canal. Each holder of an Allowed Class C1 Claim will receive cash in an amount equal to such Allowed Claim on the later of the Effective Date and the date such Claim becomes an Allowed Claim, or as soon as practicable thereafter.

                  32. CLASS C2 - OTHER SECURED CLAIMS AGAINST JCC CANAL
                      (IMPAIRED)

                  Class C2 consists of all Allowed Secured Claims against JCC Canal other than the Secured Claims specified in Classes C3 through C10. Each Allowed Class C2 Claim, except as provided in the immediately following two sentences, notwithstanding any contractual provision or applicable law that entitles the holder of an Allowed Claim in Class C2 to demand or receive payment of such Claim prior to the stated maturity of such Claim from and after the occurrence of a default, will be reinstated and rendered unimpaired in accordance with Section 1124(2) of the Bankruptcy Code. JCC Canal may, in its discretion, assign, abandon or surrender any property securing any Secured Claim in Class C2 to the holder of such Secured Claim, which will result in impaired treatment under the Bankruptcy Code. The Court will determine the value of any such property so assigned, abandoned or surrendered, and any deficiency claim resulting therefrom will be treated as a Class C11 Claim.

                  The Debtors are unaware of any Claims in this Class.

                  33. CLASS C3 - HET MINIMUM PAYMENT GUARANTEE CLAIM AGAINST JCC
                      CANAL (IMPAIRED)

                  Class C3 consists of all claims against JCC Canal arising under the HET/JCC Agreement, including all Claims arising under any JCC Canal guarantee thereof. Each holder of an Allowed Class C3 Claim will be deemed to have received on account of its Claim, in full satisfaction thereof, the distribution and/or other treatment such holder receives as a holder of a Class A3 Claim under the Plan, and no other distribution will be provided to such holder on account of its Class C3 Claims.

                  34. CLASS C4 - TRANCHE A-1 AND TRANCHE A-3 TERM LOAN CLAIMSk
                      AGAINST JCC CANAL (IMPAIRED)

                  Class C4 consists of all Allowed Claims against JCC Canal arising under Tranche A-1 and Tranche A-3 of the Bank Credit Facilities, including all Claims arising under any JCC Canal guarantee thereof. Each holder of an Allowed Class C4 Claim will be deemed to have received on account of its Claim, in full satisfaction thereof, the distribution and/or other treatment such holder receives as a holder of a Class A4 Claim under the Plan, and no other distribution will be provided to such holder on account of its Class C4 Claims.

                  35. CLASS C5 - TRANCHE A-2 TERM LOAN CLAIMS AGAINST JCC CANAL
                      (IMPAIRED)

                  Class C5 consists of all Allowed Claims against JCC Canal arising under Tranche A-2 of the Bank Credit Facilities, including all Claims arising under any JCC Canal guarantee thereof. Each holder of an Allowed Class C5 Claim will be deemed to have received on account of its Claim, in full satisfaction thereof, the distribution and/or other treatment such holder receives as a holder of a Class A5 Claim under the Plan, and no other distribution will be provided to such holder on account of its Class C5 Claims.

                  36. CLASS C6 - REVOLVING LOAN CLAIM AGAINST JCC CANALAL
                      (IMPAIRED)

                  Class C6 consists of all Allowed Claims against JCC Canal arising under the Revolving Credit Facility, including all Claims arising under any JCC Canal guarantee thereof. Each holder of an Allowed Class C6 Claim will be deemed to have received on account of its Claim, in full satisfaction thereof, the distribution and/or other treatment such holder receives as a holder of a Class A6 Claim under the Plan, and no other distribution will be provided to such holder on account of its Class C6 Claims.

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

                  37. CLASS C7 - TRANCHE B-1 TERM LOAN CLAIMS AGAINST JCC CANAL
                      (IMPAIRED)

                  Class C7 consists of all Allowed Claims against JCC Canal arising under Tranche B-1 of the Bank Credit Facilities, including all Claims arising under any JCC Canal guarantee thereof. Each holder of an Allowed Class C7 Claim will be deemed to have received on account of its Claim, in full satisfaction thereof, the distribution and/or other treatment such holder receives as a holder of a Class A7 Claim under the Plan, and no other distribution will be provided to such holder on account of its Class C7 Claims.

                  38. CLASS C8 - TRANCHE B-2 TERM LOAN AND SLOT LEASE CLAIMSk
                      AGAINST JCC CANAL (IMPAIRED)

                  Class C8 consists of all Allowed Claims against JCC Canal arising under Tranche B-2 of the Bank Credit Facilities and the Slot Lease, including all Claims arising under any JCC Canal guarantee thereof. Each holder of an Allowed Class C8 Claim will be deemed to have received on account of its Claim, in full satisfaction thereof, the distribution and/or other treatment such holder receives as a holder of a Class A8 Claim under the Plan, and no other distribution will be provided to such holder on account of its Class C8 Claims.

                  39. CLASS C9 - SENIOR SUBORDINATED NOTE CLAIMS AGAINST JCC
                      CANAL (IMPAIRED)

                  Class C9 consists of all Allowed Claims against JCC Canal arising under the Senior Subordinated Notes, including all Claims arising under any JCC Canal guarantee thereof. Each holder of an Allowed Class C9 Claim will be deemed to have received on account of its Claim, in full satisfaction thereof, the distribution and/or other treatment such holder receives as a holder of a Class A9 Claim under the Plan, and no other distribution will be provided to such holder on account of its Class C9 Claims.

                  40. CLASS C10 - CONTINGENT NOTE CLAIMS AGAINST JCC CANAL
                      (IMPAIRED)

                  Class C10 consists of all Claims against JCC Canal arising under the Contingent Notes, including claims arising from any JCC Canal guarantee thereof. Holders of Contingent Note Claims against JCC Canal will not receive any distributions on account of such Claims. On the Effective Date, all Contingent Notes will be canceled and all Claims arising thereunder discharged. Each holder of a Class C10 Claim is conclusively presumed to have rejected the Plan as a holder of a Class C10 Claim.

                  41. CLASS C11 - UNSECURED CLAIMS AGAINST JCC CANAL (IMPAIRED)

                  Class C11 consists of all of Unsecured Claims against JCC Canal. Holders of Unsecured Claims against JCC Canal will not receive any distributions on account of such Claims. On the Effective Date, all Unsecured Claims will be canceled and discharged. Each holder of a Class C11 Claim is conclusively presumed to have rejected the Plan as a holder of a Class C11 Claim and is not entitled to vote to accept or reject the Plan.

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

                  42. CLASS C12 -- SUBORDINATED CLAIMS AGAINST JCC CANAL
                      (IMPAIRED)

                  Class C12 consists of all of Subordinated Claims against JCC Canal. Subordinated Claims include (a) Claims for fines, penalties or forfeiture or for multiple, exemplary or punitive damages, to the extent that such fine, penalty, forfeiture or damages are not compensation for actual pecuniary loss suffered by the holders of such Claims, (b) Claims filed after the Bar Date, (c) Claims increased through amendment after the Bar Date which the Bankruptcy Court determines do not relate back to the applicable original timely filed Claim, but only to the extent of the amount of such increase, and (d) Claims subject to subordination under Section 510 of the Bankruptcy Code, including, without limitation, Securities Law Claims.

                  Holders of Subordinated Claims against JCC Canal will not receive any distributions on account of such Claims. On the Effective Date, all Subordinated Claims will be canceled and discharged. Each holder of a Class C12 Claim is conclusively presumed to have rejected the Plan as a holder of a Class C12 Claim and is not entitled to vote to accept or reject the Plan.

                  The Debtors are unaware of any Claims in this Class.

                         JCC DEVELOPMENT CLASSIFICATION

                  43. CLASS D1 - OTHER PRIORITY CLAIMS AGAINST JCC DEVELOPMENT
                      (IMPAIRED)

                  Class D1 consists of all Allowed Other Priority Claims against JCC Development. Each holder of an Allowed Class D1 Claim will receive cash in an amount equal to such Allowed Claim on the later of the Effective Date and the date such Claim becomes an Allowed Claim, or as soon as practicable thereafter.

                  The Debtors are unaware of any Claims in this Class.

                  44. CLASS D2 - OTHER SECURED CLAIMS AGAINST JCC DEVELOPMENT
                      (IMPAIRED)

                  Class D2 consists of all Allowed Secured Claims against JCC Development other than the Secured Claims specified in Classes D3 through D9. Each Allowed Class D2 Claim, except as provided in the immediately following two sentences, notwithstanding any contractual provision or applicable law that entitles the holder of an Allowed Claim in Class D2 to demand or receive payment of such Claim prior to the stated maturity of such Claim from and after the occurrence of a default, will be reinstated and rendered unimpaired in accordance with Section 1124(2) of the Bankruptcy Code. JCC Development may, in its discretion, assign, abandon or surrender any property securing any Secured Claim in Class D2 the holder of such Secured Claim, which will result in impaired treatment under the Bankruptcy Code. The Court will determine the value of any such property so assigned, abandoned or surrendered, and any deficiency claim resulting therefrom will be treated as a Class D10 Claim.

              The Debtors are unaware of any Claims in this Class.

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

                  45. CLASS D3 - HET MINIMUM PAYMENT GUARANTEE CLAIM AGAINST JCC
                      DEVELOPMENT (IMPAIRED)

                  Class D3 consists of all claims of HET and its affiliates against JCC Development arising under the HET/JCC Agreement, including all Claims arising under any JCC Development guarantee thereof. Each holder of an Allowed Class D3 Claim will be deemed to have received on account of its Claim, in full satisfaction thereof, the distribution and/or other treatment such holder receives as a holder of a Class A3 Claim under the Plan, and no other distribution will be provided to such holder on account of its Class D3 Claims.

                  46. CLASS D4 - TRANCHE A-1 AND TRANCHE A-3 TERM LOAN CLAIMS
                      AGAINST JCC DEVELOPMENT (IMPAIRED)

                  Class D4 consists of all Allowed Claims against JCC Development arising under Tranche A-1 and Tranche A-3 of the Bank Credit Facilities, including claims arising from any JCC Development guarantee thereof. Each holder of an Allowed Class D4 Claim will be deemed to have received on account of its Claim, in full satisfaction thereof, the distribution and/or other treatment such holder receives as a holder of a Class A4 Claim under the Plan, and no other distribution will be provided to such holder on account of its Class D4 Claims.

                  47. CLASS D5 - TRANCHE A-2 TERM LOAN CLAIMS AGAINST JCC
                      DEVELOPMENT (IMPAIRED)

                  Class D5 consists of all Allowed Claims against JCC Development arising under Tranche A-2 of the Bank Credit Facilities, including claims arising from any JCC Development guarantee thereof. Each holder of an Allowed Class D5 Claim will be deemed to have received on account of its Claim, in full satisfaction thereof, the distribution and/or other treatment such holder receives as a holder of a Class A5 Claim under the Plan, and no other distribution will be provided to such holder on account of its Class D5 Claims.

                  48. CLASS D6 - REVOLVING LOAN CLAIM AGAINST JCC DEVELOPMENT
                      (IMPAIRED)

                  Class D6 consists of all Claims against JCC Development arising under the Revolving Credit Facility, including all Claims arising under any JCC Development guarantee thereof. Each holder of an Allowed Class D6 Claim will be deemed to have received on account of its Claim, in full satisfaction thereof, the distribution and/or other treatment such holder receives as a holder of a Class A6 Claim under the Plan, and no other distribution will be provided to such holder on account of its Class D6 Claims.

                  49. CLASS D7 - TRANCHE B-1 TERM LOAN CLAIMS AGAINST JCC
                      DEVELOPMENT (IMPAIRED)

                  Class D7 consists of all Allowed Claims against JCC Development arising under Tranche B-1 of the Bank Credit Facilities, including all Claims arising under any JCC Development guarantee thereof. Each holder of an Allowed Class D7 Claim will be deemed to have received on

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

account of its Claim, in full satisfaction thereof, the distribution and/or other treatment such holder receives as a holder of a Class A7 Claim under the Plan, and no other distribution will be provided to such holder on account of its Class D7 Claims.

                  50. CLASS D8 - TRANCHE B-2 TERM LOAN AND SLOT LEASE CLAIMS
                      AGAINST JCC DEVELOPMENT (IMPAIRED)

                  Class D8 consists of all Allowed Claims against JCC Development arising under Tranche B-2 of the Bank Credit Facilities and the Slot Lease, including all Claims arising under any JCC Development guarantee thereof. Each holder of an Allowed Class D8 Claim will be deemed to have received on account of its Claim, in full satisfaction thereof, the distribution and/or other treatment such holder receives as a holder of a Class A8 Claim under the Plan, and no other distribution will be provided to such holder on account of its Class D8 Claims.

                  51. CLASS D9 - SENIOR SUBORDINATED NOTE CLAIMS AGAINST JCC
                      DEVELOPMENT (IMPAIRED)

                  Class D9 consists of all Allowed Claims against JCC Development arising under the Senior Subordinated Notes, including all Claims arising under any JCC Development guarantee thereof. Each holder of an Allowed Class D9 Claim will be deemed to have received on account of its Claim, in full satisfaction thereof, the distribution and/or other treatment such holder receives as a holder of a Class A9 Claim under the Plan, and no other distribution will be provided to such holder on account of its Class D9 Claims.

                  52. CLASS D10 - CONTINGENT NOTE CLAIMS AGAINST JCC DEVELOPMENT
                      (IMPAIRED)

                  Class D10 consists of all Claims against JCC Development arising under the Contingent Notes, including claims arising from any JCC Development guarantee thereof. Holders of Contingent Note Claims against JCC Development will not receive any distributions on account of such Claims. On the Effective Date, all Contingent Notes will be canceled and all Claims arising thereunder discharged. Each holder of a Class D10 Claim is conclusively presumed to have rejected the Plan as a holder of a Class D10 Claim and is not entitled to vote to accept or reject the Plan.

                  53. CLASS D11 - UNSECURED CLAIMS AGAINST JCC DEVELOPMENT
                      (IMPAIRED)

                  Class D11 consists of all Unsecured Claims against JCC Development. Holders of Unsecured Claims against JCC Development will not receive any distributions on account of such Claims. On the Effective Date, all Unsecured Claims will be canceled and discharged. Each holder of a Class D11 Claim is conclusively presumed to have rejected the Plan as a holder of a Class D11 Claim and is not entitled to vote to accept or reject the Plan.

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

                  54. CLASS D12 - SUBORDINATED CLAIMS AGAINST JCC DEVELOPMENT
                      (IMPAIRED)

                  Class D12 consists of all of Allowed Subordinated Claims against JCC Development. Subordinated Claims include (a) Claims for fines, penalties or forfeiture or for multiple, exemplary or punitive damages, to the extent that such fine, penalty, forfeiture or damages are not compensation for actual pecuniary loss suffered by the holders of such Claims, (b) Claims filed after the Bar Date, (c) Claims increased through amendment after the Bar Date which the Bankruptcy Court determines do not relate back to the applicable original timely filed Claim, but only to the extent of the amount of such increase, and (d) Claims subject to subordination under Section 510 of the Bankruptcy Code, including, without limitation, Securities Law Claims.

                  Holders of Subordinated Claims against JCC Development will not receive any distributions on account of such Claims. On the Effective Date, all Subordinated Claims will be canceled and discharged. Each holder of a Class D12 Claim is conclusively presumed to have rejected the Plan as a holder of a Class D12 Claim and is not entitled to vote to accept or reject the Plan.

                  The Debtors are unaware of any Claims in this Class.

                            JCC Fulton Classification

                  55. CLASS E1 - OTHER PRIORITY CLAIMS AGAINST JCC FULTON
                      (IMPAIRED)

                  Class E1 consists of all Allowed Other Priority Claims against JCC Fulton. Each holder of an Allowed Class E1 Claim will receive cash in an amount equal to such Allowed Claim on the later of the Effective Date and the date such Claim becomes an Allowed Claim, or as soon as practicable thereafter.

                  The Debtors are unaware of any Claims in this Class.

                  56. CLASS E2 - OTHER SECURED CLAIMS AGAINST JCC FULTON
                      (IMPAIRED)

                  Class E2 consists of all Allowed Secured Claims against JCC Fulton other than the Secured Claims specified in Classes E3 through E10. Each Allowed Class E2 Claim, except as provided in the immediately following two sentences, notwithstanding any contractual provision or applicable law that entitles the holder of an Allowed Claim in Class E2 to demand or receive payment of such Claim prior to the stated maturity of such Claim from and after the occurrence of a default, will be reinstated and rendered unimpaired in accordance with Section 1124(2) of the Bankruptcy Code. JCC Fulton may, in its discretion, assign, abandon or surrender any property securing any Secured Claim in Class E2 to the holder of such Secured Claim, which will result in impaired treatment under the Bankruptcy Code. The Court will determine the value of any such property so assigned, abandoned or surrendered, and any deficiency claim resulting therefrom will be treated as a Class E11 Claim.

                  The Debtors are unaware of any Claims in this Class.

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

                  57. CLASS E3 - HET MINIMUM PAYMENT GUARANTEE CLAIM AGAINST JCC
                      FULTON (IMPAIRED)

                  Class E3 consists of all claims of HET and its affiliates against JCC Fulton arising under the Minimum Payment Guarantee, including all Claims arising under any JCC Fulton guarantee thereof. Each holder of an Allowed Class E3 Claim will be deemed to have received on account of its Claim, in full satisfaction thereof, the distribution and/or other treatment such holder receives as a holder of a Class A3 Claim under the Plan, and no other distribution will be provided to such holder on account of its Class E3 Claims.

                  58. CLASS E4 - TRANCHE A-1 AND TRANCHE A-3 TERM LOAN CLAIMS
                      AGAINST JCC FULTON (IMPAIRED)

                  Class E4 consists of all Allowed Claims against JCC Fulton rising under Tranche A-1 and Tranche A-3 of the Bank Credit Facilities, including all Claims arising under any JCC Fulton guarantee thereof. Each holder of an Allowed Class E4 Claim will be deemed to have received on account of its Claim, in full satisfaction thereof, the distribution and/or other treatment such holder receives as a holder of a Class A4 Claim under the Plan, and no other distribution will be provided to such holder on account of its Class E4 Claims.

                  59. CLASS E5 - TRANCHE A-2 TERM LOAN CLAIMS AGAINST JCC FULTON
                      (IMPAIRED)

                  Class E5 consists of all Allowed Claims against JCC Fulton rising under Tranche A-2 of the Bank Credit Facilities, including all Claims arising under any JCC Fulton guarantee thereof. Each holder of an Allowed Class E5 Claim will be deemed to have received on account of its Claim, in full satisfaction thereof, the distribution and/or other treatment such holder receives as a holder of a Class A5 Claim under the Plan, and no other distribution will be provided to such holder on account of its Class E5 Claims.

                  60. CLASS E6 - REVOLVING LOAN CLAIM AGAINST JCC FULTON
                      (IMPAIRED)

                  Class E6 consists of all Allowed Revolving Loan Claims against JCC Fulton, including all Claims arising under any JCC Fulton guarantee thereof. Each holder of an Allowed Class E6 Claim will be deemed to have received on account of its Claim, in full satisfaction thereof, the distribution and/or other treatment such holder receives as a holder of a Class A6 Claim under the Plan, and no other distribution will be provided to such holder on account of its Class E6 Claims.

                  61. CLASS E7 - TRANCHE B-1 TERM LOAN CLAIMS AGAINST JCC FULTON
                      (IMPAIRED)

                  Class E7 consists of all Allowed Claims against JCC Fulton arising under Tranche B-1 of the Bank Credit Facilities, including all Claims arising under any JCC Fulton guarantee thereof. Each holder of an Allowed Class E7 Claim will be deemed to have received on account of its Claim, in full satisfaction thereof, the distribution and/or other treatment such holder receives as a holder of a Class A7 Claim under the Plan, and no other distribution will be provided to such holder on account of its Class E7 Claims.

                  62. CLASS E8 - TRANCHE B-2 TERM LOAN AND SLOT LEASE CLAIMS
                      AGAINST JCC FULTON (IMPAIRED)

                  Class E8 consists of all Allowed Claims against JCC Fulton arising under Tranche B-2 of the Bank Credit Facilities and the Slot Lease, including all Claims arising under any JCC Fulton guarantee thereof. Each holder of an Allowed Class E8 Claim will be deemed to have received on account of its Claim, in full satisfaction thereof, the distribution and/or other treatment such holder receives as a holder of a Class A8 Claim under the Plan, and no other distribution will be provided to such holder on account of its Class E8 Claims.

                  63. CLASS E9 - SENIOR SUBORDINATED NOTE CLAIMS AGAINST JCC
                      FULTON (IMPAIRED)

                  Class B9 consists of all Allowed Claims against JCC Holding arising under the Senior Subordinated Notes, including all Claims arising under any JCC Fulton guarantee thereof. Each holder of an Allowed Class B9 Claim will be deemed to have received on account of its Claim, in full satisfaction thereof, the distribution and/or other treatment such holder receives as a holder of a Class A9 Claim under the Plan, and no other distribution will be provided to such holder on account of its Class B9 Claims.

                  64. CLASS E10 - CONTINGENT NOTE CLAIMS AGAINST JCC FULTON
                      (IMPAIRED)

                  Class E10 consists of all Claims against JCC Fulton arising under the Contingent Notes. including any claims arising from any JCC Fulton guarantee thereof. Holders of Contingent Note Claims against JCC Fulton will not receive any distributions on account of such Claims. On the Effective Date, all Contingent Notes will be canceled and all Claims arising thereunder discharged. Each holder of a Class E10 Claim is conclusively presumed to have rejected the Plan as a holder of a Class E10 Claim and is not entitled to vote to accept or reject the Plan.

                  65. CLASS E11 - UNSECURED CLAIMS AGAINST JCC FULTON (IMPAIRED)

                  Class E11 consists of all of Unsecured Claims against JCC Fulton. Holders of Unsecured Claims against JCC Fulton will not receive any distributions on account of such Claims. On the Effective Date, all Unsecured Claims will be canceled and discharged. Each holder of a Class E11 Claim is conclusively presumed to have rejected the Plan as a holder of a Class E11 Claim and is not entitled to vote to accept or reject the Plan.

                  66. CLASS E12 - SUBORDINATED CLAIMS AGAINST JCC FULTON
                      (IMPAIRED)

                  Class E12 consists of all Subordinated Claims against JCC Fulton. Subordinated Claims include Claims for fines, penalties or forfeiture or for multiple, exemplary or punitive damages, to the extent that such fine, penalty, forfeiture or damages are not compensation for actual pecuniary loss suffered by the holders of such Claims, (b) Claims filed after the Bar Date, (c) Claims increased through

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

amendment after the Bar Date which the Bankruptcy Court determines do not relate back to the applicable original timely filed Claim, but only to the extent of the amount of such increase, and (d) Claims subject to subordination under
Section 510 of the Bankruptcy Code, including, without limitation, Securities Law Claims.

                  Holders of Subordinated Claims against JCC Fulton will not receive any distributions on account of such Claims. On the Effective Date, all Subordinated Claims will be canceled and discharged. Each holder of a Class E12 Claim is conclusively presumed to have rejected the Plan as a holder of a Class E12 Claim and is not entitled to vote to accept or reject the Plan.

                  The Debtors are unaware of any Claims in this Class.

         B.       EXTINGUISHMENT OF SUBORDINATION RIGHTS.

                  The Plan provides that the distributions made in the Plan to holders of Claims or Equity Interests shall not be subject to levy, garnishment, attachment or other legal process by any holder of another Claim by reason of any claimed contractual subordination provisions. As of the Effective Date, each holder of a Claim shall be deemed to have waived any and all contractual subordination or other rights it may have with respect to distributions that will be made to other holders of Claims and Equity Interest, the distributions being made under the Plan constituting full and complete satisfaction of any subordination rights.

         C.       SETTLEMENT OF CERTAIN CLAIMS.

                  The Plan provides for releases of claims among the Debtors and various other parties in interest and injunctions in support of such releases. The releases fall generally into two categories: (i) releases by the Debtors of other parties in interest; and (ii) consensual releases by non-debtors of claims against other non-debtor persons or entities. The Plan does not purport to create non-consensual releases of any direct claims any third parties may have against any non-debtor persons or entities. Among the Claims being released are all rights, claims, causes of action, avoiding powers, suits and proceedings of or brought by on or behalf of any Debtor or any Person and arising under any or all of Sections 510 and 544 through 554 of the Bankruptcy Code will be released, discharged and extinguished, whether or not then pending. While any payments or transfers that could form the basis for avoidance claims are disclosed in the Debtors' Schedules, the Debtors do not believe that they have a material amount of valid claims for avoidance of transfers as preferential or fraudulent transfers. Avoidance under either such theory would require that the Debtors be shown to have been insolvent at the time of the transfers, and also that the claims are not subject to defenses, such as that the transfers in question were made in the ordinary course of business, or that the transfers were not made on account of antecedent debts.

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

         D.       EXECUTORY CONTRACTS AND UNEXPIRED LEASES.

                  The Bankruptcy Code gives the Debtors the power, subject to the approval of the Bankruptcy Court, to assume or reject executory contracts and unexpired leases. If an executory contract or unexpired lease is rejected, the other party to the agreement may file a claim for damages incurred by reason of the rejection. Claims resulting from the rejection of executory contracts and unexpired leases will fall within Class A10, A12, B11, C11, D11 or E11, as appropriate. In the case of rejection of leases of real property, such damage claims are subject to certain limitations imposed by the Bankruptcy Code.

                  Under the Plan, all of the Debtors' executory contracts and leases are being assumed (in certain cases, as modified), except for any executory contract or unexpired lease (i) that has been rejected pursuant to an order of the Bankruptcy Court entered prior to the Confirmation Date, (ii) is set forth in a schedule to be filed prior to the commencement of the Confirmation Hearing, with notice given to the non-Debtor parties to the executory contract or unexpired lease to be rejected, and (iii) the Casino Operating Contract, which shall revest in Jazz Casino as described below.

                  With respect to any executory contracts to be assumed by the Debtors, the Debtors will, among other things, cure (or provide adequate assurance that they will promptly cure) existing defaults and provide adequate assurance of future performance under such contracts in accordance with the requirements of the Bankruptcy Code.

                  Any cure payments required to be made by the Debtors will be made as set forth in Article 8.1 of the Plan. Any dispute as to the amount of any cure payment required to be made will be resolved by the Bankruptcy Court.

                  The Plan provides that on the Effective Date, the Casino Operating Contract shall revest in Jazz Casino. Thereafter, Jazz Casino shall enter into the Second Amended and Renegotiated Casino Operating Contract pursuant to and in accordance with applicable State law and the agreement of the parties thereto.

         E.       INSURANCE.

                  Under the Plan, the directors and officers liability insurance policy of JCC Holding and all other insurance policies and any agreements or instruments related thereto (including, without limitation, any retrospective premium rating plans relating to such policies), except for the Title Insurance Policies (assuming New Title Insurance Policies are issued) and those policies (and any agreements, documents or instruments), if any, set forth in a schedule to be filed prior to commencement of the Confirmation Hearing shall continue in full force and effect.

                  The Debtors are in the process of evaluating the need for new title insurance for themselves and their post-Effective Date lenders, which title insurance the Debtors contemplate would be issued at reduced "re-issue" rates. If New Title Insurance Policies are issued, the Debtors intend to surrender (and to require their secured creditors to surrender) the existing Title Insurance Policies at the time New Title Insurance Policies are issued by First American. If no New Title Insurance Policies are requested and/or issued, the Existing Title Insurance Policies will remain in full force and effect.

VI.      MEANS FOR IMPLEMENTATION AND EXECUTION OF THE PLAN

         A.       GENERAL IMPLEMENTATION MATTERS.

                  1. EFFECTIVE DATE TRANSACTIONS.

                           (i) Cash Distributions. On a Business Day selected by
the Debtors which is (A) on or after the date of the entry of the Confirmation Order and (B) on which (i) the Confirmation Order is not stayed and (ii) all conditions to the effectiveness of the Plan have been satisfied or waived as provided in Articles 10.2 and 10.3 of the Plan (the "Effective Date"), or as soon as practicable thereafter, the Debtors shall deliver Cash to the Disbursing Agent in an amount sufficient to satisfy the Debtors' Cash obligations under the Plan.

                           (ii) New Common Stock. On the Effective Date, JCC
Holding shall cause to be issued 12,386,200 shares of New Common Stock, which shall be delivered to the Disbursing Agent for distribution in accordance with the provisions of the Plan.

                           (iii) Distribution to Creditors. On, or as soon as
practicable after, the Effective Date but in no event after the tenth (10th) Business Day after the Effective Date or as otherwise provided in the Plan, the applicable Debtor will issue and deliver to the Disbursing Agent for distribution to the applicable holders of Allowed Claims in accordance with the Plan (i) the New Notes, (ii) cash in the amount determined pursuant to the provisions of Article II of the Plan, and (iii) shares of New Common Stock in the respective amounts determined pursuant to the provisions of Article II of the Plan.

                           (iv) Cancellation of Indentures, Notes and
Debentures. On the Effective Date, except as otherwise provided in the Plan, (A) the Notes and Convertible Junior Subordinated Debentures, and any Indentures related thereto, will be terminated and canceled, (B) all Liens granted under the Senior Subordinated Note Indenture, and Contingent Note Indenture and Notes will be terminated and canceled, and (C) all collateral pledged or otherwise granted as security for the Notes will be released by the applicable Indenture Trustee or Collateral Agent, and will be repledged to secure the New HET/JCC Agreement, New Revolving Credit Facility, and the New Notes. The Senior Subordinated Note Indenture Trustee, the Contingent Note Indenture Trustee, the Collateral Agent, and any other holder of any Liens securing the Notes will execute and deliver all termination statements, mortgage releases and other instruments or documents reasonably requested by the Debtors to effectuate or evidence the release of any such Liens.

                           (v) Cancellation of Bank Credit Agreement. On the
Effective Date, the Bank Credit Facilities and all Liens granted thereunder, will be terminated, extinguished and canceled to the extent the foregoing have not been previously terminated and canceled, and all collateral pledged or otherwise granted as security for the Bank Credit Facilities will be released and repledged to secure the

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
New HET/JCC Agreement, New Revolving Credit Facility, and the New Notes. On the Effective Date, all of the Collateral Agent's claims or other rights to indemnity and/or reimbursement and all Liens securing same will be canceled and extinguished. The Plan does provide, however, that with respect to any lender under the Bank Credit Facilities that has issued an outstanding letter of credit, the obligations with respect to such outstanding letters of credit will be transferred to the New Revolving Credit Facility, and HET will guaranty all reimbursement obligations relating to such outstanding letters of credit.

                           (vi) Cancellation of Intercreditor Agreement. On the
Effective Date, the Intercreditor Agreement shall be cancelled, and all rights thereunder terminated.

                           (vii) Cancellation of Equity Interests. On the
Effective Date, all Equity Interests in JCC Holding will be canceled. JCC Holding will continue to hold the Subsidiary Equity Interests in accordance with the respective organizational documents of each Subsidiary.

                           (viii) Amended Agreements. On or before the Effective
Date, Jazz Casino shall execute the Second Amended and Renegotiated Casino Operating Contract, the Amended RDC Lease and the Amended Management Agreement, each as described in Section VII.D below, and all other agreements, instruments and documents necessary or appropriate to evidence or consummate the transactions contemplated therein.

                           (ix) Slot Machines. On the Effective Date, HOCI will
transfer and assign the Slot Machines to Jazz Casino.

         B.       CORPORATE GOVERNANCE.

                  1. AMENDED CHARTER AND BYLAWS. On the Effective Date, JCC Holding shall amend its bylaws and charter. The Amended Charter for JCC shall authorize the issuance of 40,000,000 shares of New Common Stock having a par value of $0.01 per share. Of such authorized shares, 12,386,200 shares of New Common Stock shall be issued on the Effective Date. The proposed form of the Amended Charter and Amended Bylaws shall be filed as Plan Documents at or prior to the Confirmation Hearing.

                  2. REGISTRATION AND LISTING OF NEW COMMON STOCK. The Debtors shall use their best efforts to cause the New Common Stock to be listed on a national securities exchange or quoted on NASDAQ at the earliest possible date. JCC Holding shall also use its best efforts to be a reporting company under the Securities Exchange Act of 1934, as amended (the "34 Act") with respect to the New Common Stock. JCC shall file a registration statement no later than the date of entry of the Confirmation Order.

         C. PLAN DOCUMENTS. All Plan Documents will be in form and substance satisfactory to the Debtors, the Noteholders Committee, HET and BTCo.

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

         D.       DISTRIBUTIONS.

                  1. DISTRIBUTIONS GENERALLY. All distributions required to be made under the Plan to holders of Allowed Claims will be made by a Disbursing Agent pursuant to a Disbursing Agreement; however, no Disbursing Agreement will be required if any Debtor makes such distributions or if the Senior Subordinated
Note Indenture Trustee makes such distributions.

                  2. SERVICES OF SENIOR SUBORDINATED NOTE INDENTURE TRUSTEE. The Senior Subordinated Note Indenture Trustee (or its nominee, designee or affiliate) is designated a Disbursing Agent for purposes of effecting distributions to Noteholders pursuant to the Plan. All distributions to be made to Noteholders under the Plan will be made to the Senior Subordinated Note Indenture Trustee in accordance with the Senior Subordinated Note Indenture, applicable law and the Plan. The Senior Subordinated Note Indenture Trustee will, as soon as reasonably practicable, in accordance with the Senior Subordinated Note Indenture, applicable law and the Plan, deliver the distributions, free and clear of any Indenture Trustee Charging Lien, which Lien will be canceled and extinguished on the Effective Date. The reasonable pre- and post-petition fees of the Senior Subordinated Note Indenture Trustee will be paid as an Administrative Expense Claim.

                  3. DISTRIBUTIONS TO BE MADE TO NOTEHOLDERS AS OF EFFECTIVE DATE. Only Noteholders of record as of the Effective Date will be entitled to receive the distributions provided for in the Plan.

                  4. CANCELLATION AND SURRENDER OF EXISTING SECURITIES AND AGREEMENTS.

                           (i) On the Effective Date, the promissory notes,
share certificates and other instruments evidencing any Claim or Equity Interest being discharged or canceled under the Plan will be deemed canceled without further act or action under any applicable agreement, law, regulation, order, or rule, and the obligations of any Debtor under the agreements, indentures and certificates of designations governing such Claims and Equity Interests, as the case may be, will be discharged.

                           (ii) Each holder of a promissory note, share
certificate or other instrument evidencing a Claim or Equity Interest (other than lenders under the Bank Credit Facilities) receiving a distribution under the Plan will surrender such promissory note, share certificate or instrument to the applicable Debtor or, in the case of Senior Subordinated Notes, to the Senior Subordinated Note Indenture Trustee. Any holder that fails within one year after the date of entry of the Confirmation Order (i) to surrender or cause to be surrendered such promissory note or instrument, (ii) to execute and deliver an affidavit of loss and indemnity reasonably satisfactory to the applicable Debtor and/or the Senior Subordinated Note Indenture Trustee, and
(iii) if requested, to furnish upon request a bond reasonably satisfactory to the applicable Debtor and/or the Senior Subordinated Note Indenture Trustee, will be deemed to have forfeited all rights, Claims, and interests and will not participate in any distribution under the Plan.

                  5. DISTRIBUTIONS OF CASH. Any payment of cash made by the Debtors pursuant to the Plan will be made by check drawn on a domestic bank, or at the option of the Debtors, by wire transfer from a domestic bank; except that payment to foreign holders of Allowed Claims may be in such funds and by such means (as determined by the Debtors) as are customary or necessary in a particular foreign jurisdiction.

                  6. TIMING OF DISTRIBUTIONS. Any payment or distribution required to be made under the Plan on a day other than a Business Day will be due on the next succeeding Business Day.

                  7. HART-SCOTT-RODINO COMPLIANCE. Any shares of New Common Stock to be distributed under the Plan to any Person required to file a Pre-Merger Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, will not be distributed until the notification and waiting periods applicable under such Act to such Person shall have expired or been terminated.

                  8. MINIMUM DISTRIBUTIONS; No Duplicative Distributions; No Interest. No payment of cash less than ten dollars is required to be made by the Disbursing Agent to any holder of a Claim unless a request for such payment is made in writing to the applicable Debtor. Notwithstanding anything to the contrary in this Plan, to the extent more than one Debtor is liable for any Allowed Claim, any distribution to which a holder of such Allowed Claim is entitled from any Debtor under the Plan will be reduced pro tanto by any distribution received from any other Debtor on account of such Allowed Claim, and the portion of the Allowed Claim to which the received distribution relates will be deemed satisfied and discharged. Except as otherwise expressly provided in the Plan, no holder of any Allowed Claim will be entitled to any post-Petition Date interest on such Claim.

                  9. FRACTIONAL DISTRIBUTIONS. No fractional shares of New Common Stock or cash in lieu thereof will be distributed, and no New Notes shall be issued in a nominal (face) amount that contains any fraction of a dollar. The Disbursing Agent or applicable Debtor shall round up or down any fractional distribution, in its sole discretion.

                  10. DELIVERY OF DISTRIBUTIONS. Subject to Bankruptcy Rule 9010, distributions to holders of Allowed Claims will be made at the address of each such holder as set forth on the schedules filed by the applicable Debtor with the Bankruptcy Court, unless superseded by the address as set forth on proofs of claim filed by such holders or other writing notifying the applicable Debtor of a change of address (or at the last known address of such a holder if no proof of claim is filed or if the applicable Debtor has not been notified in writing of a change of address). In the case of the Noteholders, such distributions may be made at the addresses of the registered Noteholders contained in the records of the Senior Subordinated Note Indenture Trustee. If any distribution to a holder of an Allowed Claim is returned as undeliverable, no further distributions to such holder will be made, unless and until the Debtor or the Disbursing Agent is notified of such holder's then current address, at which time all missed distributions will be made to such holder together with any interest or dividends earned thereon. Amounts in respect of the undeliverable distributions made through the Disbursing Agent will be returned to the Disbursing Agent making such distribution until such distributions are claimed. All Claims for undeliverable distributions will be made on or before the later of the first anniversary of the Effective Date and the date ninety days after such Claim is Allowed. After such date, all unclaimed property held for distribution to any holder of an Allowed Claim will be revested in and returned to applicable Debtor, and the Claim of any holder with respect to such property will be discharged and forever barred.

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
                  11. FEES AND EXPENSES OF DISBURSING AGENTS. Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by a Disbursing Agent, including but not limited to the Senior Subordinated Note Indenture Trustee, on or after Confirmation Date, and any compensation and expense reimbursement claims (including reasonable fees and expenses of its attorneys and other agents) made by such Disbursing Agent will be repaid by the Debtors in accordance with the applicable Disbursing Agreement or the Senior Subordinated Note Indenture, as the case may be, without further order of the Bankruptcy Court; however, the Bankruptcy Court will hear and determine any disputes in respect of such fees and expenses.

                  12. TIME BAR TO CASH PAYMENTS. Checks issued in respect of Allowed Claims will be null and void if not negotiated within ninety days after the date of issuance thereof. Any amounts paid to the Disbursing Agent in respect of such a check must be promptly returned to the applicable Debtor by the Disbursing Agent.

         E.       PROCEDURE FOR RESOLVING DISPUTED CLAIMS.

                  1. OBJECTION DEADLINE. As soon as practicable, but in no event later than ninety days after the Effective Date, unless otherwise ordered by the Bankruptcy Court, objections to Claims will be filed with the Bankruptcy Court and served upon the holders of each of the Claims to which objections are made.

                  2. AUTHORITY TO OPPOSE CLAIMS. On and after the Effective Date, the objecting to, disputing, defending against, and otherwise opposing, and the making, asserting, filing, litigation, settlement or withdrawal of all objections to Claims will be the exclusive responsibility of the Debtors. The Debtors will have the power, without notice to or approval of the Bankruptcy Court, in the exercise of its business judgment to preserve, fail to preserve, settle, compromise or litigate any claim or cause of action in any applicable or appropriate forum that such Debtor may have against any Person based on acts, omissions or events prior to the Effective Date.

                  3. NO DISTRIBUTIONS PENDING ALLOWANCE. Notwithstanding any other provision in the Plan, no payment or distribution will be made with respect to any Claim to the extent it is a Disputed Claim unless and until such Claim becomes an Allowed Claim. BECAUSE THE DEADLINE UNDER THE PLAN FOR OBJECTING TO CLAIMS IS AFTER THE DATE ON WHICH VOTING ON THE PLAN WILL BE CONCLUDED, CREDITORS SHOULD NOT RELY UPON THE ABSENCE OF AN OBJECTION TO THEIR PROOF OF CLAIM OR INTEREST IN DETERMINING WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN, OR AS ANY INDICATION THAT THE DEBTORS OR ANY OTHER PARTY IN INTEREST WILL NOT OBJECT TO THE AMOUNT, PRIORITY, SECURITY OR ALLOWABILITY OF SUCH CLAIMS OR INTERESTS.

                  4. DETERMINATION BY BANKRUPTCY COURT. The amount of any Disputed Claim, and the rights of the holder of such Claim, if any, to payment in respect thereof will be determined by the Bankruptcy Court, unless it shall have sooner become an Allowed Claim.

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
                  5. TREATMENT OF DISPUTED CLAIMS. Cash, shares of New Common Stock, and New Notes, as applicable, will be distributed to a holder of a Disputed Administrative Expense Claim or Disputed Claim when, and to the extent that, such Disputed Administrative Expense Claim or Disputed Claim becomes an Allowed Administrative Expense Claim or Allowed Claim pursuant to a Final Order. Such distribution will be made in accordance with the Plan to the holder of such Claim based upon the amount in which such Disputed Administrative Expense Claim or Disputed Claim becomes an Allowed Administrative Expense Claim or Allowed Claim, as the case may be.

         F.       EFFECT OF CONFIRMATION OF PLAN.

                  1. REVESTING OF ASSETS.

                           (i) On the Effective Date, all of the Debtors' assets
shall revest in the Debtors. As of the Effective Date, all property of the Debtors will be free and clear of all Claims and Equity Interests of holders thereof, except as provided in the Plan.

                           (ii) Under the Plan, the Casino Operating Contract
shall revest in Jazz Casino on the Effective Date. Thereafter, Jazz Casino shall enter into the Second Amended and Renegotiated Casino Operating Contract pursuant to and in accordance with applicable State law and the agreement of the parties thereto.

                           (iii) From and after the Effective Date, the Debtors
may operate their business, and may use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code.

                           (iv) Pursuant to Section 1123(b)(3) of the Bankruptcy
Code, except those rights, causes of action and claims released or to be released under the Plan, each Debtor, in its sole discretion, and either in its own name or in the name, place and stead of the Debtor's estate, will have the exclusive right to enforce or waive or release any and all present or future rights or causes of action against any Person and rights of the Debtors that arose before or after the Petition Date, and will be entitled to retain all proceeds thereof.

                  2. DISCHARGE OF DEBTORS.

                  The rights afforded in the Plan and the treatment of all Claims and Equity Interests in the Plan will be in exchange for and in complete satisfaction, discharge, and release of Claims and Equity Interests of any nature whatsoever, including any interest accrued on such Claims from and after the Petition Date, against any or all Debtors, or any of their assets or properties. Except as otherwise provided in the Plan, on the Effective Date (a) all such Claims against, and Equity Interests in, the Debtors will be satisfied, discharged, and released in full and (b) all Persons will be precluded from asserting against any Debtor, or its successors, or their respective assets or properties any other or further Claims or Equity Interests based upon any act or omission, transaction, or other activity of any kind or nature, whether known or unknown, that occurred prior to the Effective Date, whether or not (i) a proof of claim or interest based upon such Claim or Equity Interest is filed or deemed filed under Section 501 of the Bankruptcy Code, (ii) such Claim or Equity Interest is allowed under Section 502 of the Bankruptcy Code, or (iii) the holder of such Claim or Equity Interest has accepted the Plan. Except as provided in the Plan, the Confirmation Order will be a judicial determination of discharge

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
of all liabilities of the Debtors. As provided in Section 524 of the Bankruptcy Code, such discharge will void any judgment against any Debtor at any time obtained to the extent it relates to a Claim or Equity Interest discharged, and will operate as an injunction against the prosecution of any action against any Debtor, or the property of any of them, to the extent it relates to a Claim or Equity Interest discharged.

                  3. EXCULPATIONS.

                  Subject to the occurrence of the Effective Date, neither the Debtors, the Noteholders Committee, the Bank Group, the HET Group, the Indenture Trustees nor any of their respective members, officers, directors, employees, agents or professionals will have or incur any liability to any holder of a Claim or Equity Interest for any act, event or omission in connection with, or arising out of, the Debtors' Chapter 11 Cases, including the activities and deliberations of the Noteholders Committee, the confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for willful misconduct or gross negligence. Such exculpation will not extend to any prepetition act, event or omission of any party, nor will it extend to any post-petition act of any party other than in connection with that party's official capacity in the Debtors' Chapter 11 cases.

         G.       CONDITIONS PRECEDENT TO CONFIRMATION AND EFFECTIVE DATE.

                  1. Effective Date. The Effective Date will be the first Business Day (A) which is on or after the date of the entry of the Confirmation Order and (B) on which (i) the Confirmation Order is not stayed and (ii) all conditions to the effectiveness of the Plan have been satisfied or waived as provided in Article 10.2 of the Plan.

                  2. Condition Precedent to Confirmation of the Plan. Confirmation of the Plan will not occur unless all of the following conditions precedent have been satisfied or have been waived by the Debtors (in their sole discretion), subject to the provisions of Article 10.1 of the Plan (and described in Section VI.G below):

                           (i) The Confirmation Order and the Plan as confirmed
pursuant to the Confirmation Order must be in form and substance satisfactory to the Debtors, the Noteholders Committee, HET and BTCo. Without limiting the foregoing, the Confirmation Order must expressly provide that pursuant to
Section 364(f) and Section 1145 of the Bankruptcy Code, all New Common Stock, the New Notes, and all other securities issued in connection with the Plan will be (i) exempt from Section 5 of the Securities Act of 1933, as amended, and any state or local law requiring registration for offer or sale of a security or registration for offer or sale of a security or registration or licensing of an issuer of, underwriter of, or broker or dealer in, a security, and (ii) otherwise entitled to all of the benefits and protections afforded by Section 1145 of the Bankruptcy Code.

                  3. CONDITIONS PRECEDENT TO EFFECTIVE DATE. The Effective Date of the Plan will not occur unless all of the following conditions precedent have been satisfied or waived by the Debtors:

                           (i) The Confirmation Order shall have been entered
and shall not be stayed.

                           (ii) The Effective Date shall occur no later than
March 31, 2001 unless extended pursuant to Article 10.2 of the Plan.

                           (iii) All of the transactions described in Article
10.2 of the Plan shall have been effected, and all of the agreements and instruments described in Section VII.D hereof shall have been executed and delivered, and all other agreements and instruments to be delivered under or necessary to effectuate the Plan shall have been executed and delivered and all executory contracts and unexpired leases to be assumed by or assigned to Jazz Casino as provided in Article 8.1 of the Plan shall have been assumed by Jazz Casino. All other cure or other payments required to be paid in connection with the assumption of any executory contract or unexpired lease shall be acceptable to the Debtors.

                           (iv) The Second Amended and Renegotiated Casino
Operating Contract and all other agreements, instruments and documents necessary to evidence or consummate the transactions contemplated therein shall be executed and delivered by the parties thereto.

                           (v) The New Notes shall be issued concurrently with
the occurrence of the Effective Date, and the documentation of the New Revolving Credit Facility shall have been executed and delivered. (vi) The New Common Stock shall be issued and distributed concurrently with the occurence of the Effective Date.

                           (vii) The Amended RDC Lease and all other agreements,
instruments and documents necessary to evidence or consummate the transactions contemplated therein shall be executed and delivered by the parties thereto.

                           (viii) The Amended Management Agreement and all other
agreements, instruments and documents necessary to evidence or consummate the transactions contemplated therein shall be executed and delivered by the parties thereto.

                           (ix) The New HET/JCC Agreement and all other
agreements, instruments and documents necessary to evidence or consummate the transactions contemplated therein shall be executed and delivered by the parties thereto.

                           (x) The Bankruptcy Court shall have entered an order
(which may be the Confirmation Order) approving the New Notes, the New HET/JCC Agreement and the New Revolving Credit Facility, which order shall be in form and substance satisfactory to the Debtors and to the non- debtor parties thereto.

                           (xi) The Debtors, the Noteholders Committee, BTCo.
and HET shall have approved all of the Plan Documents.

                  4. WAIVER OF CONDITIONS. The Debtors may waive any condition or any portion of any of the conditions to confirmation or effectiveness of the Plan, without notice and without leave or order of the Bankruptcy Court, but only with the written consent of the Noteholders Committee, BTCo. and HET.

                  5. EFFECT OF FAILURE OF CONDITIONS. In the event that all of the conditions specified in Article 10.1 and 10.2 of the Plan have not been satisfied or waived in accordance with the provisions of Article 10.3 of the Plan on or before March 31, 2001 (which date may be extended by Debtors), and upon notification submitted by the Debtors to the Bankruptcy Court and counsel for the Noteholders Committee, BTCo. and HET, (a) the Confirmation Order will be vacated, (b) no distributions under the Plan will be made, (c) the Debtors and all holders of Claims and Equity Interests will be restored to the status quo ante as of the day immediately preceding confirmation of the Plan as though the Confirmation Order was never entered, and (d) all of the Debtors' respective obligations with respect to the Claims and Equity Interests will remain unchanged and nothing contained herein or in the Plan will be deemed an admission or statement against interest or to constitute a waiver or release of any claims by or against the Debtor or any other Person or to prejudice in any manner the rights of any Debtor or any Person in any further proceedings involving any Debtor or Person.

                  6. STATUS OF SATISFACTION OF CONDITIONS. The Debtors believe that it is likely that all of the conditions precedent to the Effective Date will be satisfied or waived.

         H.       MISCELLANEOUS PROVISIONS.

                  1. RETENTION OF JURISDICTION. As more specifically provided in the Plan, after the Confirmation Date the Bankruptcy Court (to the maximum extent permitted by the Bankruptcy Code or other applicable law) will retain jurisdiction of all matters arising out of, and related to, the Chapter 11 Cases and the Plan. However, any disputes concerning interpretation of the Casino Operating Contract and/or the Second Amended and Renegotiated Casino Operating Contract shall be adjudicated in the state courts of Louisiana exclusively. Nothing in the Plan or in the Confirmation Order is intended, nor shall it be deemed, to result in a finding by the Bankruptcy Court or an acknowledgment by the State and/or the LGCB that the Bankruptcy Court has jurisdiction to determine disputes regarding the Casino Operating Contract and/or the Second Amended and Renegotiated Casino Operating Contract.

                  2. EXEMPTION FROM TRANSFER TAXES. Pursuant to Section 1146(c) of the Bankruptcy Code, the issuance, transfer or exchange of notes or equity securities under the Plan, the creation of any mortgage, deed of trust or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan, including any merger agreements or agreements of consolidation, deeds, bills of sale or assignments executed in connection with any of the transactions contemplated under the Plan will not be subject to any stamp, real estate transfer, mortgage recording or other similar tax.

                  3. POST-CONFIRMATION DATE FEES AND EXPENSES OF PROFESSIONAL PERSONS. After the Confirmation Date, each Debtor will, in the ordinary course of business and with such approval of the Bankruptcy Court as it may require, pay the reasonable fees and expenses incurred after the Confirmation Date by the Professional Persons employed by such Debtor or the Noteholders Committee, to the extent such fees and expenses are related to implementation and consummation of the Plan. No such fees and expenses will be paid, however, except upon receipt by such Debtor of a written invoice from the Professional Person seeking fee and expense reimbursement.

                  4. NOTEHOLDERS COMMITTEE. The appointment of the Noteholders Committee will terminate on the Effective Date, except that the professionals of the Noteholders Committee will be entitled to prosecute their respective applications for final allowances of compensation and reimbursement of expenses.

                  5. PAYMENT OF STATUTORY FEES. The Plan provides that the Debtors shall pay all fees under Section 1930 of Title 28 of the United States Code as Administrative Expense Claims. Such fees shall be calculated based upon disbursements made under and in connection with the Plan, without taking account any disbursements made by the Debtors in the ordinary course of their businesses.

                  6. AMENDMENT OR MODIFICATION OF THE PLAN; SEVERABILITY. After the deadline for voting on the Plan, the Plan may not be altered, amended or modified without the written consent of the Debtors, BTCo., the Noteholders Committee and HET. Subject to the preceding sentence, the treatment of any Claim provided for under the Plan may be modified with the consent of such holder of such Claim or the approval of the Bankruptcy Court. In the event that the Bankruptcy Court determines, prior to the Confirmation Date, that any provision in the Plan is invalid, void or unenforceable, such provision will be invalid, void or unenforceable with respect to the holder or holders of such Claims or Equity Interests as to which the provision is determined to be invalid, void or unenforceable. The invalidity, voidness or unenforceability of any such provision will in no way limit or affect the enforceability and operative effect of any other provision of the Plan.

                  7. REVOCATION OR WITHDRAWAL OF THE PLAN. The Debtors reserve the right to revoke or withdraw the Plan prior to the Confirmation Date. If the Plan is so revoked or withdrawn prior to the Confirmation Date, then the Plan will be deemed null and void. In such event, all the Debtors' respective obligations with respect to the Claims and Equity Interests will remain unchanged and nothing contained herein or in the Plan will be deemed an admission or statement against interest or to constitute a waiver or release of any claims by or against any Debtor or any other Person or to prejudice in any manner the rights of any Debtor or any Person in any further proceedings involving any Debtor or Person.

VII.     CONFIRMATION AND CONSUMMATION PROCEDURE

                  Under the Bankruptcy Code, the following steps must be taken to confirm the Plan:

         A.       SOLICITATION OF VOTES.

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

                  In accordance with Sections 1126 and 1129 of the Bankruptcy Code, the Claims in Classes A1, A2, A3, A4, A5, A6, A7, A8, A9, B1, B2, B3, B4, B5, B6, B7, B8, B9, C1, C2, C3, C4, C5, C6, C7, C8, C9, D1, D2, D3, D4, D5, D6,
D7, D8, D9, E1, E2, E3, E4, E5, E6, E7, E8 and E9 of the Plan are impaired and the holders of Allowed Claims in each of such Classes are entitled to vote to accept or reject the Plan. The Plan provides that the holders of Claims or Equity Interests in Classes A11, A12, A13, A14, B10, B11, B12, B13, C10, C11, C12, D10, D11, D12, E10, E11 and E12 will not receive any distributions of property or retain any interest in the Debtors. In accordance with Section 1126(g) of the Bankruptcy Code, such Classes of Claims or Equity Interests are conclusively presumed to have rejected the Plan.

                  As to classes of claims entitled to vote on a plan, the Bankruptcy Code defines acceptance of a plan by a class of creditors as acceptance by holders of at least two-thirds in dollar amount and more than one-half in number of the claims of that class that have timely voted to accept or reject a plan. For purposes of calculating the number of Allowed Claims in a Class of Claims held by holders of Allowed Claims in such Class that have voted to accept or reject the Plan under Section 1126(c) of the Bankruptcy Code, the Plan provides that all Allowed Claims in such Class held by the same entity or affiliate thereof (as defined in the Securities Act of 1933 and the rules and regulations promulgated thereunder) will be aggregated and treated as one Allowed Claim in such Class. A vote may be disregarded if the Bankruptcy Court determines, after notice and a hearing, that such acceptance or rejection was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

                  Any creditor of an impaired Class (i) whose Claim has been listed by the Debtors in the Schedules filed with the Bankruptcy Court (provided that such Claim has not been scheduled as disputed, contingent or unliquidated) or (ii) who filed a proof of claim on or before the Bar Date (or, if not filed by such date, any proof of claim filed within any other applicable period of limitations or with leave of the Bankruptcy Court), which Claim is not the subject of an objection, is entitled to vote. Holders of Claims which are disputed, contingent and/or unliquidated are entitled to vote their Claims only to the extent that such Claims are allowed for the purpose of voting pursuant to an order of the Bankruptcy Court.

         B.       THE CONFIRMATION HEARING.

                  The Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a confirmation hearing with respect to the accompanying Plan. The Confirmation Hearing in respect of the Plan has been scheduled for the date and time set forth in the accompanying notice before the Honorable Thomas M. Brahney, III, United States Bankruptcy Judge at the United States Bankruptcy Court, 501 Magazine Street, 709 Hale Boggs Building, New Orleans, Louisiana. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice, except for an announcement of the adjourned date made at the Confirmation Hearing. Any objection to confirmation must be made in writing and specify in detail the name and address of the objector, all grounds for the objection and the amount of the Claim or a description of the interest in the Debtors held by the objector, and must be made in accordance with any pre-trial or scheduling orders entered by the Bankruptcy Court. Any such objection must be filed with the Bankruptcy Court (with a copy to

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

Chambers) and served so that it is received by the Bankruptcy Court, Chambers and the following parties on or before the date and time set forth in the accompanying notice:

                             COUNSEL TO THE DEBTORS:

                   Jenner & Block, LLC
                   One IBM Plaza, Suite 4400
                   Chicago, Illinois  60611
                   Attn:  Daniel R. Murray, Esq.

                   Heller, Draper, Hayden, Patrick & Horn, L.L.C.
                   650 Poydras Street, Suite 2500
                   New Orleans, Louisiana  70130
                   Attn: William H. Patrick, III, Esq.

                      COUNSEL TO THE NOTEHOLDERS COMMITTEE:

                   Skadden, Arps, Slate, Meagher & Flom (Illinois) 333 West Wacker Drive
                   Chicago, Illinois  60606
                   Attention: John Wm. Butler, Jr., Esq.

                   Steen, McShane & Williamson, L.L.C.
                   1100 Poydras Street, Suite 1250
                   New Orleans, Louisiana  70163-1250
                   Attention: Stephen L. Williamson, Esq.

                                 COUNSEL TO HET:

                   Latham & Watkins
                   885 Third Avenue
                   New York, NY 10022
                   Attention:  Robert J. Rosenberg, Esq

                   Jones, Walker, Waechter, Poitevent, Carrere & Denegre 201 St. Charles Avenue, Suite 5100
                   New Orleans, LA 70170-5100
                   Attention:  R. Patrick Vance, Esq

                                COUNSEL TO BTCO.:

                   White & Case
                   1155 Avenue of the Americas
                   New York, New York  10036-2787
                   Attn:  Howard Beltzer, Esq.

                   Carver Darden Koretzky Tessier Finn
                       Blossman & Areauz LLC
                   1100 Poydras Street
                   New Orleans, Louisiana  70163
                   Attn:  Leann Moses, Esq.

         C.       CONFIRMATION.

                  At the Confirmation Hearing, the Bankruptcy Court will confirm the Plan only if all of the requirements of Section 1129 of the Bankruptcy Code are met. Among the requirements for confirmation of a plan are that the plan is
(i) accepted by all impaired classes of claims and equity interests or, if rejected by an impaired class, that the plan "does not discriminate unfairly" and is "fair and equitable" as to such class, (ii) feasible and (iii) in the "best interests" of creditors and interest holders that are impaired under the plan.

                  1. UNFAIR DISCRIMINATION AND FAIR AND EQUITABLE TESTS.

                  To obtain nonconsensual confirmation of the Plan, it must be demonstrated to the Bankruptcy Court that the Plan "does not discriminate unfairly" and is "fair and equitable" with respect to each impaired, nonaccepting Class. The Bankruptcy Code provides a non-exclusive definition of the phrase "fair and equitable." The Bankruptcy Code establishes "cram down" tests for secured creditors, unsecured creditors and equity holders, as follows:

                  Secured Creditors. Either (i) each impaired secured creditor retains its liens securing its secured claim and receives on account of its secured claim deferred cash payments (x) totaling at least the allowed amount of the secured claim and (y) having a present value at least equal to the value of the secured creditor's collateral, (ii) each impaired secured creditor realizes the "indubitable equivalent" of its allowed secured claim or (iii) the property securing the claim is sold free and clear of liens with the secured creditor's lien to attach to the proceeds of the sale and such lien on proceeds is treated in accordance with clause (i) or (ii) of this subparagraph.

                  Unsecured Creditors. Either (i) each impaired unsecured creditor receives or retains under the plan property of a value equal to the amount of its allowed claim or (ii) the holders of claims and interests that are junior to the claims of the dissenting class will not receive any property under the plan.

                  Equity Interests. Either (i) each holder of an equity interest will receive or retain under the plan property of a value equal to the greatest of the fixed liquidation preference to which such holder is entitled, the fixed redemption price to which such holder is entitled or the value of the interest or (ii) the holder of an interest that is junior to the nonaccepting class will not receive or retain any property under the plan.

                  In addition, the "cram down" standards of the Bankruptcy Code prohibit "unfair discrimination" with respect to the claims of an impaired, nonaccepting class. While the existence of

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
"unfair discrimination" under a plan of reorganization depends upon the particular facts of a case and the nature of the claims at issue, in general, courts have interpreted the standard to mean that the impaired, nonaccepting class must receive treatment under a plan of reorganization which allocates value to such class in a manner that is consistent with the treatment given to other classes with similar legal claims against the debtor.

                  The Debtors believe that the Plan and the treatment of all Classes of Claims and Equity Interests under the Plan satisfy the foregoing requirements for nonconsensual confirmation of the Plan.

                  2. FEASIBILITY.

                  The Bankruptcy Code requires that confirmation of a plan is not likely to be followed by liquidation or the need for further financial reorganization. For purposes of determining whether the Plan meets that requirement, the Debtors have analyzed their ability to meet their obligations under the Plan. As part of this analysis, the Debtors, in consultation with the Financial Advisor and the Manager, have prepared projections of their financial performance for each of the twelve month periods ending March 31, 2002, March 31, 2003 and March 31, 2004 (the "Projection Period"). These projections, and the assumptions on which they are based, are annexed hereto as Exhibit "B" (the "Financial Forecast").

                  In developing an estimate of the reorganization value of JCC Holding, the Proponents have been advised by Jefferies. The Financial Advisor developed a range of reorganization values by employing a net present value discounted cash flow methodology, which the Financial Advisor believes is considered by the financial community to be the most appropriate valuation technique for estimating the going concern value of this business. The Financial Advisor's estimate of JCC Holding's reorganization value is based upon a number of assumptions which the Financial Advisor believes are reasonable, including a successful reorganization of Jazz Casino's business and finances in a timely manner in accordance with the Plan, the Manager's estimates of the Casino's future operations, and the Financial Forecast. Many of such assumptions are beyond the control of the Debtors and the Financial Advisor. Actual events may vary from such assumptions and the variations may be material. See Section VIII, "Certain Risk Factors to Be Considered." The reorganization value utilized by the Debtors is considered to be reasonable by the Financial Advisor based upon the methodologies employed and utilizing the Financial Forecast and the Manager's estimates of the Debtor's future operations. The Financial Advisor will provide testimony at the Confirmation Hearing as to the reasonableness of the reorganization value utilized by the Debtors, the valuation approaches undertaken and the assumptions underlying such valuation.

                  The Debtors have prepared the Financial Forecast based upon certain assumptions which they believe to be reasonable under the circumstances. Those assumptions considered to be significant are described in the Financial Forecast. The Financial Forecast has not been examined or compiled by independent accountants. The Debtors make no representation as to the accuracy of the projections or their ability to achieve the projected results. Many of the assumptions on which the projections are based are subject to significant uncertainties. Inevitably, some assumptions will not materialize and unanticipated events and circumstances may affect the actual financial results. Therefore, the actual results achieved throughout the period covered by the Financial Forecast may vary from the projected

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
results and the variations may be material. All holders of Claims that are entitled to vote to accept or reject the Plan are urged to examine carefully all of the assumptions on which the Financial Forecast is based in evaluating the Plan.

                  Based upon the Financial Forecast, the Debtors believe that they will be able to make all payments required pursuant to the Plan and, therefore, that confirmation of the Plan is not likely to be followed by liquidation or the need for further reorganization.

                  3. BEST INTERESTS TEST.

                  With respect to each impaired Class of Claims and Equity Interests, the standards for confirmation under the Bankruptcy Code require that each holder of such a Claim or Equity Interest either (i) accept the Plan or
(ii) receive or retain under the Plan property of a value, as of the Effective Date, that is not less than the value such holder would receive or retain if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code. To determine what holders of Claims and Equity Interests of each impaired Class would receive if the Debtors were liquidated under Chapter 7, the Bankruptcy Court must determine the dollar amount that would be generated from the liquidation of the Debtors' assets and properties in the context of a Chapter 7 liquidation case. The cash amount available for satisfaction of Unsecured Claims and Equity Interests would consist of the proceeds resulting from the disposition of the unencumbered assets of the Debtors, augmented by the unencumbered cash held by the Debtors at the time of the commencement of the liquidation case. Such cash amount would be reduced by the amount of the costs and expenses of the liquidation and by such additional administrative and priority claims that may result from the termination of the Debtors' business and the use of Chapter 7 for the purposes of liquidation.

                  The Debtors' costs of liquidation under Chapter 7 would include the fees payable to a trustee in bankruptcy, as well as those which might be payable to attorneys and other professionals that such a trustee might engage. The foregoing types of claims and other claims that may arise in a liquidation case or result from the pending Chapter 11 Cases, including any unpaid expenses incurred by the Debtors during the Chapter 11 Cases, such as compensation for attorneys, financial advisors and accountants, would be paid in full from the liquidation proceeds before the balance of those proceeds would be made available to pay prepetition Unsecured Claims.

                  To determine if the Plan is in the best interests of each impaired class, the present value of the distributions from the proceeds of the liquidation of the Debtors' unencumbered assets and properties, after subtracting the amounts attributable to the Chapter 7 and Chapter 11 administrative claims described in the preceding paragraph, are then compared with the value of the property offered to such Classes of Claims and Equity Interests under the Plan.

                  After considering the effects that a Chapter 7 liquidation would have on the ultimate proceeds available for distribution to creditors in a Chapter 11 case, including (i) the increased costs and expenses of a liquidation under Chapter 7 described above, (ii) the erosion in value of assets in a Chapter 7 case in the context of the expeditious liquidation required under Chapter 7 and the "forced sale" atmosphere that would prevail and (iii) the substantial increases in claims that would be satisfied on a priority basis or on parity with creditors in the Chapter 11 Cases, the Debtors have determined that

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
confirmation of the Plan will provide each holder of an Allowed Claim or Equity Interest with a recovery that is not less than such holder would receive pursuant to liquidation of the Debtors under Chapter 7 of the Bankruptcy Code.

                  The Debtors also believe that the value of any distributions to each class of Allowed Claims in a Chapter 7 case, including all Secured Claims, would be less than the value of distributions under the Plan because such distributions in a Chapter 7 case would not occur for a substantial period of time. In the likely event litigation was necessary to resolve claims asserted in the Chapter 7 case, the delay could be prolonged.

                  The Debtors' Liquidation Analysis is attached hereto as Exhibit "C" (the "Liquidation Analysis"). The information set forth in Exhibit "C" provides a summary of the liquidation values of the Debtors' assets assuming a Chapter 7 liquidation in which a trustee appointed by the Bankruptcy Court would liquidate the assets of the Debtors' estates. Reference should be made to the Liquidation Analysis for a complete discussion and presentation of the Debtors' analysis.

                  Underlying the Liquidation Analysis are a number of estimates and assumptions that, although developed and considered reasonable by management, are inherently subject to significant economic and competitive uncertainties and contingencies beyond the control of the Debtors and management. The Liquidation Analysis is also based upon assumptions with regard to liquidation decisions that are subject to change. Accordingly, the values reflected may not be realized if the Debtors were, in fact, to undergo such a liquidation.

         D.       CONSUMMATION.

                  The Plan will be consummated on the Effective Date. For a more detailed discussion of the conditions precedent to the effectiveness of the Plan and the impact of a failure to meet such conditions, see Section VI.G, "The Plan of Reorganization--Conditions Precedent to Confirmation and Effective Date."

                  1. NEW REVOLVING CREDIT FACILITY.

                  The New Revolving Credit Facility to be provided by HET or a third party lender on the Effective Date will provide Jazz Casino with up to $35 million of availability to meet working capital requirements, including up to $10 million of availability for letters of credit. The New Revolving Credit Facility will be secured by substantially all of the Debtors' assets (except the Second Amended and Renegotiated Casino Operating Contract, the Casino bankroll and the Gross Revenue Share Payments). The New Revolving Credit Facility will be secured on a second lien priority basis, junior only to a lien securing obligations of Jazz Casino under the New HET/JCC Agreement. The New Notes will be secured by junior liens on the same assets. It is anticipated that a portion of the New Revolving Credit Facility will be drawn upon on the Effective Date to pay for certain costs associated with consummation of the Plan, including the payment of certain of the Claims that must be paid on the Effective Date. It is also anticipated that, with respect to any lender under the Bank Credit Facilities that has issued an outstanding letter of credit, the obligations with respect to such outstanding letters

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
of credit will be transferred to the New Revolving Credit Facility and HET will guaranty all reimbursement obligations relating to such outstanding letters of credit.

                  Indebtedness arising under the New Revolving Credit Facility will mature on the fifth anniversary of the Effective Date (with a one year extension at the option of the borrower) or, if earlier, upon the termination of the Manager. The principal amount available under the New Revolving Credit Facility may be borrowed, repaid and re-borrowed without limitation. Interest will be due quarterly in arrears at a current market rate of interest not to exceed LIBOR plus 300 basis points.

                  2. SECOND AMENDED AND RENEGOTIATED CASINO OPERATING CONTRACT.

                  The Plan contemplates that on the Effective Date, Jazz Casino will enter into the Second Amended and Renegotiated Casino Operating Contract, pursuant to which Jazz Casino's payment obligations to the LGCB will be amended and certain restrictions currently imposed on Jazz Casino will be modified. It is contemplated that under the Second Amended and Renegotiated Casino Operating Contract, payments to the LGCB would be set at the greater of (i) eighteen and one-half percent (18.5%) of Gross Gaming Revenue from the Casino in the applicable COC Fiscal Year (or, if the Riverboat Act is amended to permit dockside gaming, the percentage required to be paid by riverboats, up to 21.5%), or (ii) $50 million for the period from April 1, 2001 to March 31, 2002, and $60 million for each annual period thereafter. In addition, Jazz Casino would pay an override on Gross Gaming Revenues equal to (i) 1.5% of Gross Gaming Revenues in excess of $500 million, up to $700 million, (ii) 3.5% for Gross Gaming Revenues in excess of $700 million, up to $800 million, (iii) 5.5 % for Gross Gaming Revenues in excess of $800 million, up to $900 million, and (iv) 7.5% for Gross Gaming Revenues in excess of $900 million.

                  Jazz Casino will procure an initial rolling, four-year Minimum Payment Guarantee guaranteeing the Minimum Payments required to be made to the LGCB under the Second Amended and Renegotiated Casino Operating Contract, and will provide rolling, three-year Minimum Payment Guarantees thereafter. The initial Minimum Payment Guarantee will be provided by HET, and will guarantee the following amounts payable to the LGCB: $50.0 million in the period April 1, 2001 to March 31, 2002; $60.0 million in the period April 1, 2002 to March 31, 2003; $60.0 million in the period April 1, 2003 to March 31, 2004; and $60.0 million in the period April 1, 2004 to March 31, 2005. By March 31 of each year (beginning with March 31, 2003), Jazz Casino would have to obtain a Minimum Payment Guarantee (or extension thereof) extending the Minimum Payment Guarantee to the third anniversary of such date, so that three years of future payments to the LGCB would be guaranteed. By each March 31, Jazz Casino would have to notify the LGCB of its compliance with the requirement that three years of payments to the LGCB be guaranteed. Jazz Casino would have 12 months to cure any non-compliance with its obligation to provide a three-year rolling guaranty. If Jazz Casino failed to provide such a guarantee, and if its non-compliance continued unremedied beyond the12 month cure period, there shall be an event of default under the Second Amended and Renegotiated Casino Operating Contract. In such case, Jazz Casino would be permitted to continue operating the Casino until the last day covered by the Minimum Payment Guarantee then in effect.

                  If annual Gross Gaming Revenues exceed $350 million for two consecutive COC Fiscal Years and, during that period of time, (i) payments to the LGCB are deemed continuing and recurring

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
as evidenced by Jazz Casino making all payments due under the Second Amended and Renegotiated Casino Operating Contract without intervention and payment by the guarantor, and (ii) Jazz Casino meets the financial stability requirements in the Second Amended and Renegotiated Casino Operating Contract, then no further new or extended Minimum Payment Guarantee shall thereafter be required.

                  In addition, the Plan contemplates that provisions of the current Casino Operating Contract and Gaming Act that restrict or prohibit the provision of food and restaurant facilities and service, lodging or the sale of products not directly related to gaming operations would be modified.

                  3. NEW HET/JCC AGREEMENT.

                  On the Effective Date, Jazz Casino will enter into the New HET/JCC Agreement pursuant to which HET will provide a Minimum Payment Guaranty to the LGCB. HET will receive an annual guaranty fee in the amount of two percent (2%) of the total amount at risk at such time under the Minimum Payment Guaranty. The guaranty fees for the period through March 31, 2002 shall be deferred and become payable in four (4) equal installments due on March 31, 2002, March 31, 2003, March 31, 2004 and March 31, 2005, provided that any then unpaid installment of the deferred guaranty fee for the period through March 31, 2002 shall be due and payable in full upon any termination of the Amended Management Agreement. For any periods after March 31, 2002, the guaranty fee for the period from April 1, 2002 to March 31, 2003 shall be due and payable on March 31, 2002; the guaranty fee for the period from April 1, 2003 to March 31, 2004 shall be due and payable on March 31, 2003; and the guaranty fee for the period from April 1, 2004 to March 31, 2005 shall be due and payable on March 31, 2004. Advances made by HET on Jazz Casino's behalf pursuant to the New HET/JCC Agreement shall bear interest at the rate specified for loans under the New Revolving Credit Facility and shall be secured on a first lien priority basis by substantially all of the Debtors' assets (except the Second Amended and Renegotiated Casino Operating Agreement, the Casino bankroll and the Gross Revenue Share Payments). Advances made by HET shall be reimbursed from draws on the New Revolving Credit Facility to the extent of availability thereunder or from other forms of liquidity available to Jazz Casino. All obligations of Jazz Casino under the New HET/JCC Agreement shall become due and payable upon the termination of the Amended Management Agreement.

                  4. AMENDED MANAGEMENT AGREEMENT.

                  On the Effective Date, Jazz Casino will enter into the Amended Management Agreement. Under the Amended Management Agreement, the Manager will continue to be responsible for and have authority over, among other things: (a) hiring, supervising and establishing labor policies with respect to employees of the Casino; (b) gaming and entertainment operations including security and internal control procedures; (c) public relations and promotions; (d) retaining certain suppliers; (e) all accounting, budgeting, financial and treasury functions at the Casino; and (f) performing certain system services generally performed at casinos owned or operated by HET and its affiliates. In addition, the Manager or HOCI shall continue to provide the administrative services currently provided by HOCI under the Administrative Services Agreement, which is being terminated on the Effective Date, at no additional cost (other than insurance and risk management services, as described below).

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
                  Under the Amended Management Agreement, as consideration for managing the Casino, the Manager will be entitled to receive a management fee equal to thirty percent (30%) of EBITDAM. "EBITDAM" means earnings before interest, income taxes, depreciation, amortization and management fees. Under the Amended Management Agreement, Jazz Casino shall pay directly the cost of property level staff salaries currently being paid by HET and shall pay directly for insurance related to the Casino and previously obtained by HET on Jazz Casino's behalf. Neither the Manager nor any of its affiliates shall be entitled to receive fees for services currently provided under the Administrative Services Agreement, which services shall be provided at no additional cost.

                  In lieu of the existing insecurity termination provision of
Article 17.02(e) of the Management Agreement, but in addition to the other existing termination events, Jazz Casino shall have the right, upon twelve (12) months' notice to the Manager, to terminate the Amended Management Agreement if Jazz Casino shall have failed to achieve Adjusted EBITDAM for each year ending after the Effective Date of not less than 85% of Jazz Casino and the Manager's agreed forecast submitted to the Board of Directors for the remainder of 2001, 84% of such forecast for 2002 and 83% of such forecast for 2003 and thereafter, in each case, as may be adjusted pursuant to the Plan; provided that JCC may not terminate the Management Agreement if the Casino's failure to satisfy this performance standard is a result of a Material Adverse Change. Forecasts for years subsequent to 2003 shall be agreed upon or arbitrated pursuant to existing Management Agreement provisions. The forecasts are intended to represent the Manager's good faith estimate of reasonably attainable financial performance levels based on business and competitive conditions existing at the time of preparation of the forecast. "Adjusted EBITDAM" means EBITDAM plus the following items to the extent not included in interest, income taxes, depreciation, amortization or management fees: (i) the cost of all insurance related to the Casino as previously provided by HET; (ii) "City Payments" as defined in the Amended RDC Lease; (iii) payments to the LGCB under the Second Amended and Renegotiated Casino Operating Contract; (iv) corporate overhead expenses of Jazz Casino; (v) property taxes; and (vi) such other amounts as the Board of Directors of JCC Holding and HET shall mutually agree are expenditures over which HET does not exercise control. For purposes of these termination rights, "Material Adverse Change" means a material adverse change to the business or operations of JCC Holding and its subsidiaries, taken as a whole, arising out of a Force Majeure (which will be defined in the Amended Management Agreement). Any dispute between the Manager and Jazz Casino as to whether a Material Adverse Change has occurred will be resolved by arbitration in accordance with the existing arbitration provision in the Amended Management Agreement.

                  As a condition to and upon the effectiveness of the termination of the Amended Management Agreement, (i) Jazz Casino shall have obtained not less than ninety (90) days prior to said termination either a replacement Minimum Payment Guaranty and a release from the State of Louisiana or an irrevocable letter of credit from a financial institution suitable to HET to cover the balance of the guarantee period, (ii) Jazz Casino shall have repaid HET any amounts together with interest thereon advanced under the Minimum Payment Guaranty, (iii) other transition provisions to be agreed shall have been satisfied, (iv) Jazz Casino shall have repaid any amounts outstanding under the New Revolving Credit Facility, and (v) Jazz Casino shall have repaid any other cash amounts due and owing to HEC, HOCI and the Manager.

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
                  5. AMENDED RDC LEASE.

                  The Plan contemplates that on the Effective Date, Jazz Casino will enter into the Amended RDC Lease. The Plan contemplates that the Amended RDC Lease will provide for a reduction in overall payments from Jazz Casino to the RDC and the City of at least $5 million.

                  6. NEW NOTES.

                  The New Notes will be issued in the aggregate principal (face) amount of $124,520,000, will mature seven years after the Effective Date, and will bear interest at a per annum rate equal to LIBOR plus 275 basis points. The New Notes will be secured by liens on substantially all of the Debtors' assets, junior to the obligations arising under the New HET/JCC Agreement and the New Revolving Credit Facility. 50% of the interest on the New Notes in the first year following the Effective Date may be paid in kind and added to principal; the other 50% of the interest in the first year, and all interest from and after the first year following the Effective Date, shall be payable in cash. Unless restricted under an indenture entered into with respect to New Notes from doing so (which such restrictions shall not apply to bidders of Class A4 and A7 Claims, or their successors or assigns), each holder of New Notes may request that, in lieu of the treatment set forth in the preceding sentence, (i) 50% of such holder's New Notes shall have interest in the first year following the Effective Date paid in kind and added to principal, with interest from and after the first year payable in cash, and (ii) 50% of such holder's New Notes shall have interest payable in cash. Principal payments on the New Notes will be amortized as follows: zero in the first year; 50% of Free Cash Flow (to be defined) in the second through fourth years; and $6 million annually in the fifth through seventh years, with all remaining unpaid principal payable at maturity. The New Notes shall not be subject to any pre-payment penalty.

                  7. BOARD OF DIRECTORS AND MANAGEMENT.

                  Upon the consummation of the Plan, The Board of Directors of JCC Holding shall initially consist of seven directors. Four of the initial directors will be selected by the Noteholders Committee and BTCo. (with each of such directors to be satisfactory to each of the Noteholders Committee and BTCo.), and three of the initial directors will be selected by HET. The three directors selected by HET shall initially have one one-year, one two-year, and one three-year term, and the four directors selected by the Noteholders Committee and BTCo. shall initially have one one-year, one two- year, and two three-year terms.

                  The Amended Charter and Bylaws for JCC Holding will provide that for so long as the Board of Directors includes any director not nominated by HET or unaffiliated with HET, HET nominated/affiliated directors shall not be entitled to vote with respect to the following: (A) any transaction occurring after the Effective Date and not provided for in the Plan or the agreements and transactions contemplated thereby between HET and its affiliates (other than JCC Holding and its subsidiaries) on the one hand, and JCC Holding and its subsidiaries on the other hand, where the value of the consideration exceeds a threshold to be established; or (B) the amendment after the Effective Date of
(i) the Amended Management Agreement, (ii) the New Revolving Credit Facility,
(iii) the New HET/JCC Agreement, or (iv) any other agreement entered into after the Effective Date of the Plan between HET and its affiliates (other than JCC Holding and its subsidiaries, on the one hand), and JCC

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
Holding and its subsidiaries, on the other hand, where the anticipated value of the transactions contemplated thereby exceeds a threshold to be established. The Amended Charter and Bylaws will provides that all such actions shall require a majority of the non-HET nominated or affiliated directors. The Amended Charter and Bylaws of JCC Holding also shall contain supermajority voting requirement provisions requiring the affirmative vote of the holders of not less than 90% of the outstanding New Common Stock with respect to the amendment of provisions relating to the number or election of directors or the approval of transactions described in this paragraph. The Amended Charter and Bylaws of JCC Holding will not contain any takeover protection provisions.

                  The Amended Charter of JCC Holding will provide that the number of directors constituting the Board of Directors shall be seven. The Board of Directors shall be divided into three classes. Accordingly, two directors (or three directors every third year) shall be elected at each annual meeting of stockholders following the Effective Date. Each holder of New Common Stock will be entitled to one vote per share in the election of directors and other matters requiring a vote of the stockholders.

                  Subject to the provisions of the Amended Charter, the Amended and Restated Bylaws or other requirements of law, the Board of Directors will have the power to appoint the executive officers of JCC Holding and otherwise control the activities of JCC Holding. Similarly, the Board of Directors shall have the indirect power to control the activities of JCC Holding's subsidiaries. JCC Holding anticipates that it will pay reasonable director's fees to all of its independent directors (including but not limited to annual and per meeting fees, and, in the discretion of the Board of Directors, long-term compensation awards), will pay out-of-pocket expenses for all of its directors and will carry directors' insurance for the benefit of all of its directors.

         E.       IDENTITY, AFFILIATIONS, AND NATURE OF CERTAIN COMPENSATION.

                  Set forth below is certain information as of December 31, 2000 regarding the executive officers of JCC Holding. It is anticipated that each of these executive officers will be re-elected by the Board of Directors and will be retained by JCC Holding after the Effective Date.

                  Frederick W. Burford, age 50, has served as the President of JCC Holding and Jazz Casino since April 1998 and President of JCC Development, JCC Canal and JCC Fulton since September 1998. Mr. Burford was also the Secretary and Treasurer of JCC Holding from December 1997 until September 1998. Mr. Burford was a consultant to HET from May 1997 until October 1998 and served as Vice President of JCC Holding from December 1997 to April 1998. During August 1997, Mr. Burford served as President of TPI Enterprises, Inc., a restaurant holding company. From November 1991 until September 1997 Mr. Burford served as a director and the Executive Vice President and Chief Financial Officer of TPI Enterprises, Inc. From March 1990 to October 1991, Mr. Burford served as the Vice President, Controller and Treasurer of The Promus Companies, Inc., a gaming and hotel holding company, and from August 1977 until February 1990 Mr. Burford held various positions with the Holiday Corporation, a gaming and hotel holding company, including most recently, Vice President and Treasurer.

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
                  L. Camille Fowler, age 45, has served as the Vice President - Finance, Treasurer and Secretary of JCC Holding, Jazz Casino, JCC Development, JCC Canal and JCC Fulton since September 1998. Ms. Fowler also served as Director of Finance of the Manager from April 1996 to November 1998, Vice President and Secretary of the Manager from January 1998 to November 1998, and Treasurer of the Manager from February 1998 to November 1998. From October 1993 until April 1996, Ms. Fowler served as the Director of Financial Reporting of the Manager.

                  Frederick J. Keeton, age 43, has served as the Vice President
- Government Affairs and Community Relations for JCC Holding since July 1999. From September 1998 to June 1999, he served in the same position as a leased employee from HET. Prior to joining the JCC Holding, Mr. Keeton served in various capacities at HET including Director of Government Affairs from August 1994 to September 1998, Director of Corporate Claims Management from February 1990 to July 1994, Senior Manager of Corporate Claims Management from February 1989 to February 1990, and Manager of Claims from June 1984 to January 1989.

                  Thomas M. Morgan, age 46, has served as the Vice President - Development of JCC Holding since January 2000. From January 1999 to December 1999, he served in the same capacity as a leased employee from HET. Prior to joining the JCC Holding, Mr. Morgan served as Vice President - Development for HET from January 1992 through December 1998. From April 1985 through December 1991, Mr. Morgan served as Director of Development for Embassy Suites, Inc., a hotel holding company.

                  At or prior to the Confirmation Hearing, the Debtors will disclose the identity and affiliations of the initial post-Effective Date directors of JCC Holding, as well as the identity and nature of compensation of any insiders to be employed or retained by any Debtor.

VIII.    RISK DISCLOSURES

                      CERTAIN RISK FACTORS TO BE CONSIDERED

                  HOLDERS OF CLAIMS AGAINST THE DEBTORS SHOULD READ AND CONSIDER CAREFULLY THE FACTORS SET FORTH BELOW, AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS DISCLOSURE STATEMENT (AND THE DOCUMENTS DELIVERED TOGETHER HEREWITH AND/OR INCORPORATED BY REFERENCE), PRIOR TO VOTING TO ACCEPT OR REJECT THE PLAN. THESE RISK FACTORS SHOULD NOT, HOWEVER, BE REGARDED AS CONSTITUTING THE ONLY RISKS INVOLVED IN CONNECTION WITH THE PLAN AND ITS IMPLEMENTATION.

         A.       OVERALL RISKS TO RECOVERY BY HOLDERS OF CLAIMS.

                  The ultimate recoveries under the Plan to holders of Claims (other than those holders who are paid in cash under the Plan) will depend upon the realizable value of the New Common Stock and New Notes to be issued pursuant to the Plan. The New Common Stock and New Notes to be issued pursuant to the Plan are subject to a number of material risks, including, but not limited to, those specified below. The factors specified below assume that the Plan is approved by the Bankruptcy Court and that the Effective Date occurs on or before March 31, 2001. Prior to voting on the Plan, each holder of a Claim should carefully consider the risk factors specified or referred to below, including the Exhibits annexed hereto, as well as all of the information contained in the Plan.

         B.       UNCERTAINTY REGARDING STATE AND CITY APPROVALS.

                  The Plan contemplates that the State will act to reduce the minimum payment required under the Casino Operating Contract, and that certain other restrictions relating to food service and hotels will be modified. It also contemplates that the RDC Lease will be amended, and that the LGCB, the State and the City, and their respective agencies and instrumentalities, each will give or issue all approvals, consents, waivers, and permits and licenses or modifications thereof necessary or appropriate to consummate the transactions contemplated by the Plan. There can be no assurance that the LGCB, the State and the City and their respective agencies and instrumentalities will give or issue all of such approvals, consents, waivers, permits and licenses, or that such approvals, consents, waivers, permits and licenses will be given in the manner contemplated under the Plan.

         C. THE POLITICAL ENVIRONMENT IN LOUISIANA COULD ADVERSELY AFFECT THE DEBTORS' ABILITY TO OPERATE THE CASINO OR DEVELOP THEIR OTHER PROPERTIES.

                  State and local politics have affected, and will continue to affect, the Casino's operation. There is considerable opposition to gaming among a segment of the population in Louisiana. The enactment and implementation of gaming legislation in Louisiana and the Casino's development have been the subject of lawsuits, claims and delays brought about by various anti-gaming and preservationist groups and competitors of the Casino. Although those lawsuits and claims have all been settled or dismissed, these lawsuits and claims, together with contract negotiations with State and New Orleans governmental entities, significantly delayed the Casino's development. Additional lawsuits and the uncertain political environment could materially and adversely affect the Debtors' businesses, financial conditions and results of operations.

         D. GAMING LAWS AND REGULATIONS COULD ADVERSELY AFFECT THE CASINO'S OPERATIONS.

                  Future state legislation could adversely affect the Debtors' operations. The Debtors cannot assure that the State legislature will not enact legislation that imposes additional obligations, restrictions or costs that could interfere with the Casino's operations, cause the Debtors to violate agreements to which they are parties or otherwise materially and adversely affect the Debtors. Because legalized gaming is a relatively new industry in Louisiana, over the past few years the State legislature has given a significant amount of attention to gaming related bills. The Debtors cannot assure that the State will not subsequently enact new legislation that modifies or revokes Jazz Casino's right to conduct gaming activities or otherwise materially and adversely affects the Company's business and operations.

                  In addition, Jazz Casino and certain of its affiliates must be found suitable under State law. Jazz Casino is not permitted to operate the Casino unless and until certain persons are found suitable by the LGCB. These persons include (1) Jazz Casino, (2) JCC Holding, (3) HET, (4) the Manager and
(5) certain members, officers and directors of these companies. In addition, additional officers and directors of Jazz Casino, JCC Holding or the Manager may be required to be found suitable. If all required suitability findings are not received on a timely basis, it could materially and adversely affect the Company's business, financial condition and results of operations. Once found suitable, entities and persons that are required to be suitable have an ongoing obligation to maintain their suitability throughout the term of Jazz Casino's casino operating contract. If those entities and persons fail to maintain their suitability, Jazz Casino or the Manager may be found unsuitable. Jazz Casino's and the Manager's suitability also may be adversely affected by persons associated with them and their respective affiliates, over whom Jazz Casino and the Manager have no control. If Jazz Casino or the Manager is found unsuitable and, as a consequence, Jazz Casino's casino operating contract is revoked, it would materially and adversely affect the Company's business, financial condition and results of operations.

                  Jazz Casino, JCC Holding and their debt and equity holders could be the subject of regulatory enforcement actions. The LGCB is empowered to sanction Jazz Casino, JCC Holding, the Manager, holders of debt and equity of Jazz Casino and its affiliates, including JCC Holding, and people that hold permits, licenses or that are required to be found suitable by the LGCB for violations of the Gaming Act and the rules and regulations promulgated thereunder. If Jazz Casino, Jazz Casino's employees, JCC Holding or the Manager fails to comply with the Gaming Act, the rules and regulations promulgated thereunder or regulatory requirements in Jazz Casino's casino operating contract, including suitability requirements, it could materially and adversely affect Jazz Casino as well as holders of debt and equity of Jazz Casino and its affiliates. For example, Jazz Casino could be subject to fines, suspension of its rights granted by the Casino Operating Contract and, under certain circumstances, revocation or termination of the Casino Operating Contract. In addition, if any holder of New Common Stock, or New Notes is required to be suitable and fails to be suitable, the holder may be required to sell or otherwise divest such securities at substantially below-market prices.

                  Jazz Casino also may not be able to enforce its contractual rights against the State. In the spring of 1996, the Louisiana legislature enacted a bill that purports to amend the Gaming Act to provide the State and all of its subdivisions (including the LGCB) with immunity from suit and liability for any action or failure to act on the part of the State or any of its political subdivisions (including the LGCB). The Debtors cannot assure that in the event Jazz Casino seeks to enforce its rights under the Casino Operating Contact, that a court would allow the suit to proceed. If the LGCB fails to comply with the Casino Operating Contract, it could materially and adversely affect the Debtors' businesses, financial condition and results of operation. This adverse affect would be exacerbated if a court applied the immunity statute and precluded Jazz Casino from seeking recourse in a judicial forum.

                  The Casino's operations also could be subject to future federal legislation. In 1996, Congress enacted a law creating a federal commission to study the economic and social impact of gaming and report its findings to Congress and the President. A report was issued by the commission in June 1999. The Debtors are unable at this time to determine the impact of this report on future legislation that may impact the gaming industry. The Debtors cannot assure that the report will not result in new laws or regulations that would adversely impact the gaming industry in general and the Casino in particular.

         E.       CONFLICTS OF INTEREST.

                  The Manager is exclusively responsible for supervising and managing the Casino. However, HET owns or controls (indirectly through one or more subsidiaries or affiliates) dockside casinos in Vicksburg and Tunica, Mississippi, Shreveport, Louisiana and two riverboat casinos in Lake Charles, Louisiana. These casinos, together with other casinos that HET (or one or more of its subsidiaries or affiliates) may develop, compete with the Casino at a regional level (collectively, the "Competing Casinos"). Due to the Competing Casinos' proximity to the Casino, they may compete directly with the Casino for patrons. HET, through its operating subsidiaries and other affiliates, also operates casinos in the five major Nevada and New Jersey gaming markets which may compete with the Casino on a national basis. Currently, the Chairman of JCC Holding's board of directors, Mr. Colin V. Reed, is also the President, the Executive Vice President and Chief Financial Officer of HET and Senior Vice President of the Manager. Mr. Reed is expected to continue to serve as a director while also serving in these capacities with HET and the Manager. In addition, Mr. Philip G. Satre, the Chairman of the Board, President and Chief Executive Officer of HET, and Eddie N. Williams, a director of HET, are currently Class B directors, and may continue to serve as directors of JCC Holding in the future. As a result of HET's ownership of Competing Casinos, together with its ownership of the Manager and the positions held by Messrs. Reed, Satre and Williams as both Class B directors and officers or directors of HET and/or the Manager, a conflict of interest may exist because they have access to the Jazz Casino's information and business opportunities, any or all of which could be useful to one or more of HET's Competing Casinos.

         F.       FINANCIAL FORECAST.

                  The Financial Forecast attached as Exhibit "B" was prepared assuming an Effective Date of March 31, 2001 and is based, among other things, the Manager's current best estimate of the results it expects for the Casino. Any changes in the anticipated Effective Date of the Plan or the anticipated obligations of the Debtors to the LGCB or RDC will affect the projected value of property to be distributed under the Plan. The Debtors do not intend to update or otherwise revise the Financial Forecast to reflect events or circumstances existing or arising after the date of this Disclosure Statement or to reflect the occurrence of unanticipated events, except as required by applicable law. Deloitte & Touche, the independent certified public accountants for the Debtors, has not examined, compiled or applied agreed-upon procedures to the Financial Forecast and consequently, assumes no responsibility for the Financial Forecast. The Financial Forecast necessarily is based upon a number of estimates and assumptions that, while presented with numerical specificity and considered reasonable by the Debtors are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the control of the Debtors, and upon assumptions with respect to future business decisions which are subject to change. The success of the Casino is subject to uncertainties and contingencies beyond the Debtors' control. Accordingly, there can be no assurance that the forecast results will be realized. The Financial Forecast and actual results will vary, and those variations may be material. The inclusion of the Financial Forecast herein should not be regarded as a representation by the Debtors, the Manager or any other person that the Financial Forecast will be achieved. Holders of Claims are cautioned not to place undue reliance on the Financial Forecast.

         G. THE CASINO IS SUBJECT TO LIMITS ON PROVIDING LODGING, FOOD SERVICES, ENTERTAINMENT AND RETAIL OPERATIONS THAT COULD IMPACT ITS ABILITY TO OPERATE PROFITABLY.

                  The Gaming Act and the rules and regulations promulgated thereunder currently prohibit the Casino from engaging in certain activities, including the following:

                  o        giving away or subsidizing food within the Casino;

                  o offering direct table food services or food services with seating in excess of 250 people;

                  o contracting with local restaurant owners to provide food at designated areas within the Casino, except under certain circumstances;

                  o        offering lodging within the Casino;

                  o engaging in any practice or entering into any business relationships to give any hotel, whether or not affiliated with Jazz Casino, any advantage or preference not available to any similarly situated hotels; and

                  o selling products in the Casino that are not directly related to gaming.

                  Also, under the Casino Operating Contract and the Gaming Act's rules and regulations, the provisions described above relating to food, lodging and retail activities apply to operations on the second floor of the Casino. Under the terms of the second floor sublease, currently the Company is also prohibited from offering facilities on the second floor of the Casino, the principal business purpose of which is a restaurant.

                  Although the Plan contemplates that certain of these restrictions will be modified, there can be no assurances that the restrictions will be modified, or that they will be modified in the manner contemplated under the Plan.

         H.       COMPETITION.

                  The Casino faces significant competition on a national, regional and local scale from gaming operations in Mississippi and, on a regional and local basis, from gaming operations within the State. The Casino also competes for patrons an a national and international scale with large casino hotel facilities located in Las Vegas, Nevada and Atlantic City, New Jersey. Because of the large number of casinos competing on both the local and national levels and the continued development of other gaming markets, the competition facing the Casino is expected to increase.

                  1. MISSISSIPPI. Jazz Casino competes on a national, regional and local scale for visitors with existing gaming facilities in Mississippi. The Mississippi Gulf Coast has emerged as a major gaming destination. There are currently 12 dockside casinos operating in the Mississippi Gulf Coast that are within 100 miles of New Orleans. In addition, there is substantial growth in Mississippi's Gulf

Coast gaming industry, including significant expansions of hotel and convention space and the addition of golf courses. For example, in March 1999 Mirage Resorts, Inc. opened Beau Rivage, an 1,800 room hotel, resort and dockside casino in Biloxi that is larger than any hotel in New Orleans. Due to its size and amenities, Beau Rivage provides significant competition to the Casino. The Mississippi enabling legislation allows dockside gaming and does not limit the number of casinos or the square feet of gaming space in these facilities. Mississippi has recently promulgated a regulation, however, that requires new entrants in the industry to expend certain amounts of money on non-gaming facilities in addition to the casino boat itself. In addition, unlike the Casino, gaming facilities in Mississippi operate without restrictions on lodging, food and beverage service, and entertainment, and several of such facilities have recently expanded to enhance such services.

                  2. LOUISIANA. Jazz Casino has the exclusive right to operate a land-based casino in Orleans Parish. Notwithstanding its exclusive right to operate a land-based casino in Orleans Parish, on a regional and local scale, the Casino still competes with gaming operations in Louisiana, where 14 riverboats are operating, including:

                  o        one riverboat in Orleans Parish;

                  o        two riverboats in the New Orleans metropolitan area;

                  o        two riverboats in Baton Rouge;

                  o        four riverboats in Lake Charles in western Louisiana;
                           and

                  o five dockside casinos in Shreveport/Bossier City in northern Louisiana.

                  In addition, a fifteenth license to conduct riverboat gaming in Louisiana has not yet been awarded. The riverboat gaming operations are regulated by the Louisiana Riverboat Economic Development and Gaming Control Act (the "Riverboat Act"), which does not impose wagering or loss limits and permits all forms of gaming with the exception of sports betting. Although the Riverboat Act permits only dockside gaming at the facilities in the Shreveport area, the Riverboat Act has been administered so as to allow riverboats to refrain from cruising under certain circumstances. Riverboats that remain moored under such circumstances are permitted to allow customers unlimited entry and exit.

                  The Casino also competes with land-based gaming facilities located in central Louisiana on Native American land. The Tunica-Biloxi, Chitimacha and Coushatta Native American tribes have each opened a casino near the towns of Marksville, Charenton and Kinder, respectively, each of which is located more than 105 miles from New Orleans.

                  3. NATIONAL AND INTERNATIONAL COMPETITION. The Casino competes for patrons on a national and international scale with large casino hotel facilities located in Las Vegas, Nevada and Atlantic City, New Jersey. Several new facilities have recently opened in Las Vegas and certain existing facilities in Las Vegas and Atlantic City have undergone major expansions. This construction and expansion increased the number of hotel rooms and gaming positions in the Las Vegas and Atlantic City markets and created several attractions that have enhanced the appeal of those cities as tourist destinations. To a lesser degree, the Casino also competes for international patrons with casinos in other parts of the world.

                  4. OTHER VENUES. Additional regional competition may be generated from land-based or dockside casino facilities to be located in states that do not currently allow casino gaming activities including Alabama and Texas. Bills seeking to legalize gaming were introduced in both of these states in the past. Although these bills were not enacted, similar bills may be introduced in future legislative sessions.

                  5. OTHER FORMS OF LEGAL WAGERING. The Casino competes for local customers with other forms of legal wagering, including racetracks and off-track betting parlors. In addition, under Louisiana law, certain parishes permit:

                  o restaurants, taverns, hotels and licensed clubs to operate up to three video draw poker devices per location;

                  o qualifying truck stops to operate up to 50 video draw poker devices per location; and

                  o racetracks and off-track betting parlors to operate an unlimited number of video draw poker devices per location.

                  o the use of slot machines at race tracks in three parishes (but not Orleans Parish).

                  Louisiana law, however, limits video draw poker device wagering and jackpots. Other forms of wagering, including charitable gaming and a state lottery, provide additional local competition.

         I.       REPURCHASE OF SECURITIES RELATING TO GAMING MATTERS.

                  The Gaming Act, the rules and regulations thereunder, and the Casino Operating Contract impose certain suitability requirements with respect to the holding of the New Common Stock and the New Notes (collectively, the "New Securities"). To the extent any holder of New Securities is required to be found suitable and fails to be so found, such holder may be required to divest such New Securities at prices substantially below the market-prices for such securities; to the extent such holder fails to divest, the Debtors will have the right to redeem such New Securities and, prior thereto, such holder will forfeit all benefits of ownership. Any failure to obtain required qualifications or approvals may, by virtue of requirements imposed on the Debtors, subject such holders to certain requirements, limitations or prohibitions, including a requirement that such holders liquidate their New Securities at a time or at a cost that is otherwise unfavorable for such holders. There can be no assurance that the Gaming Act will not be interpreted, that additional rules and regulations will not be implemented, or that new legislation will not be enacted to impose additional restrictions on, or otherwise prohibit, certain persons from holding securities of the Debtors, including the New Common Stock and the New Notes, or cause such holders to liquidate their New Securities at a time or at a cost that is otherwise unfavorable for such holders.

         J.       ABSENCE OF PUBLIC TRADING MARKET.

                  Each of the New Securities are new issues of securities, have no established trading market and may not be widely distributed. There can be no assurance that a trading market for any of the New Securities will develop. If a market does develop, the price of the New Securities may fluctuate and liquidity may be limited. If a market for any of the New Securities does not develop, purchasers may be unable to resell such securities for an extended period of time, if at all. Future trading prices of the New Securities will depend upon many factors, including, among other things, prevailing interest rates, the Casino's operating results, competitive factors and the market for similar securities which is subject to various pressures, including, but not limited to, fluctuating interest rates.

         K.       UNCERTAINTY REGARDING OBJECTIONS TO CLAIMS.

                  The Plan provides that objections to claims can be filed with the Bankruptcy Court as late as ninety days after the Effective Date. Although the Debtors intend to file most of their claims objections prior to the confirmation hearing, and have, in fact, filed the bulk of them already, it is possible that a claimant may not know that its claim will be objected to until after the Effective Date.

         L.       DOCKSIDE RIVERBOAT AND LAND-BASED GAMING.

                  The Gaming Act presently restricts land-based casino gaming in Orleans Parish to where the Casino is presently located, at the foot of Canal and Poydras Streets on the site of New Orleans' former Rivergate Convention Center. However, the Debtors cannot assure that the State will not enact future legislation that would permit competing land-based casinos at other sites or in parishes other than Orleans Parish, including other parishes in the New Orleans metropolitan area. If an additional land-based casino gaming establishment is authorized to operate in Orleans Parish, Jazz Casino would not have to pay the LGCB the compensation required under the provisions of the Casino Operating Contract, although this obligation may resume pursuant to the terms of the Casino Operating Contract. Additional land-based casino operations could materially and adversely affect the Casino's operations by increasing the amount of competition it faces.

                  Additional dockside riverboat gaming could adversely affect the Casino's ability to attract gaming patrons, without relieving Jazz Casino of its obligation to pay the LGCB the compensation required under the Casino Operating Contract. However, because State laws requiring riverboats to sail in accordance with safety conditions and within their schedules are frequently unenforced, riverboats may be able to conduct gaming operations while at dockside in violation of these laws. Under the Casino Operating Contract, if the State or the LGCB permits any riverboat to conduct dockside gaming in material violation of the Riverboat Act or the Gaming Act after receiving notice of the violation from Jazz Casino and having an opportunity to cure the violation, Jazz Casino will be entitled to sue the LGCB and/or the State to seek to compel them to perform under the Casino Operating Contract. Jazz Casino will also be entitled to seek the judicial remedy of mandamus against the LGCB or any other appropriate governmental authority, which, if granted, would compel the LGCB or other governmental authority not to permit these violations to occur. However, Jazz Casino's obligation to pay specified percentages of the Casino's gross gaming revenue to the LGCB under the Casino Operating Contract will continue during the pendency of any such judicial action through final non-appealable judgment. Thereafter, even if the court finds that the LGCB permitted a riverboat to conduct dockside gaming, Jazz Casino will not be relieved of its obligation to pay the LGCB portions of the Casino's gross gaming revenue. In addition, an exception to the exclusivity provisions of the casino operating contract permits an amendment to the Gaming Act to allow one riverboat to conduct dockside gaming on Lake Pontchartain in Orleans Parish. If such an amendment is adopted but the LGCB does not enforce the limitations under which the riverboat is required to operate, Jazz Casino may seek relief by way of specific performance and/or mandamus. However, it will not be relieved of its obligation under the casino operating contract to pay the LGCB portions of the Casino's gross gaming revenue.

                  In addition, a state law enacted in 1996 purports to, among other things, retroactively amend the Gaming Act to provide that conducting gaming operations on riverboats while the riverboat is on a designated waterway and temporarily at dockside does not constitute the authorization of additional land-based casino gaming operations. As a result, it will not relieve Jazz Casino of its obligation to pay compensation to the LGCB in accordance with the casino operating contract. The 1996 state law also provides that governmental inaction that results in another land-based casino being operated in Orleans Parish will not relieve Jazz Casino of its obligation to pay this compensation. In addition, the 1996 state law purports to provide that, in the event of litigation between Jazz Casino and the State or any of its political subdivisions (including the LGCB), Jazz Casino must continue to make all payments to the State and any of its political subdivisions (including the LGCB) as required by law and the casino operating contract during the pendency of this litigation. Although the subject of this litigation could be related to a matter that limits Jazz Casino's ability to make its required payments, any failure by Jazz Casino to make the required payments, either directly or through its minimum payment guarantors, will render Jazz Casino unsuitable, and thus unable to operate the Casino.

                  As a result of these factors, dockside riverboat gaming operations in Orleans Parish may compete against the Casino without relieving Jazz Casino of its obligation to remit to the LGCB the compensation required under the Casino Operating Contract. This could materially and adversely affect the Company's business, financial condition and results of operations.

         M. THE DEBTORS' OPERATIONS DEPEND ON GAMING OPERATIONS IN A SINGLE MARKET.

                  The Debtors do not have and do not presently anticipate having operations other than the Casino and operations that support the Casino. Therefore, the Debtors depend solely upon visitors to the City and area residents for its revenue. As a result, any of the following occurrences could negatively impact the Casino's operations, which could materially and adversely affect the Company's business, financial condition and results of operations:
(1) a downturn in the local or regional economy; (2) a decline in tourism in New Orleans; (3) a decline in the New Orleans gaming market; (4) an increase in competition faced by the Casino; or (5) a reduction or cessation of activities at the Casino due to flooding, severe weather, natural disasters or otherwise.

         N.       THE DEBTORS MAY NOT BE ABLE TO DEVELOP CERTAIN OF THEIR
                  PROPERTIES.

                  The Debtors cannot complete its anticipated build-out of the non-gaming tenant improvements on the second floor of the Casino until, among other things, the master plan governing the use of the second floor is approved, tenant leases are obtained, the necessary financing is secured and certain zoning ordinance waivers are obtained. In addition, the Debtors will be unable to develop the Fulton Street Properties or the 3 Canal Place properties for uses that support the Casino until, among other things, they obtain the necessary financing. The Debtors cannot assure that they will be able to obtain the necessary financing and satisfy the other conditions to developing the non-gaming tenant improvements on the second floor of the Casino, or the property located on Fulton and Poydras Streets. The failure to develop these properties could materially and adversely affect the Debtors' business, financial condition and results of operations.

         O. JAZZ CASINO MAY NOT BE ABLE TO SATISFY CERTAIN OF ITS OBLIGATIONS IF THE CASINO IS SUBJECT TO ADDITIONAL TAXES.

                  Gaming companies are typically subject to significant taxes and fees that may be increased at any time. Periodically, federal and state legislatures have also considered imposing federal and additional state taxes on all gaming establishments. Any material increase in taxes, or the imposition of any additional taxes or fees on Jazz Casino, could materially and adversely affect the Debtors' business, financial condition and results of operations. For example, if additional taxes are imposed on wagers made at the Casino, Jazz Casino may be unable to make required payments on its indebtedness.

                  New Orleans currently imposes a 5% amusement tax on "admission charges" to, among other things, any game of skill and chance or any mechanical device that is operated for pleasure or skill where there is:

                  o        a fee charged for entrance or admission;

                  o a fee charged for the purpose of playing such a game or using such a mechanical device; or

                  o any direct or indirect charge for or in connection with such a game or mechanical device.

An admission charge is broadly defined to include any charge or fee for the purpose of self-participation in any amusement activity as well as all amounts paid for admission, season tickets, refreshments, service or merchandise.

                  The City Attorney has opined that this amusement tax may not legally be levied on gaming revenues derived from the Casino because these revenues do not constitute taxable "admission charges." However, as applied to riverboat gaming, the City Attorney has opined that riverboat cruises are "excursions" subject to the amusement tax and that admission charges include all activities within the riverboat, including money spent on wagers. Because opinions of the City Attorney are not binding on the City or any other person, the Debtors cannot assure that the City will not attempt to subject the Casino's operations to this amusement tax. If this tax is levied, the Debtors cannot predict whether it would be levied on wagers, gaming revenues or some other measure. The RDC Lease provides that in the event the amusement tax is applicable to Jazz Casino's receipts (other than from special events), Jazz Casino is entitled to set off the amount of the amusement tax collected and remitted (other than with respect to special events) against certain payments required to be made by Jazz Casino under the RDC Lease. However, the Debtors cannot assure that the amount of the tax would not exceed the amount of the payments that Jazz Casino is required to make under the RDC Lease that it may offset the tax against.

         P. JAZZ CASINO MAY NOT BE ABLE TO COMPLY WITH MINORITY HIRING REQUIREMENTS AND COULD BE LIABLE FOR DAMAGE AWARDS FROM POTENTIAL LAWSUITS RELATED TO THESE REQUIREMENTS.

                  Under the Gaming Act, Jazz Casino is required, as nearly as practicable, to employ minorities in proportions consistent with the population of the State of Louisiana. However, the amended open access program and plans that Jazz Casino is obligated to comply with may establish or require goals for the employment of minorities at the Casino in a proportion greater than the proportion of minorities in the State of Louisiana's population. Jazz Casino interprets the provisions of the Gaming Act in a manner that allows it to employ a workforce with a higher percentage of minorities than the percentage of minorities of the State of Louisiana's population. If the Gaming Act or the Casino Operating Contract are not applied in a manner that permits compliance with the amended open access program and plans, there may be a conflict between the Gaming Act, the Casino Operating Contract and the amended open access program and plans since the percentage of Louisiana minority population may be less than the amended open access program and plans' percentage minority hiring goals. Jazz Casino intends to comply with the amended open access program and plans unless they are found to be preempted by the Gaming Act. If this conflict arises and Jazz Casino nevertheless complies with the minority hiring goals under the amended open access program and plans, Jazz Casino may be in violation of the Gaming Act and the provisions of the Casino Operating Contract. This violation could materially and adversely affect the Jazz Casino's business, financial condition and results of operations. In addition, Jazz Casino's failure to comply with the amended open access program and plans could result in fines, as well as a default under its amended and restated ground Lease, either of which could materially and adversely affect the Jazz Casino's business, financial condition and results of operations. Jazz Casino is also required to indemnify the City and the RDC against, and could be liable for, certain damage awards arising out of potential lawsuits related to the constitutionality of the amended open access program and plans. If the City, the RDC and/or Jazz Casino become subject to substantial damage awards related to the amended open access program and plans, this indemnification obligation or direct liability could materially and adversely affect Jazz Casino's business, financial condition and results of operations.

IX.      CERTAIN FEDERAL INCOME TAX CONSEQUENCES

                  The following discussion is a general summary of certain federal income tax aspects of the Plan, and should not be relied upon for purposes of determining the specific tax consequences of the Plan with respect to a particular holder of a Claim or Interest. This discussion is based upon existing provisions of the Internal Revenue Code of 1986, as amended (the "Tax Code"), existing and proposed regulations thereunder, and current pertinent administrative rulings and court decisions. No assurance can be given that legislative or administrative changes or court decisions may not be forthcoming which would require significant modification of the statements expressed in this section. Certain tax aspects of the Plan are uncertain due to the lack of applicable regulations and other tax precedent.

                  THE DEBTORS ARE NOT REQUESTING A RULING FROM THE INTERNAL REVENUE SERVICE (THE "IRS") WITH RESPECT TO ANY OF THE TAX ASPECTS OF THE PLAN AND NO OPINION OF COUNSEL HAS BEEN OBTAINED BY THE DEBTORS WITH RESPECT THERETO. ACCORDINGLY, NO REPRESENTATIONS OR ASSURANCES ARE BEING MADE WITH RESPECT TO THE FEDERAL INCOME TAX CONSEQUENCES AS DESCRIBED HEREIN. THE TAX CONSIDERATIONS APPLICABLE TO CERTAIN HOLDERS (SUCH AS PENSION OR PROFIT-SHARING TRUSTS OR FOREIGN INVESTORS) MAY BE DIFFERENT THAN THE GENERAL DISCUSSION CONTAINED HEREIN. THERE MAY ALSO BE STATE, LOCAL, OR FOREIGN TAX CONSIDERATIONS APPLICABLE TO EACH HOLDER OF A CLAIM OR INTEREST WHICH ARE NOT ADDRESSED HEREIN. EACH HOLDER OF A CLAIM OR INTEREST AFFECTED BY THE PLAN SHOULD CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE PLAN WITH RESPECT TO THAT HOLDER'S CLAIM OR INTEREST. THIS INFORMATION MAY NOT BE USED OR QUOTED IN WHOLE OR IN PART IN CONNECTION WITH ANY OFFERING FOR SALE OF SECURITIES.

         A.       TAX CONSEQUENCES TO THE DEBTORS.

                  1. CANCELLATION OF INDEBTEDNESS. Under the Tax Code, taxpayers must generally include in gross income the amount of any income resulting from cancellation of indebtedness ("COD") realized during the taxable year. Section 108(a)(1)(A) of the Tax Code, however, provides that, where a taxpayer is under the jurisdiction of a bankruptcy court in a case brought under the Bankruptcy Code, the taxpayer will not recognize as gross income any COD realized under a plan approved by the court. This so-called "Bankruptcy Exception", however, also provides that the amount of such COD not included in gross income must be used to reduce certain tax attributes of the taxpayer, such as net operating loss ("NOL") amounts available for carryforward treatment and the basis of depreciable property, Under Section 108(b)(5), the taxpayer may elect to apply the reduction first to the basis of depreciable property, before reducing NOLs.

                  2. SECTION 382 LIMITATION. Section 382(a) of the Tax Code limits the amount of the taxable income of a new loss corporation (i.e., a reorganized debtor with NOL amounts available for carryforward treatment) for any year subsequent to the completion of the plan of reorganization which may be offset by losses incurred prior to the completion of the plan of reorganization that could otherwise be carried forward to subsequent years (the "382 Limitation"). Under
Section 382(l)(5), the 382 Limitation does not apply to prohibit NOL carryforward, however, in connection with an ownership change of an old loss corporation (i.e., a corporation with an NOL incurred prior to an ownership change) if (i) the corporation was under the jurisdiction of a court in a Title 11 bankruptcy or similar case immediately before the change in ownership, and
(ii) those who were shareholders or creditors of the old loss corporation before the change of ownership own at least 50% of the new loss corporation's stock by value and vote immediately after the ownership change.

                  An ownership change, for purposes of the Section 382 Limitation, occurs when shareholders individually owning at least 5% of the stock of an old loss corporation ("5% Shareholders") increase their ownership of such stock by more than 50 percentage points. Multiple transactions affecting the same shareholder during a rolling 3-year period are aggregated for purposes of determining whether a change of ownership has occurred. Stock converted from debt held by creditors of the old loss corporation is counted as being owned by the historic shareholders in the 50% change of ownership test if (i) the creditor held the debt for at least 18 months before the case was filed, or (ii) the debt arose in the ordinary course of the old loss corporation's trade or business ("Qualified Indebtedness").

                  3. COD RULES APPLIED TO PLAN. Under the Plan, Claimants holding Class A10 Claims will be paid the full amount of their Allowed Claims. Because those claims will be paid in full, satisfaction of such claims should not give rise to COD income realization. In addition, because such Claimants are not currently shareholders of the Debtor, and would become shareholders of the Debtor neither prior to nor subsequent to the consummation of the Plan, satisfaction of Class A10 Claims will affect neither the determination of whether a change of ownership has occurred, nor the computation of the 382 Limitation.

                  Under the Plan, Claimants holding most other classes of Claims and Interests will be paid less than the full amount of their Allowed Claims. Because the Allowed Claims exceed the amounts to be paid to such claimants, satisfaction of such claims should give rise to COD income realization. The Debtors project that they will realize COD income as the result of the Plan, subject to the provisions of the Bankruptcy Exception that prevent recognition of such income for federal income tax purposes. The Debtors may elect to reduce its basis in depreciable property before reducing NOLs.

                  4. SECTION 382 LIMITATION APPLIED TO THE PLAN. Certain of the holders of the Debtors' Old Common Stock, and certain holders of JCC Holding's Qualified Indebtedness would receive 100% of the JCC Holding's New Common Stock in exchange for their cancellation of such Common Stock and Qualified Indebtedness. Consequently, such holders of JCC Holding's New Common Stock would own 100% of JCC Holding's equity immediately following the consummation of the Plan.

                  A percentage of JCC Holding's Common Stock is owned by public shareholders. It is likely that this stock owned by the public shareholders would be treated as being held by a "Public Group," as described below, because each such public shareholder individually owns less than five percent of JCC Holding's Common Stock. In the aggregate, however, such public shareholders own more than five percent of JCC Holding's Common Stock. Consequently, the Public Group likely will be treated as one 5% Shareholder for purposes of Section 382. It is not clear, at this time, whether the remaining members of the Public Group would have owned a sufficient block of shares, prior to the Plan's Effective Date, to prevent an ownership change. If an ownership change occurs, such ownership change would not, however, trigger the 382 Limitation, because JCC Holding is under the jurisdiction of a court in a Title 11 bankruptcy proceeding, and those who were shareholders or creditors of JCC Holding (an old loss corporation) before the change of ownership would own at least 50% by value and vote of the stock of JCC Holding (a new loss corporation) immediately after the ownership change.

         B.       TAX CONSEQUENCES TO CERTAIN HOLDERS OF CLAIMS AND INTERESTS.

                  1. HOLDERS OF OLD COMMON STOCK. Under the Plan, the Common Stock held by existing equity holders would be canceled, and such equity holders would receive no consideration, under the Plan. Consequently, each such equity holder would recognize a loss equal to its tax basis in Common Stock. This loss would be ordinary or capital depending on the classification of such Interests in the hands of such holder. Certain holders of Common Stock may become holders of New Common Stock as a result of the Plan, but would receive such New Common Stock by virtue of their ownership of certain debt obligations, rather than by virtue of their ownership of such Common Stock. EACH HOLDER OF COMMON STOCK SHOULD CONSULT ITS OWN TAX ADVISOR AS TO THE EXTENT TO WHICH IT WOULD RECOGNIZE LOSS, AND AS TO THE NATURE OF SUCH LOSS.

                  2. HOLDERS OF CONTINGENT NOTES. Under the Plan, all Contingent Notes would be canceled, and holders of such Contingent Notes would receive no consideration. Consequently, each holder of such Contingent Notes would recognize a loss equal to its tax basis in such Contingent Notes. The tax treatment of each such loss will depend upon facts and circumstances specific to each Creditor. In general, a holder of contingent debt will, upon cancellation of such debt, recognize a loss equal to the adjusted basis of the claim surrendered. The tax treatment of such loss will depend upon, among other things, the nature of the claim surrendered. For example, payment in respect of property sold to the Debtor may give rise to capital loss realized by the holder, while payments consisting of compensation for services rendered or satisfaction of trade accounts payable may be taxable as ordinary income. This loss will be ordinary or capital depending on the classification of such Interests in the hands of such holder. EACH HOLDER OF CONTINGENT NOTES SHOULD CONSULT ITS OWN TAX ADVISOR AS TO THE EXTENT TO WHICH IT WILL RECOGNIZE LOSS, AND AS TO THE NATURE OF SUCH LOSS.

                  3. HOLDERS OF SENIOR SUBORDINATED NOTES. Under the Plan, holders of Senior Subordinated Notes shall receive New Notes and shares of New Common Stock for each $1,000 of principal amount of such Senior Subordinated Notes. In general, the exchange of stock or new debt for the Senior Subordinated Notes will result in a gain or loss to the holder measured by the difference between the value of the stock or debt received and the holder's basis in the Senior Subordinated Notes, but nonrecognition treatment may be available under
Section 354(a)(1), as an exchange of securities for stock or securities of the same corporation. EACH HOLDER OF Senior Subordinated Notes SHOULD CONSULT ITS OWN TAX ADVISORS AS TO THE EXTENT TO WHICH IT WILL RECOGNIZE GAIN OR LOSS.

         C.       INFORMATION REPORTING AND BACKUP WITHHOLDING.

                  Under the backup withholding rules of the Tax Code, a holder of a claim may be subject to backup withholding at a rate of 31% with respect to distributions or payments made pursuant to the Plan, unless such holder (i) meets the definition of certain exempt categories and, when required, demonstrates this fact, or (ii) provides a correct taxpayer identification and certifies under penalties of perjury that the taxpayer identification number is correct and that the holder is not subject to backup withholding because of a failure to report all dividend an interest income. If holders do not provide adequate documentation, the Debtor will be required to withhold the tax.

X.       ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN

                  If the Plan is not confirmed and consummated, the Debtors' alternatives include (i) liquidation of the Debtors under Chapter 7 of the Bankruptcy Code, and (ii) the preparation and presentation of an alternative plan or plans of reorganization.

                  If no Chapter 11 plan can be confirmed, the Chapter 11 Cases may be converted to cases under Chapter 7 of the Bankruptcy Code in which a trustee would be elected or appointed to liquidate the assets of the Debtors. A discussion of the effect that a Chapter 7 liquidation would have on the recovery of holders of Claims and Equity Interests is set forth in Section V.C.3, "Confirmation and Consummation Procedure--Confirmation--Best Interests Test." The Debtors believe that liquidation under Chapter 7 would result in (i) smaller distributions being made to creditors than those provided for in the Plan because of the additional administrative expenses involved in the appointment of a trustee and attorneys and other professionals to assist such trustee, (ii) additional expenses and claims, some of which would be entitled to priority, which would be generated during the liquidation and from the rejection of leases and other executory contracts in connection with a cessation of the Debtors' operations, and (iii) the failure to realize the greater, going concern value of the Debtors' assets.

XI.      CONCLUSION AND RECOMMENDATION

                  The Debtors believe that confirmation and implementation of the Plan is preferable to any of the alternatives described above because it will provide the greatest recoveries to holders of Claims. In addition, other alternatives would involve significant delay, uncertainty and substantial additional administrative costs. The Debtors urge holders of impaired Claims to vote in favor of the Plan.

Dated: February 8, 2001
                                          Respectfully submitted:


                                          ----------------------------------
                                          JENNER & BLOCK, LLC
                                          Daniel R. Murray
                                          One IBM Plaza
                                          Chicago, Illinois 60611
                                          Telephone:  (312) 222-9350
                                          Fax: (312) 840-7353


                                          ----------------------------------
                                          HELLER, DRAPER, HAYDEN,
                                          PATRICK & HORN, L.L.C.
                                          William H. Patrick # 10359
                                          650 Poydras Street, Suite 2500
                                          New Orleans, Louisiana 70130
                                          Telephone:  (504) 568-1888
                                          Fax:  (504) 522-0949
                                          Attorneys for the Debtors

Dated: February 8, 2001
                              JCC HOLDING COMPANY,
                              a Delaware corporation

                              By:
                                 --------------------------------------------
                                    Frederick W. Burford
                                    President

                              JAZZ CASINO COMPANY, L.L.C.,
                              a Louisiana limited liability company

                              By:    JCC Holding Company, its sole member

                                    By:
                                       --------------------------------------
                                          Frederick W. Burford
                                          President

                              JCC CANAL DEVELOPMENT, L.L.C.,
                              a Louisiana limited liability company

                              By:    JCC Holding Company, its sole member

                                    By:
                                       --------------------------------------
                                          Frederick W. Burford
                                          President

                              JCC FULTON DEVELOPMENT, L.L.C.,
                              a Louisiana limited liability company

                              By:    JCC Holding Company, its sole member

                                    By:
                                       --------------------------------------
                                          Frederick W. Burford
                                          President

                              JCC DEVELOPMENT COMPANY, L.L.C.,
                              a Louisiana limited liability company

                              By:    JCC Holding Company, its sole member

                                    By:
                                       --------------------------------------
                                          Frederick W. Burford
                                          President

                                    EXHIBIT A

          DEBTORS' JOINT PLAN OF REORGANIZATION AS OF FEBRUARY 8, 2001

                           (SEE ACCOMPANYING DOCUMENT)

                                    EXHIBIT B

                               FINANCIAL FORECAST

                                    EXHIBIT C

                              LIQUIDATION ANALYSIS